                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [ ]   Confidential, For Use of the
                                               Commission Only (as permitted
                                               by Rule 14A-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    SJW CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Common Stock, $3.125 par value
          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
          3,045,147
          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          $128.00
          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
          $389,778,816.00
          ----------------------------------------------------------------------

     (5)  Total fee paid:
          $77,955.76
          ----------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

Notes:

                                   SJW CORP.

                                                                  MARCH 15, 2000

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of the Shareholders (the "Annual Meeting") of SJW Corp. ("SJW"), which will be held on April 20, 2000 at 10:00 a.m. local time, at the offices of SJW, 374 West Santa Clara Street, San Jose, California 95113.

     At the Annual Meeting, you will be asked to consider and vote upon the following proposals:

     1. To consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 28, 1999 (the "Merger Agreement"), among American Water Works Company, Inc., a Delaware corporation ("American Water Works"), and SJW Acquisition Corp., a wholly-owned subsidiary of American Water Works ("Merger Sub"), and SJW. If the shareholders of SJW approve and adopt the Merger Agreement, Merger Sub will be merged with and into SJW (the "Merger"), with the outstanding shares of SJW common stock ("Common Stock") being converted into the right to receive $128.00 per share in cash, without interest. As a result of the Merger, SJW will become a wholly-owned subsidiary of American Water Works. Shareholders of SJW will not become shareholders of American Water Works following the Merger. Detailed information concerning the Merger is set forth in the accompanying Proxy Statement and a copy of the Merger Agreement is attached as Annex A to the Proxy Statement, both of which you are urged to read carefully.

     2. To elect nine directors for the Board of Directors to serve until the next annual meeting of the shareholders and until their successors are chosen.

     3. To consider and act upon a proposal to ratify the selection of KPMG LLP as independent auditors of SJW for calendar year 2000.

     4. To act upon the shareholder proposal set forth in the enclosed Proxy Statement.

     5. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock held by shareholders of record at the close of business on March 13, 2000 (the "Record Date").

     Holders of Common Stock will be entitled to dissenters' rights under California law in connection with the Merger as described in the accompanying Proxy Statement.

     Your Board of Directors, after careful consideration, has unanimously approved the Merger Agreement and determined that the Merger is advisable, fair to, and in the best interests of SJW and its shareholders, and recommends that you vote "FOR" adoption of the Merger Agreement and the transactions contemplated thereby.

     IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

                                          Very truly yours,

                                          W. Richard Roth
                                          President and Chief Executive Officer

                                   SJW CORP.
                            ------------------------

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                 APRIL 20, 2000
                            ------------------------

To the Shareholders of SJW Corp.:

     The Annual Meeting of the Shareholders (including any adjournments or postponements thereof, the "Annual Meeting") of SJW Corp. ("SJW") will be held at the offices of SJW located at 374 West Santa Clara Street, San Jose, California 95113, on Thursday, April 20, 2000, at 10:00 a.m. local time for the following purposes:

          1. To consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 28, 1999 (the "Merger Agreement"), among American Water Works Company, Inc., a Delaware Corporation ("American Water Works"), and SJW Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of American Water Works ("Merger Sub"), and SJW. The Merger Agreement provides, among other things, for the merger of Merger Sub with and into SJW (the "Merger") pursuant to which each share of SJW's common stock, $3.125 par value ("Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock for which dissenters' rights are perfected) will be converted into the right to receive $128.00 per share in cash, without interest. As a result of the Merger, SJW will become a wholly-owned subsidiary of American Water Works. Shareholders of SJW will not become shareholders of American Water Works following the Merger. Detailed information concerning the Merger is set forth in the accompanying Proxy Statement and a copy of the Merger Agreement is attached as Annex A to the Proxy Statement, both of which you are urged to read carefully.

          2. To elect nine directors for the Board of Directors to serve until the next annual meeting of the shareholders and until their successors are chosen.

          3. To consider and act upon a proposal to ratify the selection of KPMG LLP as independent auditors of SJW for calendar year 2000.

          4. To act on the shareholder proposal set forth in the enclosed proxy statement.

          5. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

     Only holders of record of shares of Common Stock at the close of business on March 13, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination, for proper purposes, during ordinary business hours at SJW's corporate offices, 374 West Santa Clara Street, San Jose, California 95113, during the 10 days prior to the Annual Meeting. Adoption and approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock held by shareholders of record on the Record Date.

     In connection with the proposed Merger, dissenters' rights will be available to those shareholders of SJW who vote against adoption of the Merger Agreement and who otherwise meet and comply with the applicable requirements of
Section 1301 of the California General Corporation Law (the "CGCL"), a copy of which is included as Annex C to this Proxy Statement. Reference is made to the section entitled "Dissenters' Rights" in this Proxy Statement for a discussion of the procedures to be followed in asserting appraisal rights under Section 1301 of the CGCL in connection with the proposed Merger.

     YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES OF COMMON STOCK YOU OWN. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. IF YOU ARE PRESENT AT THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON THE MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Robert A. Loehr
                                          Secretary
                                          March 15, 2000

     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. STOCK CERTIFICATES SHOULD BE RETAINED UNTIL LETTERS OF TRANSMITTAL ARE RECEIVED AFTER THE EFFECTIVE TIME OF THE MERGER. See "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Procedures for Surrender of Certificates of Common Stock."

                                   SJW CORP.
                            ------------------------
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 20, 2000
                            ------------------------

     This Proxy Statement is being furnished to the holders of the common stock, $3.125 par value ("Common Stock"), of SJW Corp., a California corporation ("SJW"), in connection with the solicitation of proxies by the Board of Directors of SJW to be used at the Annual Meeting of SJW's shareholders to be held at 374 West Santa Clara Street, San Jose, California 95113, on April 20, 2000 at 10:00 a.m. local time and any adjournments or postponements thereof (the "Annual Meeting").

     At the Annual Meeting, the holders of shares of Common Stock will be asked to consider and vote upon the following proposals:

     (i) To approve and adopt the Agreement and Plan of Merger, dated as of October 28, 1999 ("Merger Agreement"), among American Water Works Company, Inc., a Delaware corporation ("American Water Works"), SJW Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of American Water Works ("Merger Sub"), and SJW. The Merger Agreement provides for the merger of Merger Sub with and into SJW (the "Merger"). As a result of the Merger, SJW will become a wholly-owned subsidiary of American Water Works;

     (ii) To elect nine directors for the Board of Directors to serve until the next annual meeting of the shareholders and until their successors are chosen;

     (iii) To consider and act upon a proposal to ratify the selection of KPMG LLP as independent auditors of SJW for calendar year 2000;

     (iv) To act on the shareholder proposal set forth in this Proxy Statement; and

     (v) To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

     Subject to the terms and conditions of the Merger Agreement, in the Merger each issued and outstanding share of Common Stock (other than Dissenting Shares (as defined herein)) will automatically be canceled and cease to exist and will be converted into the right to receive a per share amount equal to $128.00 per share in cash, without interest (the "Merger Consideration"). Upon the consummation of the Merger, shareholders of SJW will have no further interest in the surviving corporation. See "THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Description of the Merger" and "-- THE MERGER AGREEMENT -- The Merger." A copy of the Merger Agreement is attached to this Proxy Statement as Annex A.

     In connection with the proposed Merger, dissenters' rights will be available to those shareholders of SJW who vote against adoption of the Merger Agreement and who otherwise meet and comply with the requirements of Section 1301 of the California General Corporation Law (the "CGCL"), a copy of which is included as Annex C to this Proxy Statement. Reference is made to the section entitled "Dissenters' Rights" in this Proxy Statement for a discussion of the procedures to be followed in asserting dissenters' rights under Section 1301 of the CGCL in connection with the proposed Merger.

     SJW'S BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF SJW AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE ANNUAL MEETING.

     The close of business on March 13, 2000 (the "Record Date") has been fixed as the record date for determining the holders of SJW's Common Stock who are entitled to notice of and to vote at the Annual Meeting. As of March 7, 2000, there were 3,045,147 shares of Common Stock outstanding and entitled to vote.

This Proxy Statement is dated March 15, 2000 and, together with a copy of SJW's 1999 Annual Report, is first being mailed to registered holders of Common Stock on or about March 15, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
AVAILABLE INFORMATION.......................................      v
SUMMARY.....................................................      1
  SJW Corp..................................................      1
  American Water Works Company, Inc.........................      1
  The Annual Meeting........................................      2
  The Merger................................................      3
  The Merger Agreement......................................      5
THE ANNUAL MEETING..........................................      6
  Date, Time and Place......................................      6
  Purpose of the Annual Meeting.............................      6
  Voting Rights.............................................      6
  Vote Required.............................................      7
  Recommendation of the Board of Directors..................      7
  Voting and Revocation of Proxies..........................      7
  Dissenters' Rights........................................      8
  Solicitation of Proxies...................................      8
APPROVAL AND ADOPTION OF THE MERGER AGREEMENT...............      9
  Background................................................      9
  Reasons for the Merger....................................     11
  Description of the Merger.................................     12
  Opinion of SJW's Financial Advisor........................     12
  Regulatory Approvals......................................     17
  Federal Income Tax Consequences...........................     18
  Accounting Treatment......................................     18
  Merger Consideration......................................     19
  Closing and Effective Time of Merger......................     19
  Procedures for Surrender of Certificates of Common
     Stock..................................................     19
  Interests of Certain Persons in the Merger................     19
THE MERGER AGREEMENT........................................     22
  The Merger................................................     22
  Representations and Warranties............................     22
  Certain Pre-Closing Covenants.............................     22
  No Solicitation of Transactions...........................     25
  Employee Benefit Plans....................................     26
  Access to Information.....................................     27
  Cooperation and Reasonable Best Efforts...................     27
  Indemnification and Insurance.............................     28
  Conditions to the Consummation of the Merger..............     28
  Termination...............................................     28
  Expenses and Certain Required Payments....................     29
  Amendment and Waiver......................................     30
SELECTED FINANCIAL DATA.....................................     31
PRICE OF SJW COMMON STOCK; DIVIDENDS........................     31
SJW.........................................................     32
  General...................................................     32
  Water Supply..............................................     32

                                                                PAGE
                                                                ----
  Regulation and Rates......................................     32
  Franchises................................................     33
  Seasonal Factors..........................................     33
  Competition and Condemnation..............................     33
  Environmental Matters.....................................     33
  Employees.................................................     33
  Properties................................................     34
AMERICAN WATER WORKS COMPANY, INC...........................     34
DISSENTERS' RIGHTS..........................................     34
ELECTION OF DIRECTORS.......................................     36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     37
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................     39
EXECUTIVE COMPENSATION......................................     39
PENSION PLAN TABLE..........................................     40
EXECUTIVE COMPENSATION COMMITTEE REPORT.....................     40
PERFORMANCE GRAPH...........................................     42
RATIFICATION OF APPROVAL OF INDEPENDENT AUDITORS............     42
SHAREHOLDER PROPOSAL........................................     43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     45
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE...............     45
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     46
REPRESENTATIVES OF INDEPENDENT PUBLIC ACCOUNTANTS...........     46
SHAREHOLDER PROPOSALS.......................................     46
OTHER MATTERS...............................................     46

ANNEX A  Agreement and Plan of Merger dated as of October 28, 1999
ANNEX B  Opinion of Morgan Stanley & Co. Incorporated dated as of
         October 28, 1999
ANNEX C  Section 1301 of the CGCL Relating to Dissenters' Rights

                             AVAILABLE INFORMATION

     SJW is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by SJW with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the following regional offices of the SEC: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as SJW, that file electronically with the Commission. This material may also be inspected at the offices of American Stock Exchange (the "AMEX") at 86 Trinity Place, Floor 8, New York, New York.

     No person is authorized to give any information or to make any representations, other than as contained in this Proxy Statement, in connection with the Merger, and, if given or made, such information or representations must not be relied on as having been authorized by SJW. The delivery of this Proxy Statement shall not, under any circumstances, create an implication that there has been no change in the affairs of SJW or the information set forth herein since the date of this Proxy Statement.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Annexes hereto and the documents incorporated by reference herein. A copy of the Merger Agreement is set forth as Annex A to this Proxy Statement, and reference is made thereto for a complete description of the Merger. Shareholders are urged to read carefully the entire Proxy Statement, including the Annexes. As used in this Proxy Statement, the terms "SJW," "American Water Works" and "Merger Sub" refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries.

SJW CORP.

     SJW Corp. was incorporated in California on February 8, 1985. SJW is a holding company with two wholly-owned subsidiaries, San Jose Water Company and SJW Land Company.

     San Jose Water Company was originally incorporated under the laws of the State of California in 1866. The company was later reorganized and reincorporated as the San Jose Water Works. San Jose Water Works was reincorporated in 1985 as San Jose Water Company, with SJW Corp. as the parent holding company. The headquarters of SJW and its subsidiaries is at 374 West Santa Clara Street, San Jose, California 95113 and their telephone number is
(408) 279-7800.

     SJW Land Company was incorporated in October, 1985.

     San Jose Water Company is a public utility in the business of providing water service to a population of approximately 979,000 in an area comprising about 138 square miles in the metropolitan San Jose area.

     The principal business of San Jose Water Company consists of the production, purchase, storage, purification, distribution and retail sale of water. San Jose Water Company provides water service to customers in portions of the cities of Cupertino and San Jose and in the cities of Campbell, Monte Sereno, Saratoga and the Town of Los Gatos, and adjacent unincorporated territory, all in the County of Santa Clara in the State of California. It distributes water to customers in accordance with accepted water utility methods, which include pumping from storage and gravity feed from high elevation reservoirs.

AMERICAN WATER WORKS COMPANY, INC.

     American Water Works, a Delaware corporation, is the largest investor-owned and most geographically diverse water utility business in the United States. The company, through its 26 utility subsidiaries, is primarily engaged in the collection, treatment, distribution and sale of water. As of December 31, 1998, American Water Works' total water system production capacity was approximately
1.4 billion gallons a day. The company currently serves more than 900 communities with a total population of approximately 10 million in 23 states from Pennsylvania, New Jersey, Kentucky and Tennessee in the East and Southeast to Indiana, Missouri, California and New Mexico in the Midwest and West.

     In fiscal year 1999, American Water Works had consolidated operating revenues of $1,260,857,000, and net income to common stock of $134,965,000. American Water Works has experienced 5-year compound annual growth rates of 10% in dividends per common share, 4% in earnings per common share, 9% in book value per common share and 6% in consolidated operating revenues.

     Merger Sub, a Delaware corporation, and a wholly-owned subsidiary of American Water Works, was organized in connection with the merger and has not engaged in any business activities other than those related to the merger. The executive offices of American Water Works and Merger Sub are located at 1025 Laurel Oak Road, Voorhees, New Jersey 08043 and their telephone number is (856) 346-8200.

THE ANNUAL MEETING

     Date, Time and Place. The Annual Meeting of the Shareholders of SJW will be held at 374 West Santa Clara Street, San Jose, California 95113 on April 20, 2000 commencing at 10:00 a.m. local time.

     Purpose of the Annual Meeting. The purpose of the Annual Meeting is to consider and vote on proposals to (i) approve and adopt the Merger Agreement, pursuant to which, among other things, Merger Sub will be merged with and into SJW, SJW will become a wholly-owned subsidiary of American Water Works and the shareholders of SJW will receive the consideration described in this Proxy Statement; (ii) elect nine directors for the Board of Directors to serve until the next annual meeting of the shareholders and until their successors are chosen; (iii) ratify the selection of KPMG LLP as independent auditors of SJW for calendar year 2000; (iv) act on the shareholder proposal set forth in the enclosed proxy statement; and (v) transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

     Voting Rights. The Board of Directors has fixed the close of business on March 13, 2000 as the record date (the "Record Date") for the determination of SJW's shareholders entitled to notice of, and to vote at, the Annual Meeting. As of March 7, 2000, SJW had 3,045,147 shares of Common Stock outstanding. Holders of shares of Common Stock are entitled to one vote for each share of Common Stock held of record at the close of business on the Record Date. See "THE ANNUAL MEETING -- Voting Rights."

     Vote Required. The adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding as of the Record Date. The election of the Board of Director's nominees will require a plurality of the votes present in person pursuant to cumulative voting or by the affirmative vote of a majority of the shares present in person or represented by proxy without cumulative voting. The ratification of the approval of independent auditors will require the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. The approval of the shareholder proposal will require the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. See "THE ANNUAL MEETING -- Vote Required," "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Interests of Certain Persons in the Merger," "ELECTION OF DIRECTORS," "RATIFICATION OF APPROVAL OF INDEPENDENT AUDITORS," and "SHAREHOLDER PROPOSAL."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT; "FOR" THE ELECTION OF THE NINE CURRENT DIRECTORS WHO ARE NOMINATED FOR REELECTION; "FOR" RATIFICATION OF THE APPROVAL OF KPMG LLP AS INDEPENDENT AUDITORS; AND "AGAINST" APPROVAL OF THE SHAREHOLDER PROPOSAL.

     Dissenters' Rights. Each SJW shareholder may demand appraisal of his or her shares as provided in Section 1301 of the California General Corporation Law ("CGCL"). In order to exercise dissenters' rights, (i) the shareholder must deliver to SJW, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand appraisal of his or her shares of Common Stock if the Merger is effected and (ii) the shareholder must vote against adoption of the Merger Agreement. See "THE ANNUAL
MEETING -- Dissenters' Rights," "DISSENTERS' RIGHTS" and Annex C.

     Voting of Proxies. All shares of Common Stock represented by a properly executed proxy received in time for the Annual Meeting will be voted in the manner specified in the proxy. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in accordance with the recommendation of the Board of Directors. See "THE ANNUAL MEETING -- Voting and Revocation of Proxies."

     It is not expected that any matter other than that referred to herein will be brought before the shareholders at the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

     Adjournments; Revocability of Proxies. If the Annual Meeting is adjourned, for whatever reason, the approval of the Merger proposal shall be considered and voted upon by shareholders at the subsequent, reconvened meeting, if any.

     You may revoke your proxy at any time prior to its exercise (i) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy), (ii) by giving notice of revocation of your proxy at the Annual Meeting or (iii) by delivering (a) a written notice of revocation of your proxy or (b) a duly executed proxy relating to the matter to be considered at the Annual Meeting, bearing a date later than the proxy previously executed, to the Secretary of SJW, 374 West Santa Clara Street, San Jose, California 95113. Unless revoked in one of the manners set forth above, proxies in the form enclosed will be voted at the Annual Meeting in accordance with your instructions.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by SJW. Arrangements will be made to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Common Stock. Such persons will be paid reasonable out-of-pocket expenses. See "THE ANNUAL MEETING -- Solicitation of Proxies."

     HOLDERS OF COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

THE MERGER

     Effect of the Merger. At the effective time of the Merger (the "Effective Time"), Merger Sub will be merged with and into SJW and SJW will continue as the surviving corporation in the Merger. Subject to the terms and conditions of the Merger Agreement, in the Merger each issued and outstanding share of Common Stock (other than Dissenting Shares (as defined herein)) will automatically be canceled and cease to exist and will be converted into the right to receive the Merger Consideration of $128.00 per share in cash, without interest. As a result of the Merger, SJW will become a wholly-owned subsidiary of American Water Works.

     Recommendation of the Board of Directors. The Board of Directors has approved the Merger Agreement and the transactions contemplated thereby, determined that the Merger is advisable, fair to, and in the best interests of SJW and its shareholders, and recommends that the shareholders of SJW vote "FOR" the adoption of the Merger Agreement. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Background" and "-- Reasons for the Merger."

     Opinion of SJW's Financial Adviser. Morgan Stanley & Co. Incorporated ("Morgan Stanley"), SJW's financial advisor, has delivered a written opinion, dated October 28, 1999, to SJW's Board of Directors to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration to be received by the holders of the Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Morgan Stanley, which sets forth the assumptions made, matters considered and review undertaken, is attached as Annex B to this Proxy Statement and should be read carefully and in its entirety. See "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Opinion of SJW's Financial Advisor."

     Regulatory Approvals. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On December 16, 1999, SJW and American Water Works filed Notification and Report Forms under the HSR Act with the FTC and the Department of Justice's Antitrust Division. See "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Regulatory Approvals."

     SJW's wholly-owned utility subsidiary, San Jose Water Company, is regulated by the California Public Utilities Commission (the "CPUC"). Under applicable state laws, the Merger may not be consummated until the CPUC has approved the Merger. SJW and American Water Works expect to file a joint application for approval of the Merger with the CPUC in March 2000. See "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Regulatory Approvals."

     Federal Income Tax Consequences. The receipt of the Merger Consideration by SJW shareholders upon cancellation of shares of Common Stock pursuant to the Merger will be taxable transactions for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS) RESULTING FROM THE MERGER. See "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Federal Income Tax Consequences."

     Interests of Certain Persons in the Merger. Certain directors and executive officers of SJW have interests, described herein, that may present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of the conflicts described below and considered them in addition to the other matters described under "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Reasons for the Merger."

     Shares of Common Stock held by officers and directors of SJW will be converted into the right to receive the same consideration as shares of Common Stock held by other shareholders. The President and Chief Executive Officer and directors of SJW, the owners as a group of approximately 1,040,704 shares of Common Stock, have indicated that they intend to vote in favor of the proposal to adopt the Merger Agreement. Two directors of SJW, Roscoe Moss and George Moss, entered into a voting agreement that requires them to vote all shares of Common Stock held or controlled by them in favor of the Merger Agreement. See "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Interests of Certain Persons in The Merger" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     Under the SJW Corp. Transaction Incentive and Retention Program for Key Employees (the "Transaction Incentive and Retention Program"), all of the executive officers of SJW are eligible for retention bonus awards and certain executive officers are eligible for incentive bonus awards.

     Under the Transaction Incentive and Retention Program, each officer eligible for a retention bonus award and incentive bonus award, as applicable, who either (i) continues as an employee through the later of (a) 12 months following the execution date of the definitive acquisition agreement or (b) the closing of the acquisition following the requisite approval of the acquisition by the CPUC (the "Bonus Payment Date"), (ii) terminates his or her employment for "Good Reason" (as defined in the Transaction Incentive and Retention Program) following the closing of the acquisition and before the Bonus Payment Date or (iii) is terminated by reason of an "Involuntary Termination" (as defined in the Transaction Incentive and Retention Program) before the Bonus Payment Date shall receive a retention bonus award and incentive bonus award, as applicable. The retention bonus awards and incentive bonus awards shall be payable on the Bonus Payment Date. See "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Interests of Certain Persons."

     Under the Merger Agreement, approval or consummation of the Merger will constitute a "Change in Control" for purposes of the SJW employee benefits plans. As a result, the benefits provided in such employee benefits plans for officers of SJW will be affected. See "THE MERGER -- Interests of Certain Persons" and "THE MERGER AGREEMENT -- Employee Benefit Plans."

     Pursuant to the Merger Agreement, SJW and American Water Works have agreed for six years after the Effective Time to indemnify all present directors, officers and employees of SJW and its subsidiaries and SJW will, subject to certain limitations, maintain for six years current policies of directors' and officers' liability insurance and fiduciary liability insurance or substitute policies containing terms and conditions which are, in the aggregate, no less advantageous with respect to claims arising from facts or events occurring at or prior to the Effective Time. See "APPROVAL AND ADOPTION OF THE MERGER
AGREEMENT -- Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- Indemnification and Insurance."

THE MERGER AGREEMENT

     Closing and Effective Time. Subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into SJW at the Effective Time. The Closing will take place as soon as practicable, but in any event not later than the third business day, after the satisfaction or waiver of the conditions set forth in the Merger Agreement, unless another date is agreed to by the parties. If the Effective Time does not occur on or before October 28, 2000 (or, under certain circumstances, April 28, 2001), the Merger Agreement is subject to termination by either party, subject to certain exceptions. See "THE MERGER AGREEMENT -- Closing and Effective Time of the Merger."

     Representations and Warranties. The Merger Agreement contains customary representations and warranties by each of the parties. See "THE MERGER AGREEMENT -- Representations and Warranties."

     Preclosing Covenants. SJW has agreed that prior to Closing, it will carry on its businesses in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and that it will limit the sale of certain assets, continue current accounting and tax practices and refrain from entering into certain specified transactions out of the ordinary course of business without the consent of American Water Works. See "THE MERGER
AGREEMENT -- Certain Pre-Closing Covenants."

     Conditions to Closing. The obligations of SJW, American Water Works and Merger Sub to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite SJW shareholder approval, obtaining the required regulatory approvals, the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger, the validity of representations concerning the corporate structure, capital structure, corporate authority, board and shareholder approval and financial advisor's fees. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger."

     Termination. The Merger Agreement may be terminated by SJW or American Water Works under certain circumstances, some of which require SJW to pay American Water Works a termination fee of $17.5 million (the "Termination Fee"). See "THE MERGER AGREEMENT -- Termination" and "THE MERGER AGREEMENT -- Expenses and Certain Required Payments."

     Amendment. The Merger Agreement may be amended by the parties by written instrument at any time before or after shareholder approval; provided, however, that after shareholder approval, no amendment shall be made which by law or the rules of a relevant stock exchange requires further approval by the shareholders without such further approval.

                               THE ANNUAL MEETING

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of SJW for use at the Annual Meeting.

DATE, TIME AND PLACE

     The Annual Meeting of the Shareholders of SJW will be held at 374 West Santa Clara Street, San Jose, California 95113, on April 20, 2000 commencing at 10:00 a.m. local time.

PURPOSE OF THE ANNUAL MEETING

     At the Annual Meeting, SJW's shareholders will consider and vote upon proposals to (i) approve and adopt the Merger Agreement, pursuant to which among other things Merger Sub will be merged with and into SJW, SJW will become a wholly-owned subsidiary of American Water Works and the shareholders of SJW will receive the consideration described in this Proxy Statement; (ii) elect nine directors for the Board of Directors to serve until the next annual meeting of the shareholders and until their successors are chosen; (iii) ratify the selection of KPMG LLP as independent auditors of SJW for calendar year 2000;
(iv) act on the shareholder proposal set forth in this Proxy Statement; and (v) transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

VOTING RIGHTS

     The Board of Directors has fixed the close of business on March 13, 2000 as the Record Date. Only holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     As of March 7, 2000, SJW had 3,045,147 shares of Common Stock outstanding. Holders of shares of outstanding Common Stock are entitled to one vote for each share of Common Stock held of record at the close of business on the Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of outstanding Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. For purposes of determining the presence of a quorum, abstentions and shares represented by a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares ("broker non-votes") will be counted as shares present. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the Merger Agreement has received sufficient votes for approval and, therefore, will have the effect of a vote against the proposal that shareholders approve and adopt the Merger Agreement. Abstentions, which may be specified on all proposals other than the election of directors, are counted as votes cast on all proposals presented to shareholders except for approval and adoption of the Merger Agreement; whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. All shares represented by duly executed proxies will be voted "FOR" the election as directors of each of the nominees named in this Proxy Statement unless the proxy is marked to indicate that such authority is withheld. Though not anticipated, in the event any of the nominees should be unavailable to serve as a director, it is the intention of the persons named on the enclosed proxy to vote "FOR" the election of such other person or persons as the Board of Directors may designate as a nominee.

     Proxies in the form accompanying this Proxy Statement are solicited by SJW's Board of Directors. Shares of Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted "FOR" approval and adoption of the Merger Agreement, "FOR" election of the Board of Director's nominees, and "FOR" ratification of the selection of KPMG LLP as independent auditors of SJW, "AGAINST" the shareholder proposal and in the proxyholder's discretion with respect to such other business or matters which might otherwise properly come before the meeting

     If SJW does not receive by the time scheduled for the Annual Meeting a sufficient number of signed proxies to enable approval of the proposals described in this Proxy Statement SJW may propose one or more adjournments or postponements of the Annual Meeting to permit continued solicitation of proxies with respect to such approval. Adjournment or postponement of the Annual Meeting will be proposed only if the Board of Directors believes that additional time to solicit proxies might permit the receipt of sufficient votes to approve the proposals. It is anticipated that any such adjournment or postponement would be for a relatively short period of time, but in no event for more than 90 days. Any shareholder may revoke such shareholder's proxy during any period of adjournment or postponement in the manner described below.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement. A plurality of the votes present in person pursuant to cumulative voting or by the affirmative vote of a majority of the shares present in person or represented by proxy without cumulative voting is required for the election of the Board of Director's nominees. The affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required for the ratification of the approval of independent auditors and for approval of the shareholder proposal. As of December 31, 1999, directors and executive officers of SJW and their affiliates as a group beneficially held 1,044,102 shares representing 34.3% of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. The directors and President and Chief Executive Officer of SJW have indicated that they intend to vote such shares of Common Stock in favor of the proposal to adopt the Merger Agreement. Roscoe Moss and George Moss, directors of SJW who together beneficially hold 1,021,690 shares representing 33.5% of the outstanding shares of Common Stock, have entered into voting agreements that require them to vote all shares of Common Stock held or controlled by them in favor of the Merger Agreement. See "THE ANNUAL MEETING -- Vote Required," "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Interests of Certain Persons in the Merger", "ELECTION OF DIRECTORS, RATIFICATION OF APPROVAL OF INDEPENDENT DIRECTORS, SHAREHOLDER PROPOSAL" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of SJW has unanimously approved the Merger and the Merger Agreement and determined that the Merger is advisable, fair to, and in the best interests of SJW and its shareholders. The determination by the Board of Directors that the Merger is advisable, fair to and in the best interests of SJW and its shareholders was based on a number of factors, including most significantly an evaluation of the business and prospects of SJW and the determination by the Board of Directors that the Merger was the best of the strategic alternatives available to enhance shareholder value. For a description of the material factors considered by the Board of Directors in connection with the Merger, see "APPROVAL AND ADOPTION OF MERGER -- Reasons for the Merger." THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, "FOR" ELECTION OF THE BOARD OF DIRECTORS' NOMINEES, "FOR" RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS OF SJW AND "AGAINST" APPROVAL OF THE SHAREHOLDER PROPOSAL.

VOTING AND REVOCATION OF PROXIES

     All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions indicated on the proxies unless the proxies have been previously revoked. Unless contrary direction is given, all shares represented by such proxies will be voted "FOR" approval and adoption of the Merger Agreement, "FOR" election of the Board of Directors' nominees, "FOR" ratification of the selection of KPMG LLP as independent auditors of SJW, "AGAINST" approval of the shareholder proposal and in the proxy holders' discretion as to such other matters incident to the conduct of the Annual Meeting as may properly come before the shareholders.

     The Board of Directors is not aware of any matters other than those specifically stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning the Annual Meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Any adjournment of the Annual Meeting will require the affirmative vote of the holders of at least a majority of the shares of Common Stock represented at the Annual Meeting (regardless of whether those shares of Common Stock constitute a quorum).

     A shareholder of SJW executing and returning a proxy has the power to revoke it at any time before it is voted. A shareholder who wishes to revoke a proxy can do so by (i) executing a later-dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of SJW at or before the Annual Meeting, (ii) delivering to the Secretary of SJW a written notice of revocation bearing a later date than the proxy, or (iii) appearing in person at the Annual Meeting and voting in person the shares of Common Stock to which the proxy relates (attendance at the Annual Meeting in and of itself will not constitute revocation of a proxy). Any written notice of revocation should be sent to SJW at 374 West Santa Clara Street, San Jose, California 95113,
Attention: Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

DISSENTERS' RIGHTS

     Each holder of record of Common Stock has a right to dissent with respect to the Merger, and, if the Merger is consummated, subject to certain conditions, to receive cash payment equal to the fair market value of his or her shares by complying with the provisions of California law, including Section 1301 of the CGCL. A shareholder wishing to do so must vote against adoption of the Merger Agreement and must deliver to SJW, prior to the vote being taken on the Merger at the Annual Meeting, written demand to purchase his or her dissenting shares if the Merger is effected. If demands for purchase are not filed with respect to five percent or more of the outstanding shares of Common Stock, no shareholder of SJW, other than a holder of shares that are restricted by SJW or applicable law or regulation as to transfer, will have dissenters' rights. The full text of
Section 1301 of the CGCL is attached as Annex C hereto. See "DISSENTERS' RIGHTS" for a further discussion of such rights.

SOLICITATION OF PROXIES

     SJW will bear the cost of the solicitation of Proxies and the cost of printing and mailing this Proxy Statement. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and SJW will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     HOLDERS OF SJW COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WILL BE AS SET FORTH IN THIS PROXY STATEMENT. See "APPROVAL AND ADOPTION OF THE MERGER
AGREEMENT -- PROCEDURES FOR SURRENDER OF CERTIFICATES OF COMMON STOCK."

                 APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

     At the Annual Meeting, SJW's shareholders will also consider and vote upon a proposal to approve and adopt the Merger Agreement.

BACKGROUND

     Approximately 41.7% of the Common Stock is beneficially held by two directors, Roscoe Moss and George Moss (the "Moss Brothers"), and by entities and persons related to them. The remainder of the Common Stock is widely held.

     The latter part of 1998 and the early first half of 1999 has been a period of unprecedented acquisition activity in the water industry, and the Moss Brothers and the officers and other directors of SJW have been aware of that activity.

     In January of 1999, the Moss Brothers were approached by an investment banker representing a very large foreign business enterprise with extensive holdings in the water business. The investment banker proposed a two-step approach to the acquisition of SJW. The first step would have involved locking up the Moss Brothers' stock, and the second step would have involved extending the purchase offer on the same terms to other shareholders. At that time the Common Stock was trading around $60 per share. The Moss Brothers consulted with their own counsel concerning, among other things, their fiduciary duties in connection with any possible sale of SJW. After some discussion the Moss Brothers did not elect to pursue the proposal as it did not seem to provide the maximum possible benefits to the shareholders, and because of concerns about the sale procedure. After the announcement of a transaction in March 1999, involving the purchase of another public water company, the Moss Brothers held discussions with investment bankers concerning methods and procedures by which they and other shareholders of SJW could obtain maximum value for their shares. In early June 1999, an acquisition of a domestic U.S. water company by a foreign company was announced at a very favorable valuation. Following the announcement of that acquisition, the Common Stock price moved from the mid to high $70's. After consulting with their own legal counsel, the Moss Brothers advised the Chairman of the Board of SJW that, in light of the acquisition activity in the water industry and the prices being paid for water companies, they believed that SJW should engage an investment banker to determine the best manner in which shareholder values could be maximized, including the consideration of a possible sale of SJW.

     Accordingly, a special meeting of the Board of Directors of SJW was held on June 15, 1999 so that the directors could directly hear the views of the Moss Brothers on this matter, and make a determination with respect to a course of action. George Moss noted for the Board that in the last year there had been unprecedented consolidation in the water industry, and the sales value of water companies had increased considerably. He noted that there were relatively few investor owned water companies, and expressed the view that the time was appropriate to consider taking advantage of the acquisition activity going on in the industry. Mr. Moss also reviewed for the Board the January 1999 approach which had been made by the investment banker to the Moss Brothers to acquire the Moss Brothers' interest, and stated their conclusion that if there was to be a sale of their interest it should be in conjunction with the sale of SJW, so that all shareholders could share on the same terms in the sale proceeds. He urged the Board to consider retaining an investment banker to advise the Board on the best method for maximizing shareholder value. The Board then appointed a Strategic Alternatives Committee consisting of Messrs. Roscoe Moss, George Moss, Drew Gibson, Charles Toeniskoetter, Philip DiNapoli and Mark L. Cali with the instructions that such committee should retain an investment banker to advise SJW, and bring back to the Board of Directors a recommendation on the strategic alternatives available to SJW.

     On June 23, 1999, the Strategic Alternatives Committee held a meeting at which it received presentations from three investment banking firms. The three firms separately advised the Board on how they would proceed in determining the value of SJW, exploring the strategic alternatives available, and the process of achieving maximum shareholder value.

     On June 30, 1999, the Strategic Alternatives Committee held another meeting at which it reviewed the terms of an engagement proposed by the investment banking firms with which they had earlier met, and determined to engage Morgan Stanley & Co. Incorporated ("Morgan Stanley"). Accordingly, the Strategic Alternatives Committee instructed the management to proceed with the engagement of Morgan Stanley, and to ask that investment banking firm to prepare an analysis of strategic alternatives available and a recommendation concerning a course of action. The Common Stock closed at $79.625 on June 30, 1999. On July 13, 1999, SJW entered into an Engagement Letter with Morgan Stanley.

     On July 29, 1999, the entire Board of Directors met with representatives of Morgan Stanley to hear the results of Morgan Stanley's preliminary analysis of potential strategic alternatives for SJW. Morgan Stanley discussed with the Board certain of its preliminary analyses based on a sale of SJW, including an analysis of the premiums obtained in precedent transactions. Morgan Stanley and the Board of Directors also reviewed the possibility of internal growth by SJW, but discussed that such a plan was less likely to achieve in any reasonable period the potential values then currently available to shareholders through a sale of SJW. Accordingly, the Board of Directors decided to proceed with an auction process. The auction would involve the solicitation of indications of interest followed by the distribution of a confidential offering memorandum to those potential buyers who were willing to enter into confidentiality agreements, culminating in the submission of preliminary bids in mid-September 1999 at the end of the first phase. If the Board was satisfied with the level of preliminary bids, the qualified bidders would be invited to participate in phase two, which would consist of full management presentations, due diligence, and the negotiation of definitive agreements. The Board authorized Morgan Stanley to proceed with the first phase of this process and to report back to the Board of Directors on September 22, 1999. On July 29, 1999, the Common Stock closed at $80.875.

     Morgan Stanley, in carrying out its assignment for SJW and on SJW's behalf, contacted 15 potential bidders, which included all of the major companies which had been identified in precedent transactions as bidders interested in acquiring water properties like SJW. Of the companies contacted, 12 signed confidentiality agreements and received copies of the confidential offering memorandum. In mid-September, eight companies submitted phase one proposals which included non-binding indications of a range of price for the purchase of SJW. Based on those indications, five bidders were selected by the Board of Directors to continue on with phase two of the process, which involved full management presentations, due diligence and the distribution of a draft of the Merger Agreement.

     On September 28, 1999, SJW received an inquiry from the American Stock Exchange which noted unusually high trading volumes and price volatility in the Common Stock, and stated that the exchange had suspended trading pending a statement from SJW. In response to that action by the American Stock Exchange, SJW issued a press release on September 28 stating that the Board of Directors had retained Morgan Stanley to assist it in exploring the strategic alternatives, including the possible sale of SJW. The closing price of the Common Stock on September 27, 1999, was $87.25.

     In early October, an additional bidder expressed an interest in SJW, signed a confidentiality agreement and was admitted into the phase two process. At about the same time, another additional bidder contacted Morgan Stanley, signed a confidentiality agreement and received a confidential offering memorandum.

     On October 25, the Board of Directors held a telephonic Board Meeting at which Morgan Stanley presented a summary of the bids received and legal counsel presented a summary of changes to the draft Merger Agreement that had been proposed by each bidder. American Water Works' bid had the highest price and the Moss Brothers expressed their willingness to sell their shares at the price offered by American Water Works. Based on those presentations the Board of Directors authorized management, Morgan Stanley, and legal counsel to proceed immediately with the negotiations of a definitive merger agreement with American Water Works. The Common Stock closed at $104.875 on October 25, 1999.

     Executives of American Water Works, its legal counsel and its investment bankers assembled with representatives of SJW, Morgan Stanley and SJW's legal counsel in San Francisco on October 26, 1999. Negotiations continued into the evening of October 26 and throughout the day on October 27. The parties were aware in these negotiations that SJW's Board would be holding its regular meeting on the morning of October 28. Based on the progress made through October 27, SJW's management asked the Board of

Directors to schedule a continuation of the regularly scheduled meeting to the afternoon of October 28 for the purpose of receiving a presentation on the terms of the definitive transaction expected to be reached with American Water Works. Agreement on the terms of transaction was reached on the morning of October 28. The final form of the Merger Agreement, Morgan Stanley's analysis and opinion as to the fairness of the Merger Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement from a financial point of view, and an analysis of the terms of the transaction by legal counsel, were presented to the Board on the afternoon of October 28. Following that presentation, the Board unanimously approved the Merger in which each share of the Common Stock would be converted into $128.00, and the Merger Agreement and determined that the Merger is advisable, fair to and in the best interests of SJW and its shareholders. The definitive Merger Agreement was signed following that approval. The Common Stock closed at $106 on October 28.

REASONS FOR THE MERGER

     The Board of Directors of SJW unanimously approved the Merger and the Merger Agreement and determined that the Merger is advisable, fair to and in the best interests of SJW and its shareholders. The Board recommends that holders of Common Stock vote FOR adoption of the Merger Agreement. In the course of reaching its decision to approve the Merger Agreement and the Merger, the Board of Directors consulted with SJW's legal and financial advisors and considered a number of factors, including the following:

          (1) The fact that the value to be received by the shareholders of SJW in the Merger is substantially greater than the values to shareholders that could be achieved in any reasonable period by continued holding of the Common Stock.

          (2) The presentation of Morgan Stanley at the October 28, 1999 Board meeting and the opinion of Morgan Stanley delivered at the October 28, 1999 Board meeting to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the Merger Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. SJW chose Morgan Stanley as its financial adviser based on its qualifications, expertise and reputation. See "THE
     MERGER -- Opinion of SJW's Financial Adviser."

          (3) The relationship of the merger consideration of $128 per share to the historical and current market prices for the shares of Common Stock preceding the announcement of the Merger, including the fact that the merger price of $128 per share represents a premium of approximately 21% over the $106 closing sale price of the shares of Common Stock on October 28, 1999, the last trading day before the announcement that SJW had entered into the Merger Agreement, and a premium of approximately 47% over the $87.25 closing price of the shares of Common Stock on September 27, 1999, the last trading day before the announcement that SJW had retained Morgan Stanley to explore the possible sale of SJW. See "PRICE OF SJW COMMON STOCK."

          (4) The expressed willingness of the Moss Brothers to sell their shares at the price offered, and the fact that the Merger Agreement provided a way for all SJW shareholders to participate in the control premium available on sale of ownership control of SJW.

          (5) The process undertaken by SJW with the assistance of Morgan Stanley to obtain acquisition proposals, which was designed to result in obtaining the highest values reasonably available for SJW, and the conclusion that the American Water Works bid satisfied that objective. See "THE MERGER -- Background."

          (6) The Board of Directors' assessment that American Water Works has the financial capability to acquire SJW for the Merger Consideration, coupled with the fact that there are no financing conditions relating to the Merger. Furthermore, based on American Water Works' operating history, its reputation in the industry (including its reputation for customer service) and its good relations with regulatory authorities, and the limited conditions to closing set forth in the Merger Agreement, the Board of

     Directors believed, in its selection of American Water Works, that an acquisition transaction could be effected relatively quickly and in an orderly manner. See "THE MERGER AGREEMENT."

          (7) The Board of Directors' belief that the regulatory approval necessary to consummate the Merger could be obtained. In forming such belief, the Board recognized that the CPUC will consider whether American Water Works is financially, technologically and managerially suitable to control SJW and the ability of the SJW to continue to provide safe, adequate and reliable service to the public through its plant, equipment and manner of operation if the application before the CPUC is approved. The Board believed that American Water Works will satisfy CPUC concerns.

          (8) The fact that the Merger Agreement requires that the Merger be submitted to the shareholders of SJW for approval, which allows for an informed vote of shareholders on the merits of the transaction without requiring a tender of shares or other potentially coercive transaction structure and the fact that the Merger Agreement provides that it may be terminated by SJW if such approval is not received.

          (9) The fact that California law provides for dissenters' rights in the case of the transaction contemplated by the Merger Agreement. See "THE ANNUAL MEETING -- Dissenters' Rights," "DISSENTERS' RIGHTS" and Annex C.

          (10) The other terms and conditions of the Merger Agreement, including
     (i) those relating to fees payable to American Water Works upon termination of the Merger Agreement as a result of competing offers and (ii) those relating to the ability of the Board to consider unsolicited offers from third parties prior to the adoption by SJW's shareholders of the Merger Agreement.

          (11) The fact that the consideration provided by the American Water Works bid was superior to that offered in competing bids.

     The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors. In the course of its deliberations, the Board of Directors did not establish a range of values for SJW; however, based on the factors outlined above, the Board of Directors, by the unanimous vote of the directors, approved the Merger and the Merger Agreement and determined that the Merger is advisable, fair to, and in the best interest of SJW and its shareholders.

DESCRIPTION OF THE MERGER

     Pursuant to the Merger Agreement and on the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into SJW. As a result of the Merger, the separate corporate existence of Merger Sub will cease and SJW will continue as a wholly-owned subsidiary of American Water Works. See "THE MERGER AGREEMENT."

     At the Effective Time, except with respect to Dissenting Shares (see "DISSENTERS' RIGHTS"), each issued and outstanding share of Common Stock will automatically be canceled and cease to exist and will be converted into the right to receive the Merger Consideration of $128.00 in cash, without interest. As a result of the Merger, SJW will be a wholly-owned subsidiary of American Water Works.

OPINION OF SJW'S FINANCIAL ADVISOR

     Under a letter agreement dated July 13, 1999 SJW engaged Morgan Stanley to provide financial advisory services in connection with a review of SJW's strategic options and any related transaction. The SJW Board of Directors selected Morgan Stanley as SJW's financial advisor based on Morgan Stanley's qualifications, expertise and reputation. At the meeting of the Board of Directors of SJW on October 28, 1999, Morgan Stanley delivered to the Board of Directors its opinion, subsequently confirmed in writing, that as of October 28, 1999 and based upon and subject to the various considerations described in its opinion, the merger consideration to be received by holders of shares of Common Stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Common Stock.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION, DATED OCTOBER 28, 1999, WHICH DESCRIBES, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. SJW'S SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE SJW BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES OF STOCK PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS AS OF THE DATE OF THE OPINION. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF COMMON STOCK AS TO HOW TO VOTE AT THE ANNUAL MEETING. THIS SUMMARY OF MORGAN STANLEY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of SJW;

     - reviewed certain internal financial statements and other financial and operating data concerning SJW prepared by the management of SJW;

     - analyzed certain financial projections prepared by the management of SJW;

     - discussed the past and current operations and financial condition and the prospects of SJW, including the strategic rationale for the merger, with senior executives of SJW;

     - reviewed the reported prices and trading activity for the common stock;

     - compared the financial performance of SJW and the prices and trading activity of the common stock with that of certain other comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - participated in discussions and negotiations among representatives of SJW and American Water Works and their financial and legal advisors;

     - reviewed the draft merger agreement and certain related documents; and

     - performed such other analyses and considered such factors as Morgan Stanley deemed appropriate.

     Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of SJW. In addition, Morgan Stanley has assumed that the Merger will be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of SJW, nor has it been furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of October 28, 1999.

     The following is a brief summary of the material analyses performed by Morgan Stanley in connection with the preparation of its opinion letter dated October 28, 1999. Certain of these summaries of financial analyses include information presented in a tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Comparative Stock Price Performance. Morgan Stanley reviewed the recent stock price performance of SJW and compared its performance with that of the following group of peer companies:

     - American States Water Company ("American States Water")

     - American Water Works

     - California Water Service Company ("California Water Service")

     - Connecticut Water Service, Inc. ("Connecticut Water Service")

     - E'Town Corporation ("E'Town")

     - Middlesex Water Company ("Middlesex Water")

     - Philadelphia Suburban Water Company ("Philadelphia Suburban")

     In addition, Morgan Stanley compared the stock price performance of SJW with that of the Standard & Poor's 500 Index.

     The following table presents the increase in the stock prices for these groups, as compared to the change in the stock prices for SJW's Common Stock, from October 22, 1998 to October 22, 1999.

                                                                PERCENTAGE
                                                                 INCREASE
                                                                ----------
SJW.........................................................       102%
SJW Peer Group (as listed above)............................         7%
S&P 500 Index...............................................        21%

     Peer Companies Comparison. Morgan Stanley reviewed financial information, including the price to forecasted fiscal 1999 earnings multiples, the price to book value multiples, and the aggregate value to earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples for companies with some shared characteristics to SJW.

     The financial information was based on a compilation of earnings projections by securities research analysts, the book value as of June 30, 1999 and the EBITDA for the 12-month period ended June 30, 1999. The stock price for the peer companies and SJW is as of October 22, 1999. The table below summarizes these analyses and the relevant statistics for SJW.

                                                                                           AGGREGATE
                                                                          PRICE TO 1999    VALUE/LTM
                                                              1999 P/E     BOOK VALUE       EBITDA
                                                              --------    -------------    ---------
                                                                      (AS OF JUNE 30, 1999)
    Unaffected Large Cap. Water Companies
    American Water Works                                        17.4           1.81x          11.1x
    Philadelphia Suburban                                       20.2           2.54           10.3
    MEDIAN                                                      18.8           2.17X          10.7X
----------------------------------------------------------------------------------------------------
    Unaffected West Coast Companies
    California Water Service                                    16.5           1.95x           8.1x
    American States Water                                       19.0           1.98            8.7
    MEDIAN                                                      17.8           1.97X           8.4X
----------------------------------------------------------------------------------------------------
    Unaffected East Coast Companies
    E'Town                                                      17.5           1.75x          13.2x
    Connecticut Water Service                                   17.9           2.18           10.0
    Middlesex Water                                             20.4           2.16           13.1
    MEDIAN                                                      17.9           2.16X          13.1X
----------------------------------------------------------------------------------------------------
    Affected Companies
    United Water Resources                                      26.5           2.75x          13.9x
    Aquarion Company ("Aquarion")                               23.6           2.72            8.5
    Dominguez Services Corporation ("Dominguez")                18.8           2.63           11.4
    MEDIAN                                                      23.6           2.72X          11.4X
----------------------------------------------------------------------------------------------------
    SJW                                                         20.4           2.36X           9.8X
----------------------------------------------------------------------------------------------------

     No company utilized in the SJW peer companies comparison analysis is identical to SJW. In evaluating the peer companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond SJW's control, including the impact of competition on SJW's business and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of SJW or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data. Based upon Morgan Stanley's peer companies analysis, the range of per share values for the common stock was between $77.56 and $107.23. As of October 28, 1999, the Common Stock price of the Company was $106.00 and the merger consideration was $128 per share.

     Analysis of Selected Precedent Transactions. Morgan Stanley reviewed the following water transactions:

                               ACQUIROR/ACQUIREE
           ----------------------------------------------------------
           American Water Works/Citizens Water Resources
           Suez Lyonnaise des Eaux Group/United Water Resources
           Kelda Group plc/Aquarion
           California Water Service/Dominguez
           American Water Works/National Enterprises, Inc.
           Philadelphia Suburban/Consumers Water Company
           Northern Indiana Public Service Company
           ("NIPSCO")/Indianapolis Water

     Morgan Stanley compared certain publicly available statistics for these transactions to the relevant financial statistics for SJW in connection with its proposed merger with American Water Works.

     The following table presents a comparison, as of June 30, 1999, of the median and mean earnings multiples for the last 12 months and implied premium to offer price based on the closing price of the relevant stock one day and one month before the announcement of the relevant transaction against the respective earnings multiple and implied premium for the Merger.

                                                           EQUITY
                                                         VALUE/LTM     PREMIUM TO UNAFFECTED PRICE
                                                         ----------    ----------------------------
                                                         NET INCOME    1 MONTH PRIOR    1 DAY PRIOR
                                                         ----------    -------------    -----------
American Water Works/Citizens Water Resources(1).......  N.A....           N.A.            N.A.
Suez/United Water Resources............................     34.1           48.5            12.7
Kelda Group plc/Aquarion...............................     24.9           42.5            19.3
California Water/Dominguez.............................     33.8           52.7            32.5
American Water Works/National Enterprises..............     25.6       N.A.....            N.A.
Philadelphia Suburban/Consumers Water..................     22.8           42.9            26.0
NIPSCO/Indianapolis Water..............................     23.6           44.6            23.1

---------------
Note: (1) Asset sale (not publicly traded).

     No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond SJW's control, such as the impact of competition on SJW and the industry generally, industry growth or consolidation and the absence of any material adverse change in the financial condition and prospects of SJW or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data. Based upon Morgan Stanley's precedent transactions analysis, the range of values for SJW's common stock was between $123.95 and $141.39 per share.

     Discounted Equity Value. Morgan Stanley performed an analysis of the present value per share of SJW from SJW's cash flow projections. Morgan Stanley calculated terminal values by applying a range of perpetual growth rates to the unlevered free cash flow in fiscal 2008. The cash-flow streams and terminal values were then discounted to the present using a range of discount rates of 5.5% -- 6.5%.

     The following table presents the ranges of discount rates and present values per share of stock as of October 22, 1999:

                        DISCOUNTED EQUITY VALUE ANALYSIS

                                                                         RANGE OF PRESENT
                                                                        VALUES PER SHARE OF
                                             RANGE OF DISCOUNT RATES           STOCK
                                             -----------------------    -------------------
SJW stand-alone (based on SJW's cash flow
  projections).............................       6.0% - 6.5%           $105.24 - $121.64
SJW (sum-of-the-parts)(1)..................   5.75%(2) - 12.5%(3)       $109.72 - $125.66

     --------------------
     Notes: (1) Represents sum of value from water, real estate, and California
                Water investment.

             (2) Represents discount rate for regulated water utility only.

             (3) Represents discount rate for real estate.

     In connection with the review of the Merger by the Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of SJW.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SJW. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement from a financial point of view to such holders and were conducted in connection with the delivery of Morgan Stanley's opinion to the Board of Directors. The analyses do not purport to be appraisals or to reflect the prices at which SJW common stock might actually trade.

     The merger consideration and the terms of the merger agreement were determined through arm's-length negotiations between SJW and American Water Works and were approved by the SJW Board of Directors. Morgan Stanley did not recommend any specific consideration to SJW or that any specific consideration constituted the only appropriate consideration for the merger. In addition, as described above, Morgan Stanley's opinion and presentation to SJW's Board of Directors was one of the many factors taken into consideration by SJW's board in making its decision to approve the merger. Consequently, Morgan Stanley's analyses as described above should not be viewed as determinative of the opinion of SJW's Board of Directors with respect to the value of SJW or of whether the Board of Directors would have been willing to agree to a different form of consideration.

     SJW's Board of Directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of SJW or American Water Works.

     Pursuant to its letter agreement with SJW, Morgan Stanley provided financial advisory services and financial opinions in connection with the merger, and SJW agreed to pay Morgan Stanley's customary fees, including a transaction fee contingent upon the consummation of the merger. SJW has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses incurred in performing its services.

     In addition, SJW has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

REGULATORY APPROVALS

     Certain aspects of the Merger will require notification to, and filings with, the CPUC and the California Department of Health Services.

     Antitrust Regulation. Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Department of Justice's Antitrust Division. On December 16, 1999, SJW and American Water Works filed Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division. At any time before or after consummation of the Merger, notwithstanding that early termination of the waiting period under the HSR Act has been granted, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of SJW. At any time before or after the Effective Time, and notwithstanding that early termination of the waiting period under the HSR Act has been granted, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of SJW. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     While there can be no assurance that the Merger will not be challenged by a governmental authority or private party on antitrust grounds, SJW and American Water Works believe that the Merger can be effected in compliance with federal and state antitrust laws.

     Utilities Regulation. Sections 851, 852 and 854(a) of the California Public Utilities Code provide, in summary, that the merger or acquisition of a California public utility shall be void without first obtaining the prior authorization of the CPUC. Under Section 853(a), the applicable standard is a finding by the CPUC that the acquisition is in "the public interest." A significant criterion applied by the CPUC to such proceedings is whether the acquisition will adversely affect the ratepayers of either the acquiring or acquired utility.

     Under the provisions of the Public Water System Investment and Consolidation Act of 1997 (Public Utilities Code Sections 2718, 2720), the California Legislature has created incentives to encourage such acquisitions where their resulting economies of scale will provide benefits to ratepayers. Under Section 2720(d), the CPUC retains all powers and responsibilities granted to it pursuant to Sections 851 and 852. Under this Act the CPUC is mandated to apply a fair market value standard to establish the rate base for the merged entities for ratesetting purposes. The CPUC, in applying the "public interest" standard, may be expected to look to the potential savings accruing as a result of the economies of scale from such acquisitions and the impact on the financial condition, quality of service, quality of management, employees, shareholders and local economies, of the respective companies.

     SJW and American Water expect to file in March 2000 a joint application for CPUC approval. SJW and American Water believe that application will fully comply with the requirements of California law and will include information intended to demonstrate such compliance. Formal protests to that application are likely. If those protests cannot be resolved by an agreement approved by the CPUC, the matter will proceed to a formal evidentiary hearing and decision by the CPUC. SJW and American Water can give no assurance that the necessary CPUC approval will be obtained in a timely manner or at all. Moreover, it is possible the CPUC approval will include conditions that, if accepted, will result in a material adverse affect on SJW or American Water. If so, the parties will not be obligated to consummate the Merger.

FEDERAL INCOME TAX CONSEQUENCES

     The receipt of the Merger Consideration by each holder of shares of Common Stock upon the cancellation of Common Stock pursuant to the Merger will be taxable transactions for U.S. federal income tax purposes under the Code and may also be taxable transactions under applicable state, local, foreign and other tax laws.

     Generally, a shareholder of SJW who receives cash in exchange for shares of Common Stock pursuant to the Merger will, for U.S. federal income tax purposes, recognize gain or loss equal to the difference between the amount of cash received and such shareholder's adjusted tax basis in the Common Stock exchanged therefor. If the Common Stock is held by a shareholder as a capital asset, gain or loss recognized by the shareholder will be a long-term capital gain or loss if the shareholder's holding period for the Common Stock exceeds one year. In the case of a noncorporate taxpayer, the current maximum U.S. federal income tax rate on net long-term capital gains generally is 20%.

     Payments of cash to a holder of shares of Common Stock will generally be subject to information reporting requirements. "Backup" withholding at a rate of 31% will apply to such payments, unless the holder furnishes its taxpayer identification number in the manner prescribed in the applicable U.S. Treasury regulations, certifies that such number is correct and meets certain other conditions. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Such "backup" withholding can be avoided if a shareholder properly completes the letter of transmittal that the exchange agent in connection with the Merger ("Exchange Agent") will mail to each shareholder as soon as reasonably practicable after the Effective Time, and includes in such letter the shareholder's correct taxpayer identification number. See "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Procedures for Surrender of Certificates of Common Stock."

     The discussion set forth above as to the material federal income tax consequences of the Merger is based upon the provisions of the Code, applicable U.S. Treasury regulations thereunder, judicial decisions and current administrative rulings, all as in effect on the date hereof and all of which are subject to change at any time possibly with retroactive effect. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, persons that hold Common Stock as part of a straddle or conversion transaction, or persons who are not citizens or residents of the United States. The discussion does not address any aspect of state, local or foreign taxation. No rulings have been, or will be, requested from the Internal Revenue Service with respect to any of the matters discussed herein. There can be no assurances that future legislation, regulations, administrative rulings or court decisions will not alter the tax consequences as set forth above.

     The aforementioned discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Merger. The foregoing discussion may not be applicable with respect to certain shares received as compensation or with respect to holders of shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of shares in light of its individual circumstances. Shareholders are urged to consult their own tax advisers to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Merger.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase for financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of SJW will be recorded at their fair values at the Effective

Time, with the difference between such fair value and the value of the consideration paid in the Merger allocated to goodwill.

MERGER CONSIDERATION

     Subject to the terms and conditions of the Merger Agreement, in the Merger each issued and outstanding share of Common Stock (other than Dissenting Shares) will automatically be canceled and cease to exist and will be converted into the right to receive $128.00 per share in cash, without interest.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     The Merger will become effective, and Merger Sub will be merged with and into SJW, upon the filing of the agreements of merger (or like instruments) with the Secretaries of State of the States of California and Delaware or such later date as is specified in such agreements of merger. The filing of the Certificate of Merger will be made on the Closing Date, which will take place as soon as practicable, but in any event not later than the third business day, after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement unless another date is agreed to in writing by the parties. Subject to certain limitations, the Merger Agreement may be terminated by either American Water Works or SJW if, among other reasons, the Merger has not occurred on or before October 28, 2000 (or, under certain circumstances, April 28, 2001). See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger" and "THE MERGER AGREEMENT -- Termination."

PROCEDURES FOR SURRENDER OF CERTIFICATES OF COMMON STOCK

     The conversion of shares of Common Stock (other than Dissenting Shares) into the right to receive the Merger Consideration following the Merger will occur at the Effective Time.

     As soon as practicable as of or after the Effective Time, the Exchange Agent will send a letter of transmittal to each holder of Common Stock. The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Common Stock in exchange for the Merger Consideration.

     SHAREHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

     As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates at such time which prior thereto represented shares of Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash into which the number of shares of Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of SJW or its transfer agent of certificates representing shares of Common Stock which have been converted pursuant to the Merger Agreement into the right to receive the Merger Consideration, and if such certificates are presented to SJW for transfer, they will be canceled against delivery of the Merger Consideration. Until surrendered as contemplated by the Merger Agreement, each certificate formerly representing shares of Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the Merger Consideration.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the Merger, shareholders should be aware that certain directors and executive officers of SJW have interests, described herein, that may present them with potential conflicts of interest in connection with the Merger. SJW's Board of Directors is aware of the conflicts described below and considered them in addition to the other matters described under "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Reasons for the Merger."

     Shares of Common Stock held by officers and directors of SJW will be converted into the right to receive the same Merger Consideration as shares of Common Stock held by other shareholders. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     On September 22, 1999, SJW's Board of Directors adopted the Transaction Incentive and Retention Program. The Transaction Incentive and Retention Program is intended to promote the interest of SJW by providing members of SJW's senior management with a special incentive to remain with SJW during any period in which SJW may be subject to an acquisition offer and during a limited transition period following such an acquisition. Under the Transaction Incentive and Retention Program, the following executive officers are eligible for the following bonus awards:

     RETENTION BONUS AWARD
     Jay Weinhardt, Chairman of the Board
     Richard Roth, President and Chief Executive Officer
     Angela Yip, Vice President, Finance, Chief Financial Officer and Treasurer Scott Yoo, Vice President of Water Quality
     R. Balocco, Vice President of Corporate Communications
     G. Belhumeur, Vice President of Operations
     R. Pardini, Vice President, Chief Engineer
     J. Johansson, Vice President of Human Resources
     D. Drysdale, Vice President of Information Systems
     R. Loehr, Secretary
     A. Elliott, Controller

     INCENTIVE BONUS AWARD
     Richard Roth, President and Chief Executive Officer
     Angela Yip, Vice President, Finance, Chief Financial Officer and Treasurer Scott Yoo, Vice President of Water Quality

     Under the Transaction Incentive and Retention Program, each officer eligible for a retention bonus award who either (i) continues as an employee through the date which is the later of one year from the execution of the definitive agreement for the acquisition or the closing of the acquisition following the requisite approval by the CPUC (the "Bonus Payment Date"), (ii) terminates his or her employment for Good Reason following the closing of the acquisition and before the Bonus Payment Date or (iii) is terminated by reason of an Involuntary Termination before the Bonus Payment Date shall receive a retention bonus award. Retention bonus awards will be an amount equal to the employee's base salary at the time of the closing of the acquisition, except that the retention bonus award for Messrs. Roth and Weinhardt shall be $1,250,000.

     Under the Transaction Incentive and Retention Program, each officer eligible for an incentive bonus award who either (i) continues as an employee through the Bonus Payment Date, (ii) terminates his or her employment for Good Reason following the closing of the acquisition and before the Bonus Payment Date or (iii) is terminated by reason of an Involuntary Termination before the Bonus Payment Date shall receive an incentive bonus award. Incentive bonus awards will be determined based upon the acquisition proceeds received by the shareholders of SJW. The retention bonus award and incentive bonus award shall be payable on the Bonus Payment Date. If the Merger is consummated, Mr. Roth, Ms. Yip and Mr. Yoo will be eligible for incentive bonus awards of approximately $1,575,000, $630,000 and $450,000, respectively.

     If any bonus awards under the Transaction Incentive and Retention Program to an executive officer who is eligible for both an incentive bonus award and a retention bonus award constitutes an excess parachute payment under Section 280G of the Code, SJW will reimburse such officers on an after tax-basis for resulting excise tax imposed on such officer under Section 4999 of the Code so that such officer does not incur any out-of-pocket cost with respect to his or her bonus awards.

     Under the Merger Agreement, approval or consummation of the Merger will constitute a "Change in Control" for purposes of the SJW employee benefits plans. Under the SJW Corp. Executive Severance Plan, dated January 28, 1999, amended September 22, 1999 (the "Severance Plan") and the Supplemental

Executive Retirement Plan, dated January 1, 1992, amended September 22, 1999 (the "SERP") (collectively, "Plans"), a Change of Control shall affect any officer of SJW who has been elected as such by the Board of Directors and is serving as such upon a Change of Control. In the event of a Change of Control under the Plans, if such officers' employment is terminated within two years of such Change in Control by the employer for any reason other than "Good Cause" (as defined in such Plans) or by such officers for "Good Reason" (as defined in such Plans) or by Mr. Roth during the sixty (60) day period beginning on the one year anniversary of a Change in Control, such officers will be entitled, among other things, to benefits consisting of (i) three years' annual base salary and
(ii) shall be deemed to be three (3) years of age older at the time of retirement and be given three (3) additional Years of Service (as defined in SERP) for consideration of Retirement Benefits (as defined in SERP) (in the case of Mr. Roth, Mr. Roth will be entitled to a minimum Retirement Benefit). Mr. Roth alone shall be entitled to a Retirement Benefit at the later of his attainment of fifty-five (55) years of age or his actual retirement in an amount equal to the greater of (i) the benefit to which he would otherwise be entitled under SERP or (ii) fifty-five percent (55%) of Final Average Compensation (as defined in SERP) less benefits payable to him from the San Jose Water Company Retirement Plan, revised January 1999 ("Retirement Plan"). Retirement Benefits under SERP shall be an amount equal to the following: two and two tenths percent (2.2%) of the Final Average Compensation of such officer multiplied by the officer's Year' of Service (not to exceed twenty (20) years) plus one and one-tenth percent (1.1%) of the Final Average Compensation of an officer multiplied by the officer's Years of Service in excess of 20 years (not to exceed an additional ten (10) years) up to a total not to exceed fifty-five (55%) of Final Average Compensation; less benefits payable to the officer from the Retirement Plan. Under the Severance Plan, such officers and their eligible dependents would also be entitled to continued medical, dental, vision and life insurance coverage pursuant to COBRA for up to the specified multiple of years.

     If any payment made in connection with the termination of the employment would be subject to excise tax under Section 4999 of the Code (the "Excise Tax"), then the aggregate present value measured at the date of the payments and benefits to which the officer is entitled shall be limited as specified in the Severance Plan (except in the case of Mr. Roth for whom if any payment made in connection with benefits under the Severance Plan is subject to Excise Tax or constitutes an excess parachute payment under Section 280G of the Code, then such payment will be grossed up to ensure that Mr. Roth does not incur any out-of-pocket cost with respect to such Excise Tax or that Mr. Roth receives the same net after-tax benefit he would have received if such Section 280G had not been applicable). American Water Works has agreed to provide the benefits under the SJW Corp. Transaction Incentive and Retention Program for Key Employees and the SJW Corp. Severance Plan , including the Supplemental Executive Retirement Plan benefits provided under the Severance Plan, to those individuals covered by those plans at the Effective Time. See "THE MERGER AGREEMENT -- Employee Benefit Plans."

     Pursuant to the Merger Agreement, SJW and American Water Works have agreed for six years after the Effective Time to indemnify all present directors, officers and employees of SJW and its subsidiaries and SJW will, subject to certain limitations, maintain for six years current policies of directors' and officers' liability insurance and fiduciary liability insurance or substitute policies containing terms and conditions which are, in the aggregate, no less advantageous to the insured with respect to claims arising from facts or events occurring at or prior to the Effective Time. See "THE MERGER
AGREEMENT -- Indemnification and Insurance."

                              THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, which appears as Annex A to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

     The Merger Agreement provides that, following the adoption of the Merger Agreement by the vote of a majority of the shares of Common Stock entitled to vote thereon and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into SJW, and SJW will continue as the surviving corporation in the Merger.

     If the conditions to the Merger are satisfied or waived, the parties will file with the Secretary of State of the State of Delaware and the State of California a duly executed Certificate of Merger, and the Merger will become effective upon the filing and acceptance thereof or at such date thereafter as is provided in the Certificate of Merger.

     Each share of Common Stock issued and outstanding at the Effective Time (other than Dissenting Shares) will automatically be canceled and will cease to exist and will be converted into the right to receive the Merger Consideration. See "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Merger Consideration."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties of SJW relating, with respect to SJW and its subsidiaries, to, among other things,
(a) organization, standing and power; (b) SJW's capital structure; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (d) documents filed by SJW with the Commission and the accuracy of information contained therein; (e) the absence of undisclosed liabilities; (f) compliance with any laws or orders; (g) environmental matters; (h) employee benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and employment matters; (i) the absence of certain changes or events since June 30, 1999, including material adverse changes with respect to SJW; (j) year 2000 preparedness; (k) filing of tax returns and payment of taxes; (l) insurance; (m) title to owned property, valid leasehold and subleasehold interests in leased property, possession of required permits, and the other real-estate-related matters; (n) water quality;
(o) the recommendation of the Board of Directors with respect to the Merger Agreement and the Merger and related transactions; (p) the shareholder vote required to approve the Merger; (q) brokers' fees and expenses; (r) the opinion of SJW's financial advisor; (s) regulation as a utility; (t) pending or threatened litigation; (u) ownership of American Water Works' capital stock; (v) material contracts; (w) real estate holdings; (x) intellectual property; (y) product liability; and (z) condition of assets.

     The Merger Agreement also contains customary representations and warranties of American Water Works and Merger Sub relating to, among other things, (a) organization, standing, and power; (b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (c) board approval and approval by Merger Sub's sole shareholder; (d) that no vote of American Water Works' shareholders is required; (e) brokers' fees and expenses; (f) litigation;
(g) ownership of SJW's capital stock; and (h) funds sufficient for the Merger Consideration.

CERTAIN PRE-CLOSING COVENANTS

     Pursuant to the Merger Agreement, SJW and American Water Works have agreed to certain restrictions on their respective actions during the period from the date of the Merger Agreement through the date of the Merger unless, in the case of action by SJW, American Water Works has consented thereto in writing.

     SJW has agreed that SJW and each of its subsidiaries will carry on their respective businesses in the usual, regular and ordinary course in all material respects.

     SJW has agreed that SJW will not, and will not permit any of its subsidiaries to enter into any new material line of business or incur or commit to any capital expenditures other than (i) capital expenditures contemplated in SJW's capital budget, (ii) reasonable amounts required to meet emergencies and
(iii) such additional amounts as may be required to comply with any laws and orders then in effect or required by a governmental entity not in excess of an agreed upon aggregate amount.

     SJW has agreed that SJW will not, and will not permit any of its subsidiaries to, and shall not propose to, (i) declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (a) dividends by wholly-owned subsidiaries of SJW to such subsidiary's parent or another wholly-owned subsidiary of SJW and (b) the regular quarterly dividends on SJW Common Stock in the amount of $0.60 per share of Common Stock payable in the third and fourth quarter of 1999, and $0.615 per share of SJW Common Stock per quarter thereafter, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned subsidiary of SJW which remains a wholly-owned subsidiary of SJW after consummation of such transaction,
(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

     SJW has agreed that SJW will not, and will not permit any of its subsidiaries to, issue, deliver or sell, pledge or encumber, or authorize or propose the issuance, delivery or sale, pledge or encumbrance of, any shares of its capital stock of any class or voting debt other than in connection with issuances by a wholly-owned subsidiary of SJW of capital stock to such subsidiary's parent or another wholly-owned subsidiary of SJW.

     SJW has agreed that except to the extent required to comply with their respective obligations hereunder or legally requirements, SJW will not, and will not permit any of its subsidiaries to, amend or propose to amend their respective articles of incorporation, by-laws or other governing documents.

     SJW has agreed that, other than with the consent of American Water Works, which shall not be unreasonably withheld, SJW shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets other than the acquisition of assets as are used in the operations of the business of SJW and its subsidiaries in the ordinary course consistent with past practices.

     SJW has agreed that other than (i) with the consent of American Water Works, which shall not be unreasonably withheld, (ii) an existing loan of approximately $4.4 million to fund the construction of an office building at 450 West Santa Clara, San Jose, California (negotiated by the 444 Partnership) and up to $20 million of long-term indebtedness by San Jose Water Company to repay short-term indebtedness and to finance construction of a utility plant and (iii) transfers between SJW and its wholly-owned subsidiaries and between the wholly-owned subsidiaries of SJW, SJW shall not, and shall not permit any of its subsidiaries to, sell, lease, transfer, encumber or otherwise dispose of, or agree to sell, lease, transfer, encumber or otherwise dispose of, any of its assets (including capital stock of SJW's subsidiaries) which are material to SJW. SJW has agreed that it shall not, and shall not permit any of its subsidiaries to, (i) other than an existing loan of approximately $4.4 million to fund the construction of an office building at 450 West Santa Clara, San Jose, California (negotiated by the 444 Partnership) and up to $20 million of long-term indebtedness by San Jose Water Company to repay short-term indebtedness and to finance construction of a utility plant, make any loans, advances or capital contributions to, or investments in, any other person, other than loans, advances, capital contributions and investments by SJW or a subsidiary to or in SJW or any wholly-owned subsidiary of SJW, (ii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges, settlements or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or reflected in the most recent consolidated financial statements (or the notes thereto) of SJW included in the most recent reports filed with the CPUC by SJW filed prior to the date of the Merger Agreement or (iii) other than an existing loan of approximately $4.4 million to fund the construction of an office building at 450 West Santa Clara, San Jose, California (negotiated by the 444 Partnership) and up to $20 million of long-term indebtedness by San Jose Water Company to repay short-term indebtedness and to finance construction of a utility plant, create, incur, assume or suffer to exist any indebtedness, guarantees, loans or advances or any debt securities or any warrants or rights to acquire any debt securities not in existence as of the date of the Merger Agreement except for short-term indebtedness incurred under SJW's current short-term facilities (and any replacements thereof) in the ordinary course of business, consistent with past practices, and which shall not exceed $20 million in the aggregate without the consent of American Water Works, which shall not be unreasonably withheld, in each case as such facilities and other existing indebtedness may be amended, extended, modified, refunded, renewed, refinanced or replaced after the date of the Merger Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby (or, in the case of replacement indebtedness, the term of such indebtedness is not for a longer period of time than the period of time applicable to the indebtedness so replaced) and the other terms and conditions thereof, taken as a whole, are not less advantageous to SJW and its subsidiaries than those in existence as of the date of the Merger Agreement.

     Except as otherwise agreed between American Water Works and SJW, SJW has agreed that SJW shall not, and shall not permit any of its subsidiaries to, (i) materially increase the amount of compensation of any executive officer, director or employee, (ii) make any material increase in or commitment to increase any employee benefits, (iii) issue any equity-based awards or shares of SJW Common Stock pursuant to SJW's benefit plans, adopt or make any commitment to enter into, adopt, amend in any material manner or terminate any SJW benefit plan, or any other agreement, arrangement, plan or policy between SJW or one of its subsidiaries and one or more of its directors, officers or employees, or
(iv) make any contribution, other than regularly scheduled contributions, to any SJW benefit plan.

     SJW has agreed that SJW shall not, and shall not permit any of its subsidiaries to take any action that would, or fail to take any action which failure would, or that could reasonably be expected to result in, (i) a material breach of any provision of the Merger Agreement, or (ii) any of the conditions to the Merger not being satisfied.

     SJW has agreed that except as disclosed in the reports filed by SJW with the CPUC prior to the date of the Merger Agreement, or as required by a governmental entity, SJW shall not, nor shall it permit any of its subsidiaries to change its methods of accounting or accounting practices in effect at December 31, 1998, except as required by changes in general accepted accounting principles. In addition, SJW shall not, nor shall it permit any of its subsidiaries to (i) change its fiscal year, (ii) make or rescind any material tax election, (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy in respect of taxes for any amount in excess of the amount reserved therefor and reflected in the most recent consolidated financial statements (or the notes thereto) of SJW included in the most recent report filed by SJW with the CPUC, or (iv) change in any material respect any of its methods of reporting income, deductions or accounting for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1998.

     SJW has agreed that it shall not, nor shall it permit any of its subsidiaries, except in the ordinary course of business consistent with past practice (i) to modify, amend, terminate or fail to use commercially reasonable efforts to renew any material contract or waive, release or assign any material rights or claims under a contract to which SJW or any of its subsidiaries is a party or (ii) to enter into any new material contracts.

     SJW has agreed that except for filings in the ordinary course of business consistent with past practice that would not have a Material Adverse Effect (as defined in the Merger Agreement) on SJW, SJW shall inform American Water Works reasonably in advance of making a filing to implement any changes in any of its subsidiaries' rates or surcharges for water service or executing any agreement with respect thereto that is otherwise permitted under the Merger Agreement. SJW will, and will cause its subsidiaries to, make all such filings (i) only in the ordinary course of business consistent with past practice or (ii) as required by a governmental entity.

     SJW has agreed that neither it nor any of its subsidiaries shall settle or compromise any pending or threatened claims or arbitrations (other than any claims or arbitrations relating to matters set forth in the reports filed by SJW with the CPUC), other than settlements which involve solely the payment of money (without admission of liability) that would not result in an uninsured payment by or liability of SJW in excess of $300,000 in the aggregate above the reserves established specifically therefor on the books of SJW as of the date hereof.

     American Water Works has agreed that it will not, and will not permit any of its subsidiaries to, take any action that would, or fail to take any action which failure would impair American Water Works' ability to have available sufficient funds to pay the Merger Consideration pursuant to this Agreement and otherwise to satisfy its obligations hereunder.

     SJW and American Water Works have agreed to confer on a regular and frequent basis with one another regarding matters relevant to the Merger and regarding operational matters of SJW and its subsidiaries. SJW has further agreed to advise American Water Works promptly of any material change or event affecting its business or operations, including any complaint, investigation or hearing by any governmental entity or the institution or threat of material litigation.

     SJW and American Water Works have agreed to appoint three officers each to serve as their representatives on a committee that will be responsible for coordinating transition planning and implementation relating to the Merger. The initial representatives of SJW shall be W. Richard Roth, Angela Yip and Scott Yoo and the initial representatives of American Water Works shall be Daniel Kelleher, W. Timothy Pohl and Ellen Wolf. In addition, SJW has agreed to permit American Water Works to locate up to two of its representatives at SJW's offices to observe SJW's business.

NO SOLICITATION OF TRANSACTIONS

     Pursuant to the Merger Agreement, SJW has agreed that it will, and will instruct each of its subsidiaries and representatives to, immediately cease all existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal (as defined below). SJW shall not directly or indirectly, and it shall cause its Subsidiaries, officers, directors, employees, representatives, agents or affiliates, including any investment bankers, attorneys or accountants retained by SJW or any of its subsidiaries or affiliates, not to, directly or indirectly, through any person,
(i) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any person relating to any direct or indirect acquisition or purchase of SJW or any of its subsidiaries, a merger, recapitalization, consolidation, business combination, sale of a significant portion of the assets of SJW and its subsidiaries, taken as a whole, sale of 10% or more of the shares of capital stock (including by way of a tender offer, share exchange or exchange offer) or similar or comparable transactions involving SJW or any of its subsidiaries, other than the transactions contemplated by this Agreement (any such inquiry, proposal or offer or improvement, restatement, amendment, renewal or reiteration thereof, other than made by American Water Works or an affiliate thereof, being herein referred to as an "Acquisition Proposal"), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, any Acquisition Proposal. The Board of Directors of SJW may, however, at any time prior to adoption of the Merger Agreement by the shareholders of SJW, furnish information (pursuant to a customary confidentiality agreement no more favorable, in the aggregate, to the party receiving information than the confidentiality agreement entered into between American Water Works and SJW (it being understood that SJW may enter into a confidentiality agreement without a standstill or with a standstill provision less favorable to SJW if it waives or similarly modifies the standstill provision in the confidentiality agreement entered into between American Water Works and SJW; provided that in no circumstances shall any such standstill provision in any such further confidentiality agreement be more favorable to the other party with respect to the purchase of shares of SJW Common Stock)) to, or engage in discussions or negotiations with, any person in response to a "Superior Proposal" that did not otherwise result from a breach of the Merger Agreement made by such person if, and only to the extent that, prior to taking such action, (i) the Board of Directors of SJW consults in good faith with its independent legal counsel as to the advisability of furnishing information to, or engaging in discussions or negotiations with, such person and determines in good faith based upon the advice of its independent legal counsel that the failure to take such action would constitute a breach by the Board of Directors of SJW of their fiduciary duties to SJW's shareholders under applicable law, and (ii) SJW provides reasonable advance notice to American Water Works to the effect that it is taking such action. A "Superior Proposal" is defined as an unsolicited bona fide written Acquisition Proposal that the Board of Directors of SJW concludes in good faith (after consultation with its financial advisors) would, if consummated, provide greater aggregate value to SJW's shareholders, from a financial point of view, than the transactions contemplated by the Merger Agreement and for which any required financing is committed or which, in the good faith judgment of the Board of Directors of SJW (after consultation with its financial advisors), is reasonably capable of being financed by the person making such Acquisition Proposal (provided that for purposes of this provision the meaning assigned to such term is modified such that (i) the reference to "10% or more of the shares" in the definition of "Acquisition Proposal" is deemed to be a reference to "sale of 50% or more of the shares" and (ii) "Acquisition Proposal" is only deemed to refer to a transaction involving SJW, or with respect to assets (including the shares of any subsidiary of SJW) of SJW and its subsidiaries, taken as a whole, and not any of its subsidiaries alone).

     Except and only to the extent provided below, neither the Board of Directors of SJW nor any committee thereof will (i) withdraw, modify or change, or propose to withdraw, modify or change, in any manner adverse to American Water Works, the approval or recommendation by such Board of Directors or such committee of the Merger or the Merger Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause SJW to enter into any agreement (other than a permitted confidentiality agreement), letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Acquisition Proposal.

     In response to a Superior Proposal and after consulting in good faith with its independent legal counsel as to the advisability of such action and determines in good faith based upon the advice of its independent legal counsel that the failure to take such action would constitute a breach by the Board of Directors of SJW of their fiduciary duties to SJW's shareholders under applicable law, SJW's Board of Directors is permitted, at any time prior to the adoption of the Merger Agreement by the shareholders of SJW, (i) to withdraw, modify or change, or propose to withdraw, modify or change, the approval or recommendation by the Board of Directors of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement or (ii) to approve or recommend, or propose to approve or recommend, any Superior Proposal, but only in each case referred to in clauses (i) and (ii), after the third business day following American Water Works' receipt of written notice advising American Water Works that the Board of Directors of SJW has received a Superior Proposal, specifying the principal terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and stating that it intends to take any action described in clause (i) or (ii) above. After providing such notice, SJW must provide a reasonable opportunity to American Water Works within such three business day period to make such adjustments in the terms and conditions of the Merger Agreement as would enable SJW to proceed with its recommendation to the shareholders of SJW without taking any action described in clauses (i) or (ii) of the preceding sentence; provided that any such adjustments will be at the discretion of American Water Works at such time.

     SJW will immediately advise American Water Works orally and in writing of any request for information or any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. SJW will keep American Water Works reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

EMPLOYEE BENEFIT PLANS

     Pursuant to the Merger Agreement, American Water Works will cause the surviving corporation to assume all employment and other related agreements with respect to any current employee of SJW, which shall be performed in accordance with the terms of such agreements. In addition, the obligations under each SJW employee benefit plan as to which SJW or any of its subsidiaries has any obligation with respect to any current or former employee will become the obligations of American Water Works and the surviving corporation at the Effective Time. Thereafter, American Water Works shall, or shall cause the surviving corporation to, provide benefits, to SJW employees under those of American Water Works's employee benefit plans that provide benefits that are most closely analogous to those provided by the SJW employee benefit plans, on terms and conditions substantially similar, in the aggregate, to those that apply to similarly situated employees of American Water Works' subsidiaries.

     Pursuant to any benefit plans of American Water Works or any American Water Works subsidiary in which SJW employees participate effective as of the Closing Date, American Water Works will, or will cause the surviving corporation to: (i) not impose any limitations more onerous than those currently in effect under a comparable SJW benefit plan as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to SJW employees under any benefit plan of American Water Works or any subsidiary of American Water Works in which such employees may be eligible to participate after the Effective Time, (ii) provide each SJW employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan of American Water Works or any subsidiary of American Water Works in which such employees may be eligible to participate after the Effective Time, and (iii) recognize all service of SJW employees with SJW for purposes of eligibility to participate, vesting credit, eligibility for benefits and the amount of any such benefits (other than accruals under any defined benefit pension plan) in any benefit plan of American Water Works or any subsidiary of American Water Works in which such employees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable SJW benefit plan immediately prior to the Closing Date.

     Pursuant to the Merger Agreement, SJW and American Water Works agree that, for purposes of the SJW employee benefit plans, the approval or consummation of the transactions contemplated by the Merger Agreement, as applicable, shall constitute a "Change in Control" under such employee benefit plans. In addition, American Water Works agreed to provide the benefits under the SJW Corp. Transaction Incentive and Retention Program for Key Employees and the SJW Corp. Executive Severance Plan, as amended (the "Severance Plan"), including the Supplemental Executive Retirement Plan benefits provided under the Severance Plan, to those individuals covered by those plans at the Effective Time in accordance with the forms of such plans as of October 28, 1999. See "THE
MERGER -- Interests of Certain Persons in the Merger."

ACCESS TO INFORMATION

     Subject to applicable provisions regarding confidentiality and any applicable law or order, SJW has agreed in the Merger Agreement to, and to cause its subsidiaries to, upon reasonable notice, afford American Water Works and its representatives reasonable access during normal business hours to all its facilities, operations, officers, employees, agents and accountants and its properties, books, contracts, commitments, personnel and records and to furnish American Water Works with each report, schedule, registration statement and other document required by applicable federal or state securities laws or filed with any other governmental entity and to furnish American Water Works with all other information concerning its business, properties and personnel as American Water Works may from time to time reasonably request.

COOPERATION AND REASONABLE BEST EFFORTS

     Pursuant to the Merger Agreement and subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and to use their respective reasonable best efforts to take certain specified and other actions so that the transactions contemplated by the Merger Agreement may be consummated.

INDEMNIFICATION AND INSURANCE

     Following the Merger, the Articles of Incorporation and By-Laws of SJW will contain for a period of six years after the Effective Time SJW's current provisions with respect to elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees contained in the Articles of Incorporation and By-Laws of SJW on the date of the Merger Agreement.

     In addition, the Merger Agreement provides that SJW will maintain, with certain limitations, in effect for six years from the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising from facts or events that occurred on or before the Effective Time.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The respective obligations of SJW and American Water Works to effect the Merger are subject to various conditions which include, in addition to certain other customary closing conditions such as the continued correctness of representations and warranties in all material respects and due performance of the obligations of the parties under the Merger Agreement, the following: (i) the Merger Agreement has been approved by the requisite vote of holders of outstanding shares of Common Stock; (ii) no federal, state, local or foreign, if any, law has been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction is in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;
(iii) required governmental approvals have been obtained and (iv) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. In addition, the obligations of American Water Works are subject to the following conditions: (a) the required governmental approvals shall not impose terms or conditions that could reasonably be expected to cause a material adverse effect on SJW or American Water Works and (b) no event shall have occurred which could reasonably be likely to result in any liability of SJW in the death or serious injury with respect to any product or service sold by SJW, such that the reputation of SJW or American might be significantly impaired. See "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT -- Regulatory Approvals."

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the adoption of the Merger Agreement by the shareholders of SJW or Merger Sub:

          (a) by mutual written consent of American Water Works and SJW by action of their respective Boards of Directors;

          (b) by either SJW or American Water Works if:

             (i) the Merger shall not have been consummated on or before October 28, 2000 (the "Termination Date"); provided that if on such date all required governmental approvals have not been satisfied or waived, but all other conditions to the Merger have been satisfied, waived or can readily be satisfied, and all required governmental approvals are being pursued diligently and in good faith, then the Termination Date will be extended to the earlier of April 28, 2001 or the date that such approvals are no longer being pursued diligently and in good faith by any necessary party.

             (ii) any governmental entity (a) has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable or (b) has failed to issue an order, decree or ruling or to take any action that is necessary to obtain required governmental approvals or fulfill the requirements under the HSR Act and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; or

             (iii) if the approval by the shareholders of SJW required for the consummation of the Merger has not been obtained by reason of the failure to obtain the required vote upon the taking of such vote at a duly held meeting of the shareholders of SJW, or at any adjournment thereof;

          (c) by American Water Works if the Board of Directors of SJW has (i) withdrawn, modified or changed or proposed to withdraw, modify or change, in a manner adverse to American Water Works, its approval or recommendation of the Merger or the Merger Agreement, or (ii) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal from a person other than American Water Works or its affiliates;

          (d) by American Water if the Board of Directors of SJW shall have refused to affirm its recommendation of the Merger and the transactions contemplated by the Merger Agreement as promptly as practicable (but in any case within ten business days) after receipt of written request from American Water Works therefor;

          (e) by SJW at any time prior to adoption of the Merger Agreement by the shareholders of SJW if the Board of Directors of SJW (i) shall have approved a Superior Proposal or (ii) shall have entered into a definitive agreement with respect to a Superior Proposal; provided, however, that SJW shall have complied with the requirements of the Merger Agreement with respect to such Superior Proposal and shall have paid American Water Works the Termination Fee (as defined below);

          (f) by American Water Works, upon a breach of any representation, warranty, covenant or agreement on the part of SJW set forth in the Merger Agreement, or if any representation or warranty of SJW shall have become untrue, incomplete or incorrect, in either case such that the conditions to the obligations of American Water Works would not be satisfied (a "Terminating SJW Breach"); provided, however, that if such Terminating SJW Breach is curable by SJW through the exercise of its reasonable efforts within 10 days, American Water Works may not terminate the Merger Agreement until the expiration of such 10 day period or the time SJW fails to maintain reasonable efforts, whichever occurs earlier; and provided, further, that the cure period shall not in any event be deemed to extend any other termination date; or

          (g) by SJW, upon breach of any representation, warranty, covenant or agreement on the part of American Water Works or Merger Sub set forth in the Merger Agreement, or if any representation or warrant of American Water Works shall have become untrue, incomplete or incorrect, in either case such that the conditions to the obligations of SJW would not be satisfied ("Terminating American Water Works Breach"); provided, however, that if such Terminating American Water Works Breach is curable by American Water Works through the exercise of its reasonable efforts within 10 days and for so long as American Water Works continues to exercise such reasonable efforts, SJW may not terminate this Agreement until the expiration of such 10 day period or the time SJW fails to maintain reasonable efforts, whichever occurs earlier; and provided, further, that the cure period shall not in any event be deemed to extend any other termination date.

EXPENSES AND CERTAIN REQUIRED PAYMENTS

     Under the Merger Agreement, generally all expenses incurred in connection with the Merger Agreement and the transaction contemplated thereby will be paid by the party incurring such expenses.

     SJW has agreed to pay American Water Works the sum of $17.5 million ("Termination Fee") if:

          (i) (A) SJW or American Water Works terminates the Merger Agreement due to the failure of SJW's shareholders to adopt the Merger Agreement, (B) at any time after the date of the Merger Agreement and at or before the time of the event giving rise to such termination there exists an Acquisition Proposal with respect to SJW or any of its subsidiaries and (C) within 18 months following such termination SJW enters into a definitive agreement with a third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated;

          (ii) (A) American Water Works terminates the Merger Agreement because the Board of Directors of SJW has (x) withdrawn, modified or changed, or proposed to withdraw, modify or change, in a manner adverse to American Water Works, its approval or recommendation of the Merger or the Merger Agreement, (y) approved or recommended, or proposed to approve or recommend any Acquisition Proposal from a person other than American Water Works or its affiliates or (z) refused to affirm its recommendation of the Merger and the transactions contemplated by the Merger Agreement as promptly as practicable (but in any case within ten business days) after receipt of written request from American Water Works, (B) at any time after the date of the Merger Agreement and at or before the time of the event giving rise to such termination there exists an Acquisition Proposal with respect to SJW or any of its subsidiaries and (C) within 18 months following such termination SJW enters into a definitive agreement with a third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated; or

          (iii) (A) SJW terminates the Merger Agreement because the Board of Directors of SJW shall have approved a Superior Proposal, (B) at any time after the date of the Merger Agreement and at or before the time of the event giving rise to such termination there exists an Acquisition Proposal with respect to SJW or any of its subsidiaries and (C) within 18 months following such termination SJW enters into a definitive agreement with a third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated; or

          (iv) SJW terminates the Merger Agreement because, at any time prior to the adoption of the Merger Agreement by the shareholders of SJW, the Board of Directors of SJW enters into a definitive agreement with respect to a Superior Proposal.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties by action taken or authorized by their respective Boards of Directors at any time; provided, however, that, after the adoption of the Merger Agreement by the shareholders of SJW, no amendment may be made which would require further approval by such shareholders without such further approval.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected consolidated historical financial data of SJW and has been derived from and should be read in conjunction with the audited consolidated financial statements of SJW for each of the years in the five-year period ended December 31, 1999, including the respective notes thereto.

                                         YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                            1999           1998           1997           1996           1995
                                        ------------   ------------   ------------   ------------   ------------
CONSOLIDATED INCOME STATEMENT DATA:
Operating Revenue.....................    $117,001       $106,010       $110,084       $102,593       $ 97,385
Operating Income......................      19,739         18,847         19,314         17,606         15,314
Net Income............................      15,884         16,018         15,216         18,560         11,535
Basic Earnings Per Share..............        5.20           5.05           4.80           5.75           3.55
Weighted Average Common Shares
  Outstanding.........................       3,055          3,170          3,170          3,227          3,251
Dividends Declared Per Common Share...        2.40           2.34           2.28           2.22           2.16
BALANCE SHEET DATA (AT END OF THE
  PERIOD):
Total Assets..........................     372,427        359,380        323,223        296,536        280,497
Long-term Obligations.................      90,000         90,000         75,000         76,500         77,500
Shareholder's Equity..................     143,894        143,149        133,553        120,028        108,854
Book Value Per Common Share...........       47.25          45.19          42.13          37.86          33.49

---------------
(1) Operating income is defined as operating revenue less total cost of operations, depreciation, and income taxes, excluding interest expense.

                      PRICE OF SJW COMMON STOCK; DIVIDENDS

     The Common Stock is listed and traded on the AMEX under the symbol "SJW." The following table shows, for the fiscal periods indicated, the high and low sale prices of a share of Common Stock on the AMEX Composite Transactions Tape as well as dividends paid.

                                                               HIGH       LOW     DIVIDENDS
                                                              -------   -------   ---------
Fiscal 1997
  First Quarter (ended March 31, 1997)......................  $ 52.87   $46.00      $.57
  Second Quarter (ended June 30, 1997)......................    56.75    48.00       .57
  Third Quarter (ended September 30, 1997)..................    57.75    51.75       .57
  Fourth Quarter (ended December 31, 1997)..................    60.50    56.375      .57
Fiscal 1998
  First Quarter (ended March 31, 1998)......................    71.00    56.875      .585
  Second Quarter (ended June 30, 1998)......................    70.375   58.375      .585
  Third Quarter (ended September 30, 1998)..................    59.375   50.50       .585
  Fourth Quarter (ended December 31, 1998)..................    62.75    48.50       .585
Fiscal 1999
  First Quarter (ended March 31, 1999)......................    65.00    57.25       .60
  Second Quarter (ended June 30, 1999)......................    81.50    60.375      .60
  Third Quarter (ended September 30, 1999)..................    93.50    75.50       .60
  Fourth Quarter (ended December 31, 1999)..................   121.00    87.75       .60
Fiscal 2000
  First Quarter (through March 1, 2000).....................   119.75   110.75       .615

     On October 28, 1999, the last trading day before public announcement of the execution of the Merger Agreement, the last sale price of Common Stock on the AMEX Composite Transactions Tape was $106 per share.

     On March 1, 2000, the most recent practicable date prior to the printing of this Proxy Statement, the last sale price of Common Stock as reported on the AMEX Composite Transactions Tape was $113.75 per share.

     SJW shareholders should obtain current market prices for Common Stock.

                                      SJW

GENERAL

     SJW was incorporated in California on February 8, 1985. SJW is a holding company with two wholly-owned subsidiaries, San Jose Water Company and SJW Land Company.

     San Jose Water Company was originally incorporated under the laws of the State of California in 1866. The company was later reorganized and reincorporated as the San Jose Water Works. San Jose Water Works was reincorporated in 1985 as San Jose Water Company, with SJW Corp. as the parent holding company. The headquarters of SJW and its subsidiaries is at 374 West Santa Clara Street, San Jose, California 95113 and their telephone which is
(408) 279-7800

     SJW Land Company was incorporated in October, 1985.

     San Jose Water Company is a public utility in the business of providing water service to a population of approximately 979,000 people in an area comprising about 138 square miles in the metropolitan San Jose area.

     The principal business of San Jose Water Company consists of the production, purchase, storage, purification, distribution and retail sale of water. San Jose Water Company provides water service to customers in portions of the cities of Cupertino and San Jose and in the cities of Campbell, Monte Sereno, Saratoga and the Town of Los Gatos, and adjacent unincorporated territory, all in the County of Santa Clara in the State of California. It distributes water to customers in accordance with accepted water utility methods, which include pumping from storage and gravity feed from high elevation reservoirs.

     In October 1997, San Jose Water Company commenced operation of the City of Cupertino municipal water system under the terms of a 25-year lease. The system is adjacent to the existing San Jose Water Company service area and has 4,200 service connections. Under the terms of the lease, San Jose Water Company made an up-front $6.8 million lease payment to the City which will be amortized over the lease term. The Company is responsible for all aspects of system operation including capital improvements.

WATER SUPPLY

     San Jose Water Company's water supply is obtained from wells, surface run-off or diversion and by purchases from the Santa Clara Valley Water District (SCVWD). Surface supplies, which during a year of normal rainfall satisfy about 6% to 8% of San Jose Water Company's current annual needs, provide approximately 1% of its water supply in a dry year and approximately 14% in a wet year. In dry years the decrease in water from surface run-off and diversion, and the corresponding increase in purchased and pumped water increases production costs substantially.

     Groundwater levels in 1999 remained at a high level reflecting the impact of the last rainfall season. SCVWD's reservoir storage of approximately 125,399 acre feet (74% of capacity) was reported on February 22, 2000.

     Until the drought of 1989, San Jose Water Company had never found it necessary to impose mandatory water rationing. Except in a few isolated cases when service had been interrupted or curtailed because of power or equipment failures, construction shutdowns or other operating difficulties, San Jose Water Company had not at any prior time in its history interrupted or imposed mandatory curtailment of service to any type or class of customer. During the summer of 1989 through March 1993, rationing was imposed intermittently on all customers based on requests from SCVWD.

REGULATION AND RATES

     San Jose Water Company's rates, service and other matters affecting its business are subject to regulation by the CPUC.

     Ordinarily, there are two types of rate increases, general and offset. The purpose of the latter is to compensate utilities for increases in specific expenses, such as those for purchased water or power.

     The most recent general rate case decision authorized an initial increase followed by two annual step increases designed to maintain the authorized return on equity over a three-year period. General rate applications are normally filed and processed during the last year covered by the most recent rate case in an attempt to avoid regulatory lag.

     Pursuant to Section 792.5 of the California Public Utilities Code, a balancing account is kept for all expense items for which revenue offsets have been authorized. A separate balancing account must be maintained for each offset expense item. The purpose of a balancing account is to track the under-collection or over-collection associated with expense changes and the revenue authorized by the CPUC to offset those expense changes. At December 31, 1999 the balancing account had a net over-collected balance to be refunded of $51,000.

FRANCHISES

     San Jose Water Company holds such franchises or permits in the communities it serves as it judges necessary to operate and maintain its facilities in the public streets.

SEASONAL FACTORS

     Water sales are seasonal in nature. The demand for water, especially by residential customers, is generally influenced by weather conditions. The timing of precipitation and climatic conditions can cause seasonal water consumption by residential customers to vary significantly.

COMPETITION AND CONDEMNATION

     San Jose Water Company is a public utility regulated by the CPUC and operates within a service area approved by the CPUC. The laws of the State of California provide that no other investor owned public utility may operate in San Jose Water Company's service area without first obtaining from the CPUC a certificate of public convenience and necessity. Past experience shows such a certificate would be issued only after demonstrating San Jose Water Company's service in such area is inadequate.

     California law also provides that whenever a public agency constructs facilities to extend utility service to the service area of a privately owned public utility (like San Jose Water Company), such an act constitutes the taking of property and is conditioned upon payment of just compensation to the private utility.

     Under the constitution and statutes of the State of California, municipalities, water districts and other public agencies have been authorized to engage in the ownership and operation of water systems. Such agencies are empowered to condemn properties operated by privately owned public utilities upon payment of just compensation and are further authorized to issue bonds (including revenue bonds) for the purpose of acquiring or constructing water systems. To the Company's knowledge, no municipality, water district or other public agency has pending any action to condemn any part of San Jose Water Company's system.

ENVIRONMENTAL MATTERS

     San Jose Water Company maintains procedures to produce potable water in accordance with all applicable county, state and federal environmental rules and regulations. Additionally, San Jose Water Company is subject to environmental regulation by various other governmental authorities.

EMPLOYEES

     As of December 31, 1999, San Jose Water Company had 285 employees, of whom 59 were executive, administrative and supervisory personnel, and of whom 226 were members of unions. San Jose Water Company reached a two-year collective bargaining agreement with the Utility Workers of America, representing the majority of employees and the International Union of Operating Engineers, representing certain employees in the engineering department covering the years 1999 and 2000. Both groups are affiliated with the AFL-CIO.

PROPERTIES

     The properties of San Jose Water Company consist of a unified system of water production, storage, purification and distribution located in the County of Santa Clara in the State of California. In general, the property is comprised of franchise rights, water rights, necessary rights-of-way, approximately 7,000 acres of land held in fee (which is primarily nondevelopable watershed), impounding reservoirs with a capacity of approximately 2.256 billion gallons, diversion facilities, wells, distribution storage of approximately 240 million gallons and all water facilities, equipment and other property necessary to supply its customers.

     San Jose Water Company maintains all of its properties in good operating condition in accordance with customary proper practice for a water utility. San Jose Water Company's well pumping stations have a production capacity of approximately 264 million gallons per day and the present capacity for taking purchased water is approximately 172 million gallons per day. The gravity water collection system has a physical delivery capacity of approximately 25 million gallons per day. During 1999, a maximum and average of 207 million gallons and 136 million gallons of water per day, respectively, were delivered to the system.

     San Jose Water Company holds all its principal properties in fee, subject to current tax and assessment liens, rights-of-way, easements, and certain minor clouds or defects in title which do not materially affect their use.

     SJW Land Company owns approximately nine acres of property adjacent to San Jose Water Company's general office facilities, approximately another five undeveloped acres and a commercial building in the San Jose metropolitan area. Eight of the nine acres of land adjacent to San Jose Water Company are used as surface parking facilities and generate the majority of SJW Land Company's revenue.

                       AMERICAN WATER WORKS COMPANY, INC.

     American Water Works, a Delaware corporation, is the largest investor-owned and most geographically diverse water utility business in the United States. The company, through its 26 utility subsidiaries, is primarily engaged in the collection, treatment, distribution and sale of water. As of December 31, 1998, American Water Works' total water system production capacity was approximately
1.4 billion gallons a day. The company currently serves more than 900 communities with a total population of approximately 10 million in 23 states from Pennsylvania, New Jersey, Kentucky and Tennessee in the East and Southeast to Indiana, Missouri, California and New Mexico in the Midwest and West.

     In fiscal year 1999, American Water Works had consolidated operating revenues of $1,260,857,000, and net income to common stock of $134,965,000. American Water Works has experienced 5-year compound annual growth rates of 10% in dividends per common share, 4% in earnings per common share, 9% in book value per common share and 6% in consolidated operating revenues.

     Merger Sub, a Delaware corporation, and a wholly-owned subsidiary of American Water Works, was organized in connection with the merger and has not engaged in any business activities other than those related to the merger. The executive offices of American Water Works and Merger Sub are located at 1025 Laurel Oak Road, Voorhees, New Jersey 08043 and their telephone number is (856) 346-8200.

                               DISSENTERS' RIGHTS

     Record holders of Common Stock will have the right to dissent with respect to the Merger and, subject to certain conditions, receive a cash payment equal to the fair market of their shares under the CGCL, but, except in the case of shares which are restricted by SJW, or applicable law or regulation as to transfer, only if demand for payment is made with respect to five percent or more of the outstanding Common Stock. In order to perfect his or her dissenter's rights, a record holder of Common Stock must (i) vote his or her dissenting shares against the Merger, (ii) make written demand to purchase his or her dissenting shares upon SJW not later than the date of the Annual Meeting, (iii) submit the stock certificates representing his or her dissenting shares to SJW or its transfer agent, for notation that they represent dissenting shares, within 30 days after the mailing by SJW to shareholders who voted against the Merger of a notice stating that the Merger Agreement has been approved and adopted by the shareholders (the "Approval Notice"), and (iv) file an action in court within six months after the date on which notice stating that the Merger Agreement has been approved and adopted by the shareholders is mailed to SJW shareholders who voted against the Merger Agreement, but only if SJW and the shareholder are unable to reach agreement on the price to be paid for the dissenting shares, all as more particularly described below. If demands for payment referred to in clause (ii) above are not filed with respect to five percent or more of the outstanding Common Stock, no shareholder of SJW, other than a holder of shares which are restricted by SJW, or applicable law or regulation as to transfer, will have dissenters' rights, even if all of the above conditions are otherwise satisfied. Dissenters' rights cannot be validly exercised by persons other than the record holders of Common Stock, regardless of the beneficial ownership thereof. Persons who are beneficial owners of Common Stock but whose shares are held of record by another person, such as a broker, a bank or a nominee, should instruct the record holder to follow the procedure outlined below if they wish to dissent from the Merger with respect to any or all of their shares.

     Under Sections 1300 to 1312 of the CGCL, any shareholder of record of SJW who votes any and all of his or her shares against the Merger and who intends to enforce his or her dissenter's rights must, on or before the date of the Annual Meeting, which is to be held on April 20, 2000, submit to SJW at its principal executive offices, 374 W. Santa Clara St., San Jose, CA, 95113, Attention:
Corporate Secretary or to SJW's transfer agent, Equiserve at Shareholder Services Division, P.O. Box 644, M/S 45-02-09, Boston, MA 02102-0644, a written demand that SJW purchase for cash some or all of his or her shares voted against the Merger, which demand shall state the number and class of shares which he or she demands that SJW purchase and the amount which the shareholder claims to be the fair market value of those shares as of October 28, 1999, the first business day before the announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger.

     Dissenters' rights may not be perfected with respect to any shares unless such shares are voted against the Merger. A record shareholder may vote part of the shares which he or she is entitled to vote in favor of or in abstention with respect to the Merger without jeopardizing dissenter's rights as to shares voted against the Merger, however, if a record shareholder votes part of the shares he or she is entitled to vote in favor of the Merger and fails to specify the number of shares he or she is voting in favor of the Merger, it is conclusively presumed under the CGCL that his or her approving vote is with respect to all shares which he or she is entitled to vote. A vote to abstain will not constitute a vote against the Merger for purposes of dissenters' rights. Further, voting against the Merger will not of itself, absent compliance with the provisions summarized herein, satisfy the requirements of the CGCL for exercise of dissenters' rights.

     If any shareholder of SJW has a right to require SJW to purchase his or her shares for cash under the provisions of the CGCL, SJW will mail to each such shareholder an Approval Notice within ten (10) days after approval of the Merger, stating the price determined by SJW to represent the fair market value of the dissenting shares and briefly describing the procedure to be followed if the shareholder desires to exercise his or her dissenters' rights. A dissenting shareholder must, within 30 days after SJW mails to him or her the Approval Notice, submit to SJW or its transfer agent at the addresses set forth above certificates representing the dissenting shares which he or she demands that SJW purchase so that such certificates may be stamped or endorsed with a statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. The Approval Notice will specify the date by which the submission of certificates for endorsement must be made to SJW and a submission made after such date will not be effective for any purpose. If SJW and a dissenting shareholder agree that the shares are dissenting shares entitled to receive payment therefor and agree upon the price of such shares, SJW, upon surrender of the certificates evidencing such shares, will make payment of such amount (plus interest thereon from the date of such agreement) within 30 days after such agreement. Any agreement fixing the fair market value of any dissenting shares between a dissenting shareholder and SJW shall be filed with the Secretary of the Company.

     If SJW denies that the shares are dissenting shares entitled to receive payment therefor, or SJW and the dissenting shareholder fail to agree respecting the fair market value of the shares, the dissenting shareholder may, within six months after the date on which the Approval Notice was mailed to the shareholder, but not thereafter, file a complaint in the Superior Court of the County of Santa Clara, State of California, requesting that the Court determine whether the shares are dissenting shares and/or the fair market value of such dissenting shares. The costs of the action will be assessed or apportioned as the Court considers equitable, but, if the fair market value is determined to exceed the price offered to the shareholder by SJW, SJW will be required to pay the costs of the action and may be required to pay counsel fees. A dissenting shareholder may not withdraw his or her dissent or demand for payment without the consent of the SJW Board. The rights of dissenting shareholders to demand payment terminate if, among other things, the Merger is abandoned or if the shares are transferred prior to submission for endorsement as dissenting shares.

     The foregoing is a brief summary of the rights of dissenting shareholders, does not purport to be a complete statement thereof and is qualified in its entirety by reference to the applicable statutory provisions of the CGCL which are set forth in Annex C hereto.

                             ELECTION OF DIRECTORS

     At the Annual Meeting nine (9) directors, constituting the entire board, are to be elected. They are each to hold office until the next annual meeting of the SJW's shareholders and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director.

     A brief biography of each nominee, including the nominee's business experience during the past 5 years, is set forth below. All nominees are currently directors of SJW, and have been so for at least five (5) years. Furthermore, all nominees are also directors of San Jose Water Company, the wholly-owned public utility water corporation subsidiary of SJW, and of SJW Land Company, the wholly-owned real estate development company subsidiary of SJW. It is SJW's intention to appoint all persons elected as directors of the SJW at the annual meeting to be the directors of San Jose Water Company and SJW Land Company for a concurrent term.

     In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the SJW is not aware of any nominee who is unable or will decline to serve as a director.

     MARK L. CALI, Attorney at Law, with the firm Clark, Cali and Negranti, LLP since December 1996. Formerly, he was with the firm Bledsoe, Cathcart, Diestel, Livingston, and Pedersen from October 1994 through November 1996, with Jencks & Hunt from May 1994 through October 1994, and prior to that with Ropers, Majeski, Kohn, Bently, Wagner and Kane from October 1990 through May 1994. Mr. Cali, age 34, has served as a director of San Jose Water Company since 1992.

     J. PHILIP DINAPOLI, Attorney at Law, Chairman of Comerica California Inc. (California bank holding company). He serves as a director of Comerica, Inc. (bank holding company) and Comerica Bank-California (bank). He served as Chairman of Citation Insurance Company (Workers Compensation specialty carrier) until November 20, 1996. He is also the owner of DiNapoli Development Company (real estate development company). Mr. DiNapoli, age 60, is a member of the Audit Committee and has served as a director of the San Jose Water Company since 1989.

     DREW GIBSON, Principal of the Gibson Speno Company (real estate development and investment company) and Chairman of the Board of the Gibson Speno Management Company (real estate management company). He is a director of Celluphone, Inc. (California based cellular agent) and served as a director of Comerica Bank-California (bank) until December 31, 1998. Mr. Gibson, age 57, is a member of the Audit and Compensation Committees and has served as a director of San Jose Water Company since 1986.

     RONALD R. JAMES, President Emeritus of the San Jose Chamber of Commerce (business promotion organization), formerly President and Chief Executive Officer of the Chamber. Mr. James, age 71, is a member of the Audit and Compensation Committees and has served as a director of San Jose Water Company since 1974.

     GEORGE E. MOSS, Vice Chairman of the Board of Roscoe Moss Manufacturing Company (manufacturer of steel water pipe and well casing). Mr. Moss was formerly President of the Roscoe Moss Company

(holding company). Mr. Moss, age 68, is a member of the Executive and Compensation Committees and has served as a director of San Jose Water Company since 1984.

     ROSCOE MOSS, JR., Chairman of the Board of Roscoe Moss Manufacturing Company (manufacturer of steel water pipe and well casing). Mr. Moss was formerly Chairman of the Board of Roscoe Moss Company (holding company). Mr. Moss, age 70, is a member of SJW's Executive and Compensation Committees and has served as a director of San Jose Water Company since 1980.

     W. R. ROTH, President and Chief Executive Officer of SJW. President since October 1996 and Chief Executive Officer since September, 1999, he was Vice President from April 1992 until October 1996 and Chief Financial Officer and Treasurer of SJW from January 1990 until October 1996. He has been President of San Jose Water Company since October 1994 and Chief Executive Officer since October 1996. Prior to that he was Chief Operating Officer from October 1994 until October 1996. He was Vice President of San Jose Water Company from April 1992 until July 1994 and Senior Vice President from July 1994 until October 1994. He served as Chief Financial Officer and Treasurer from January 1990 until October 1994. Mr. Roth, age 47, serves on the Corporation's Executive Committee and has served as a director of San Jose Water Company since 1994.

     CHARLES J. TOENISKOETTER, President of Toeniskoetter & Breeding Inc. (construction and real estate development company). He also serves as a director of Redwood Trust, Inc. (real estate investment trust). Mr. Toeniskoetter, age 55, is a member of the Audit Committee and has served as a director of San Jose Water Company since 1991.

     J.W. WEINHARDT, Chairman of SJW. Prior to becoming Chairman in October 1996 he was President and Chairman of the Board of San Jose Water Company. Prior to his election to Chairman of the Board in October 1994, he was President of the San Jose Water Company. He also served as Chief Executive Officer of the San Jose Water Company until October 1996, and as Chief Executive Officer of SJW until September, 1999. Mr. Weinhardt, age 68, is a member of the SJW's Executive Committee and has served as a director of San Jose Water Company since 1975. Mr. Weinhardt also serves as a director of California Water Service Group. Until November 30, 1997, Mr. Weinhardt served as a director of SJNB Financial Corp. and its subsidiary San Jose National Bank.

     Nominees Roscoe Moss, Jr. and George Moss are brothers. With that exception, no nominee has any family relationship with any other nominee or with any executive officer. Other than Mr. Weinhardt and Mr. Roth, whose employment relationships with San Jose Water Company and SJW Land Company are described above, no nominee is or has been employed in his principal occupation or employment during the past 5 years by SJW or its subsidiaries.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 31, 1999, certain information concerning ownership of shares of Common Stock by each director of SJW, each of the Chief Executive Officer of SJW and the four most highly compensated executive officers of SJW and its subsidiaries for the year ended December 31, 1999 and all directors and executive officers of SJW and its subsidiaries as a group. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that authority is shared by spouses under applicable law.

                                                              SHARES BENEFICIALLY
                                                               OWNED DIRECTLY OR     PERCENT
                            NAME                               INDIRECTLY(1)(3)       CLASS
                            ----                              -------------------    -------
Directors:
  Mark L. Cali..............................................           4,514             *
  J. Philip DiNapoli........................................             600             *
  Drew Gibson...............................................           1,000             *
  Ronald R. James...........................................             200             *
  George E. Moss(1)(2)......................................         497,812          16.3%
  Roscoe Moss, Jr.(2).......................................         523,878          17.2%
  W. R. Roth................................................           6,350             *
  Charles J. Toeniskoetter..................................             300             *
  J.W. Weinhardt............................................           6,050             *
Executive Officers:
  G.J. Belhumeur............................................             918             *
  R.J. Pardini..............................................             514             *
  Angela Yip................................................             250             *
  R.S. Yoo..................................................               0             *
All directors and executive officers as a group (18
  individuals)..............................................       1,044,102          34.3%

---------------
 * Denotes an amount less than 1% of outstanding Common Stock of SJW, based upon 3,045,147 shares then outstanding.

(1) Includes 119,139 shares held by the John Kimberly Moss Trust for which Mr. George Moss is trustee or co-trustee.

(2) The address for George Moss and Roscoe Moss is 4360 Worth Street, Los Angeles, CA 90063.

(3) Information with respect to beneficial ownership is based upon reports furnished by the directors and officers.

     The Board of Directors has an Executive Committee, an Executive Compensation Committee and an Audit Committee. The Audit Committee reviews the results of the annual audit, the financial statements, any supplemental management information submitted by the auditors, and internal accounting and control procedures. It also recommends the selection of auditors to SJW's shareholders. The Executive Compensation Committee reviews and recommends to the Board of Directors appropriate compensation for executive officers of the corporation. There is no standing nominating committee. During 1999, there were 4 regular meetings of the Board of Directors, 3 regular meetings of the Audit Committee and 1 regular meeting of the Executive Compensation Committee. All directors attended 100% of all regular Board and applicable committee meetings, except Mr. Gibson who was unavailable for one regular meeting.

     In addition and due entirely to the merger activity, there were four special meetings of the Board of Directors, two of the Strategic Alternatives Committee and two of the Executive Compensation Committee. Roscoe Moss Jr. was unavailable for one each of the special Executive Compensation and Strategic Alternative Committee meetings.

     Until September, 1999, SJW, San Jose Water Company and SJW Land Company each paid their non-employee directors annual retainers in the amounts of $3,000, $13,200 and $0, respectively. In addition, all directors of SJW and San Jose Water Company were paid $1,000 for each Board or committee meeting attended. SJW Land Company directors were paid $500 for each Board meeting attended. Effective September, 1999 the annual retainers were increased for SJW, San Jose Water Company and SJW Land Company to $6,000, $16,000 and $5,000, respectively.

     Upon ceasing to serve as a director of SJW, San Jose Water Company or SJW Land Company, as the case may be, directors or their estate are currently entitled to receive from the respective corporation an annual benefit equal to the annual retainer paid to its directors. This benefit will be paid for the number of years the director served on the board up to a maximum of 10 years.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Executive Compensation Committee was at any time during the 1999 fiscal year or at any other time an officer or employee of SJW or any of its subsidiaries. No executive officer of SJW serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of SJW's Board of Directors or Executive Compensation Committee. The following non-employee directors served on the Executive Compensation Committee during fiscal 1999: Drew Gibson, Ronald R. James, Roscoe Moss, Jr. and George E. Moss.

                             EXECUTIVE COMPENSATION

     The following table contains certain summary information regarding cash compensation, paid by SJW and its subsidiaries for each of SJW's last three completed fiscal years, to the Chairman and the Chief Executive Officer and to the next four highest compensated executive officers.

                                                                                LONG TERM COMPENSATION(1)
                                       ANNUAL COMPENSATION(1)           -----------------------------------------
                                -------------------------------------    AWARDS
                                                              OTHER     ---------              PAYOUTS      ALL
                                                              ANNUAL    RESTRICT-              --------    OTHER
      NAME AND PRINCIPAL                                     COMPEN-    ED STOCK    OPTIONS/     LTIP     COMPEN-
           POSITION             YEAR    SALARY     BONUS      SATION    AWARD(S)     SAR'S     PAYOUTS    SATION
      ------------------        ----   --------   --------   --------   ---------   --------   --------   -------
J. W. Weinhardt...............  1999   $147,596                                                           $19,404(2)
  Chairman SJW Corp.,           1998   $126,442                                                           $16,793(2)
  San Jose Water Company        1997   $ 95,513                                                           $ 9,090(2)
  and SJW Land Company
W. R. Roth....................  1999   $347,596                                                           $19,900(2)
  President and CEO             1998   $324,038                                                           $17,800(2)
  SJW Corp. and San Jose Water  1997   $214,903                                                           $11,400(2)
  Company; President SJW Land
  Company
G. J. Belhumeur...............  1999   $158,557                                                           $ 6,342(3)
  Vice-President                1998   $148,558                                                           $ 4,289(3)
  San Jose Water Company        1997   $122,833                                                           $ 3,685(3)
R. J. Pardini.................  1999   $148,558                                                           $ 5,942(3)
  Vice President                1998   $138,577                                                           $ 4,002(3)
  San Jose Water Company        1997   $117,064                                                           $ 3,512(3)
R. J. Balocco.................  1999   $148,558                                                           $ 5,942(3)
  Vice President                1998   $138,172                                                           $ 4,002(3)
  San Jose Water Company        1997   $113,991                                                           $ 3,512(3)

---------------
(1) Long Term Compensation Award or Payout Plans are not provided to employees of SJW or its subsidiaries.

(2) Represents matching contributions paid by the San Jose Water Company under its Salary Deferral Plan of $4,800 in both 1997 and 1998 and $6,400 in 1999. Mr. Weinhardt who received deferred compensation of $2,490 in 1997 and $3,793 in 1998 and $5,904 in 1999. The balances are amounts received for Directors fees.

(3) Represents matching contributions paid by the San Jose Water Company under its Salary Deferral Plan.

     The foregoing table does not include benefits provided under San Jose Water Company's Retirement Plan (the "Retirement Plan") or Supplemental Executive Retirement Plan (SERP).

     All employees of San Jose Water Company participate in the Retirement Plan. Although subject to adjustment to comply with Internal Revenue Code requirements, the regular benefit formula of the plan provides for a monthly retirement benefit equal to 1.6% of the employee's average monthly compensation for each year of credited service. Compensation means the employee's regular salary prior to reduction under the Deferral Plan. The plan also contains a minimum benefit formula which, although also subject to adjustment, provides for a monthly retirement benefit equal to up to 55% of the employee's average compensation for the highest 36 consecutive months of compensation, less 50% of primary social security benefits. This minimum monthly benefit is reduced by 1/30th for each year of credited service less than 30 years. Benefits vest after 5 years of service or at age 65 and there are provisions for early retirement. In 1992 the Board of Directors of San Jose Water Company adopted a nonqualified, unfunded Supplemental Executive Retirement Plan (SERP) for certain executives and officers of the San Jose Water Company. It is intended that the SERP in combination with the Retirement Plan will provide the covered executives and officers with a total retirement benefit commensurate with executives and officers of other comparable private water utilities. A minimum of ten years of service is required for vesting in the SERP. The amounts contributed to the Retirement Plan by San Jose Water Company to fund retirement benefits with respect to any individual employee cannot be readily ascertained. The following table sets forth combined estimated retirement benefits, payable as a straight life annuity, assuming retirement at age 65 using the minimum benefit formula and the SERP:

                               PENSION PLAN TABLE

                                 YEARS OF SERVICE
  AVERAGE      ----------------------------------------------------
COMPENSATION   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
------------   --------   --------   --------   --------   --------
  $150,000     $ 49,500   $ 66,000   $ 78,000   $ 90,000   $ 90,000
  $175,000     $ 57,750   $ 77,000   $ 91,000   $105,000   $105,000
  $200,000     $ 66,000   $ 88,000   $104,000   $120,000   $120,000
  $225,000     $ 74,250   $ 99,000   $117,000   $135,000   $135,000
  $250,000     $ 82,500   $110,000   $130,000   $150,000   $150,000
  $275,000     $ 90,750   $121,000   $143,000   $165,000   $165,000
  $300,000(1)  $165,000   $165,000   $165,000   $180,000   $180,000
  $325,000(1)  $178,750   $178,750   $178,750   $195,000   $195,000
  $350,000(1)  $192,500   $192,500   $192,500   $210,000   $210,000
  $375,000(1)  $206,250   $206,250   $206,250   $225,000   $225,000

---------------
(1) Applies to Mr. Roth only.

     The number of years of credited service and covered compensation at December 31, 1999 is for Mr. Roth, 10 years, $347,596; Mr. Belhumeur, 29 years, $158,557; Mr. Pardini, 12 years, $148,558 and Mr. Balocco, 17 years, $148,558.
Applicable laws and regulations may limit the amounts which may be paid. Mr. Roth shall be entitled to a retirement benefit hereunder, payable to him on a monthly basis, at the later of his attainment of fifty-five (55) years of age or his actual retirement in an amount equal to the greater of (i) the benefit to which he would otherwise be entitled under the SERP or (ii) fifty-five percent (55%) of the highest average monthly compensation during 36 calendar months of Mr. Roth's employment.

     Effective January 1, 1997, Mr. Weinhardt commenced receiving benefits under the Retirement Plan and SERP.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     As members of the Executive Compensation Committee it is our duty to review compensation levels of the executive officers of SJW and its subsidiaries and to make appropriate recommendations to the Board of Directors.

     The compensation policy of SJW, as recommended by the Committee and approved by the Board of Directors, requires that a portion of the annual compensation of each officer relate to and must be contingent upon, the long-term total return to shareholders of the corporation, within the constraints imposed upon the San Jose Water Company by the regulatory process, as well as the individual contribution of each officer. A goal of this process is to attract, develop and retain high-quality senior management through competitive compensation. The committee reviews with the Board of Directors all aspects of compensation for the Chairman J. W. Weinhardt and that of the Chief Executive Officer and President W.R. Roth. In January, 1999, the Committee met and recommended and the Board of Directors approved that Mr. Weinhardt's salary as Chairman of the Board of Directors be set at $150,000, effective January 1, 1999. Mr. Roth's salary as President of SJW was at the same time set at $350,000 effective January 1, 1999.

     Also in January, 1999 the Committee reviewed the reasonableness of compensation paid to executive officers of SJW based in part on information provided by the Chief Executive Officer and President. In doing so, the Committee took into account how the particular compensation compares to compensation paid by other similarly situated companies, individual performance, tenure and internal comparability considerations. The Committee also recommended to the Board the adoption of an Executive Severance Plan which is described under "Approval and Adoption of the Merger Agreement -- Interest of Certain Persons in the Merger." The Committee's recommendations were found to be reasonable and the Board of Directors approved the compensation schedule for the executive officers.

     In September 1999 the Committee recommended to the Board of Directors the Transactions Incentive and Retention Program and certain amendments to the Executive Severance Plan, which are described under "Approval of the Merger -- Interest of Certain Persons in the Merger."

                                          Executive Compensation Committee
                                          DREW GIBSON
                                          RONALD R. JAMES
                                          GEORGE E. MOSS
                                          ROSCOE MOSS, JR.
Dated: January 27, 2000

                               PERFORMANCE GRAPH

     The following performance graph compares the changes in the cumulative shareholder return on the Common Stock of SJW with the cumulative total return on the Water Utility Index and the S&P 500 Index during the last five years ended December 31, 1999. The comparison assumes $100 was invested on January 1, 1994 in the Common Stock of SJW and in each of the foregoing indices and assumes reinvestment of dividends.

                  SJW CORP. FIVE YEAR CUMULATIVE TOTAL RETURN
                               1/1/95 TO 12/31/99

                                  1995     1996     1997     1998     1999
                                  ----     ----     ----     ----     ----
      SJW Corp.                    124      164      221      223      472
      Water Utility Index          129      156      214      269      278
      S&P 500                      138      169      225      290      351

     1. The Water Utility Index is the 14 company Water Utility Index prepared by Edward D. Jones & Co.

     The preceding Compensation Committee Report on Executive Compensation and the preceding SJW Corp. Stock Performance Graph shall not be deemed incorporated by reference into any previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, nor are such Report or Graph to be incorporated by reference into any future filings.

                RATIFICATION OF APPROVAL OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has recommended the continued use by the Corporation of the services of KPMG LLP as the independent auditors for SJW. KPMG LLP has been the independent auditor for San Jose Water Company and its predecessor San Jose Water Works since 1936. The Board of Directors recommends a vote "FOR" the adoption of the proposal to ratify the selection of KPMG LLP, certified public accountants, to audit the accounts of SJW for the year 2000.

     Representatives of KPMG LLP are expected to be present at the annual meeting. They have been offered the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSAL

     SJW has been advised that James J. Palma, 6590 Little Falls Dr., San Jose, California 95120, the owner of 800 shares, intends to submit the following proposal at the Annual Meeting:

     The Directors of SJW Corp. will join with James J. Palma solely for the purposes to FIRE Board of Directors and the CEO and President (Foy and Nelson) of "CWT."

Statement Supporting Proposal:

James J. Palma submitted the following statement in support of above proposal:

     "Acquisition by California Water Service ("CWT"), Group of Dominguez Service ("Domz"), Harbor Water Company and South Sound Utility Company (these are proposed acquisitions) are disastrous to the 14% interest of SJW, Inc. in "CWT." Read Federal Accounting Standard Board statement on pooling of interest accounting dated 090898. In part, page 2 is stated:

        '- The pooling of method provides investors with less information -- and less relevant information -- than the purchase method.

         - The pooling method ignores the values exchanged in a business combination, while the purchase method reflects them.

         - It is difficult for investors to compare companies when they have used difference methods of accounting for what is essentially the same transaction.

         - Business combinations are acquisitions and should be accounted for as such, based on the value of what is given up in exchange, regardless of whether it is cash, other assets, debt, or equity shares.

         - Because cash flows are the same no matter what accounting method is used, the boost in earnings under the pooling method reflects artificial accounting differences rather than real economic differences.

         After the comment period and public hearings, the Board will consider all comment letters and testimony as it reconsiders each issue during public meetings to be held over several months in 2000. "We estimate that our process will be complete and a final Statement issued by the end of 2000," Mr. Jenkins said. If adopted as a final Statement, the standard would be effective for business combinations initiated after the Statement is published. Copies of the proposal are available on the FASB's website at www.fasb.org and through the Board's Order Department, 401 Merritt 7, PO Box 511, Norwalk, CT 06856-5116, telephone 203-847-0700, ext. 555.'

     Paying 53 times earnings for "Domz" is ridiculous.

     Accordingly, directors of SJW Corporation will join with James J. Palma solely for the purpose to FIRE Directors and CEO and President(Foy and Nelson) of "CWT."

                                            Sincerely,

                                            James J. Palma"

Statement in Opposition to Proposal

     The Board of Directors of SJW recommends a vote AGAINST this proposal. The Board of Directors of SJW believes that the merger of California Water Service Group ("CWT") and Dominguez Water Company ("Dominguez") is part of the pattern of consolidation recently developing in the water utility industry. The Board of Directors also believes that CWT would consider approval of this shareholder proposal an action hostile to its interests. In addition, the Board of Directors considers opposition to the CWT-Dominguez merger inconsistent with the recommendation of the Board of Directors of SJW in favor of the approval and adoption of the Merger Agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1999, SJW Land Company retained Toeniskoetter & Breeding, Inc. (TBI) to construct tenant improvements for one office suite to implement the relocation of a tenant in SJW's recently acquired office building at 1265 South Bascom Avenue in San Jose, California. SJW Land Company paid TBI $24,900, which included a fee for TBI's services in the amount of $1,342.

     In 1999, SJW Land Company and Toeniskoetter & Breeding, Inc. formed a limited partnership whose sole purpose is to construct and manage a new office building on the Company's property at 450 West Santa Clara Street in San Jose, California. The project consists of 22,080 square feet of office space scheduled to be completed in May, 2000 and is fully committed for lease. The partnership executed a contract with Toeniskoetter & Breeding, Inc. Construction to construct the building shell for $2,300,000. The construction contract includes a fee for TBI of approximately $129,775. Toeniskoetter & Breeding, Inc. Development will also receive an annual management fee of approximately $120,000 from the partnership.

     In 1999, San Jose Water Company sold its Blossom Hill Station real property to Gibson Speno Company-Blossom Hill. Gibson Speno Company-Blossom Hill is an entity owned and controlled by Gibson Speno Company, LLC. Three independent MAI appraisals were obtained by San Jose Water Company, indicating a fair market value of $5,250,000 for the approximately 5 acre site. Gibson Speno Company-Blossom Hill paid the full appraised price in cash.

                 SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires SJW's executive officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no other reports were required during 1999, SJW believes that as of December 31, 1999 all officers, directors and greater than ten percent beneficial owners are current with all Section 16(a) filing requirements.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents relating to SJW, other than exhibits to such documents (unless such exhibits specifically are incorporated by reference in such documents), are available without charge, upon written or oral request, from SJW Corp., 374 West Santa Clara Street, San Jose, California 95113, Attention: Corporate Secretary, telephone: (408) 279-7961. In order to ensure timely delivery of the documents requested, any such request should be made by April 3, 2000.

     The following documents previously filed by SJW with the Commission are incorporated in this Proxy Statement by reference:

          (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          (2) Quarterly Report on Form 10-Q for the quarter ended March 31,
     1999;

          (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

          (4) Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

          (5) Current Report on Form 8-K filed November 5, 1999; and

          (6) Form 8-B dated July 31, 1985.

     All reports and other documents subsequently filed by SJW pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the date of the Annual Meeting shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement.

               REPRESENTATIVES OF INDEPENDENT PUBLIC ACCOUNTANTS

     The SJW Board has selected KPMG LLP as SJW's independent public accountants for the current fiscal year. Representatives of that firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at next year's annual meeting of shareholders scheduled for April 19, 2001, must be received by SJW by November 12, 2000, for inclusion in the SJW's proxy materials relating to that meeting. Proposals which comply with all rules and regulations of the SEC and are timely received will be included in next year's Proxy Statement.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matters to come before the meeting other than as set forth herein. If any other matters should be brought before the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the meeting, you are urged to complete, sign and return your proxy promptly.

     To present other matters to the meeting, you must provide advance written notice to SJW. For purposes of the 2000 Annual Meeting, that notice must be received by January 27, 2000.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF OCTOBER 28, 1999
                                     AMONG
                      AMERICAN WATER WORKS COMPANY, INC.,
                             SJW ACQUISITION CORP.
                                      AND
                                   SJW CORP.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
ARTICLE I THE MERGER........................................     A-1
  1.1.   The Merger.........................................     A-1
  1.2.   Closing............................................     A-1
  1.3.   Effective Time.....................................     A-1
  1.4.   Effects of the Merger..............................     A-2
  1.5.   Articles of Incorporation..........................     A-2
  1.6.   By-Laws............................................     A-2
  1.7.   Officers and Directors of Surviving Corporation....     A-2
  1.8.   Effect on Capital Stock............................     A-2
  1.9.   Further Assurances.................................     A-3
ARTICLE II EXCHANGE OF CERTIFICATES.........................     A-3
  2.1.   Exchange Fund......................................     A-3
  2.2.   Exchange Procedures................................     A-3
  2.3.   No Further Ownership Rights in SJW Common Stock....     A-3
  2.4.   Termination of Exchange Fund.......................     A-4
  2.5.   No Liability.......................................     A-4
  2.6.   Investment of the Exchange Fund....................     A-4
  2.7.   Lost Certificates..................................     A-4
  2.8.   Withholding Rights.................................     A-4
  2.9.   Stock Transfer Books...............................     A-4
ARTICLE III REPRESENTATIONS AND WARRANTIES..................     A-5
  3.1.   Representations and Warranties of SJW..............     A-5
  3.2.   Representations and Warranties of Parent...........    A-14
  3.3.   Representations and Warranties of Parent and Merger
         Sub................................................    A-15
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS........    A-16
  4.1.   Covenants of SJW...................................    A-16
  4.2.   Covenants of Parent................................    A-18
  4.3.   Advice of Changes; Governmental Filings............    A-19
  4.4.   Transition Planning; Continued Operations of SJW...    A-19
  4.5.   Control of SJW's Business..........................    A-19
ARTICLE V ADDITIONAL AGREEMENTS.............................    A-19
  5.1.   Preparation of SJW Proxy Statement; SJW
         Shareholders Meeting...............................    A-19
  5.2.   Access to Information..............................    A-20
  5.3.   Reasonable Best Efforts............................    A-21
  5.4.   Acquisition Proposals..............................    A-22
  5.5.   Employee Benefits Matters..........................    A-23
  5.6.   Fees and Expenses..................................    A-24
  5.7.   Directors' and Officers' Indemnification and
         Insurance..........................................    A-24
  5.8.   Public Announcements...............................    A-25
  5.9.   Disclosure Schedule Supplements....................    A-25
ARTICLE VI CONDITIONS PRECEDENT.............................    A-26
  6.1.   Conditions to Each Party's Obligation to Effect the
         Merger.............................................    A-26
  6.2.   Additional Conditions to Obligations of Parent and
         Merger Sub.........................................    A-27
  6.3.   Additional Conditions to Obligations of SJW........    A-27

                                                                PAGE
                                                                ----
ARTICLE VII TERMINATION AND AMENDMENT.......................    A-27
  7.1.   Termination........................................    A-27
  7.2.   Effect of Termination..............................    A-29
  7.3.   Amendment..........................................    A-29
  7.4.   Extension; Waiver..................................    A-29
ARTICLE VIII GENERAL PROVISIONS.............................    A-30
  8.1.   Non-Survival of Representations, Warranties and
         Agreements.........................................    A-30
  8.2.   Notices............................................    A-30
  8.3.   Interpretation.....................................    A-30
  8.4.   Counterparts.......................................    A-31
  8.5.   Entire Agreement; No Third Party Beneficiaries.....    A-31
  8.6.   Governing Law......................................    A-31
  8.7.   Severability.......................................    A-31
  8.8.   Assignment.........................................    A-31
  8.9.   Submission to Jurisdiction; Waivers................    A-31
  8.10.  Enforcement........................................    A-32
  8.11.  Definitions........................................    A-32
  8.12.  Other Agreements...................................    A-33

                           GLOSSARY OF DEFINED TERMS

DEFINITION                                                      LOCATION OF DEFINITION
----------                                                      ----------------------
1935 Act....................................................    Section 3.1(t)
Acquisition Proposal........................................    Section 5.4
Agreement...................................................    Preamble
AMEX........................................................    Section 3.1(c)(iii)
Benefit Plans...............................................    Section 8.11(a)
Board of Directors..........................................    Section 8.11(b)
Business Day................................................    Section 8.11(c)
CCC.........................................................    Section 1.1
Certificate.................................................    Section 1.8(b)
Closing.....................................................    Section 1.2
Closing Date................................................    Section 1.2
Code........................................................    Section 2.8
Confidentiality Agreement...................................    Section 5.2
Contracts...................................................    Section 3.1(c)(ii)
Delaware Certificate of Merger..............................    Section 1.3
Delaware General Corporation Law............................    Section 1.1
Dissenting Shares...........................................    Section 1.8(e)
DOJ.........................................................    Section 5.3(b)
DRIP........................................................    Section 3.1(b)(i)
Encumbrances................................................    Section 3.1(b)(iv)
Effective Time..............................................    Section 1.3
Environmental Claim.........................................    Section 3.1(g)(v)(A)
Environmental Law...........................................    Section 3.1(g)(v)(B)
ERISA.......................................................    Section 3.1(h)(i)
Exchange Act................................................    Section 3.1(c)(iii)
Exchange Agent..............................................    Section 2.1
Exchange Fund...............................................    Section 2.1
Expenses....................................................    Section 5.6
Final Order.................................................    Section 6.1(c)
GAAP........................................................    Section 3.1(d)
Governmental Entity.........................................    Section 3.1(c)(iii)
Hazardous Materials.........................................    Section 3.1(g)(v)(C)
Health Agencies.............................................    Section 3.1(c)(iii)
HSR Act.....................................................    Section 3.1(c)(iii)
Indemnified Parties.........................................    Section 5.7(a)
knowledge...................................................    Section 8.11(d)
Laws........................................................    Section 3.1(c)(ii)
Material Adverse Effect.....................................    Section 8.11(e)
Merger......................................................    Recitals
Merger Consideration........................................    Section 1.8(a)
Merger Sub..................................................    Preamble
Orders......................................................    Section 3.1(c)(ii)
Parent......................................................    Preamble
Parent Financial Advisor....................................    Section 3.2(e)
Parent Ordinary Shares......................................    Section 3.1(v)
Person......................................................    Section 8.11(g)

DEFINITION                                                      LOCATION OF DEFINITION
----------                                                      ----------------------
PUCs........................................................    Section 3.1(c)(iii)
Release.....................................................    Section 3.1(g)(v)(D)
Required SJW Vote...........................................    Section 3.1(p)
Rights......................................................    Section 3.1(b)(i)
Rights Plan.................................................    Section 3.1(b)(i)
SEC.........................................................    Section 3.1(d)
Significant Subsidiary......................................    Section 8.11(h)
SJW.........................................................    Preamble
SJW Board Approval..........................................    Section 3.1(o)
SJW Common Stock............................................    Recitals
SJW Disclosure Schedule.....................................    Section 3.1
SJW Employees...............................................    Section 5.5(b)(i)
SJW Financial Advisor.......................................    Section 3.1(r)
SJW Proxy Statement.........................................    Section 5.1(a)
SJW Required Consents.......................................    Section 3.1(c)(iii)
SJW SEC Reports.............................................    Section 3.1(d)
SJW Shareholders Meeting....................................    Section 5.1(b)
SJW Voting Debt.............................................    Section 3.1(b)(ii)
Subsidiary..................................................    Section 8.11(h)
Superior Proposal...........................................    Section 8.11(i)
Surviving Corporation.......................................    Section 1.1
Tax Return..................................................    Section 3.1(k)(vi)
Taxes.......................................................    Section 3.1(k)(vi)
Termination Date............................................    Section 7.1(b)
Termination Fee.............................................    Section 7.2(b)
Violation...................................................    Section 3.1(c)(ii)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 28, 1999 (this "Agreement"), among American Water Works Company, Inc., a Delaware corporation ("Parent"), SJW Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and SJW Corp., a California corporation ("SJW").

                             W I T N E S S E T H :

     WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and SJW have each determined that this Agreement and the merger of Merger Sub with and into SJW (the "Merger") in accordance with the provisions of this Agreement are advisable and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which the holders of shares of common stock, $3.125 par value, of SJW ("SJW Common Stock") will be converted into the right to receive the Merger Consideration (as defined in Section 1.8) for each share of SJW Common Stock issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (other than shares of SJW Common Stock that are owned or held directly or indirectly by Parent or SJW which shall be canceled as provided in Section 1.8, and Dissenting Shares (as defined in Section 1.8)), and SJW will become a wholly owned subsidiary of Parent;

     WHEREAS, Parent, Merger Sub and SJW desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

     WHEREAS, as an inducement for Parent to enter into this Agreement, certain stockholders of SJW have entered into voting support agreements; and

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California Corporation Code (the "CCC") and Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into SJW at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and SJW shall continue as the surviving corporation (the "Surviving Corporation").

     1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Pacific time, as soon as practicable, but in any event not later than the third Business Day, after the satisfaction or waiver (subject to any applicable Law or Order (each as defined in Section 3.1(c)) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Brobeck, Phleger & Harrison LLP, Spear Street Tower, One Market, San Francisco, CA 94105, unless another place is agreed to in writing by the parties hereto.

     1.3. Effective Time. On the Closing Date, the parties shall (i) file agreements of merger (or like instruments) (collectively, the "Agreement of Merger") in such form as is required by and executed in accordance with the relevant provisions of the CCC and DGCL and (ii) make all other filings or recordings required under the CCC and DGCL. The Merger shall become effective at such time as the Agreement of Merger has been duly filed with the California Secretary of State and the Delaware Secretary of State or at such subsequent time as Parent and SJW shall agree and be specified in the Agreement of Merger (the date and time the Merger becomes effective being the "Effective Time").

     1.4. Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of SJW and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of SJW and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5. Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended in accordance with the CCC to read in its entirety as set forth in Exhibit 1.5 hereto until thereafter amended as provided therein and under the CCC.

     1.6. By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein and under applicable Law or Order.

     1.7. Officers and Directors of Surviving Corporation. The officers of SJW as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

     1.8.  Effect on Capital Stock.

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of SJW Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of SJW Common Stock that are 100% owned or held directly or indirectly by Parent or SJW, which shall be canceled as provided in Section 1.8(c) and Dissenting Shares) shall be converted into the right to receive, subject to the provisions of Article II, $128.00 in cash (the "Merger Consideration"), without any interest or dividends thereon, except as provided in Section 2.3.

          (b) As a result of the Merger and without any action on the part of the holders thereof, at Effective Time, all shares of SJW Common Stock shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of SJW Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of SJW Common Stock, except the right to receive the applicable Merger Consideration, other than with respect to SJW Common Stock to be canceled in accordance with Section 1.8(c) and Dissenting Shares, in accordance with Article II upon the surrender of such Certificate.

          (c) Each share of SJW Common Stock issued that is 100% owned or held directly or indirectly by Parent or SJW at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and no payment or other consideration shall be delivered in exchange therefor.

          (d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation as of the Effective Time.

          (e) Notwithstanding any other provision of this Agreement, shares of SJW Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has voted against the approval of this Agreement and who has demanded the payment of such shares at fair value in accordance with Section 1301 of the CCC ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration but shall be converted into the right to receive such consideration as may be determined to be due to such holder pursuant to the CCC, unless such holder fails to perfect such demand for payment within the period prescribed by the CCC or withdraws or otherwise loses such holder's right to payment under the CCC. If, after the Effective Time, such holder fails to perfect such demand for payment or withdraws or loses such holder's right to payment, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger

     Consideration, without interest or dividends thereon, except as provided in
     Section 2.3. SJW shall give Merger Sub prompt notice of any written demands received by SJW for payment of fair value for shares of SJW Common Stock, withdrawals of such demands, and other instruments served pursuant to the CCC and received by SJW and relating thereto. Parent shall direct all negotiations and proceedings with respect to such demands for payment. Prior to the Effective Time, SJW shall not, except with the prior written consent of Merger Sub or as required under applicable law, make any payment with respect to, or settle or offer to settle, any such demands.

     1.9. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of SJW or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of SJW or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

     2.1. Exchange Fund. Prior to the Effective Time, Parent shall designate a commercial bank or trust company selected by Parent and reasonably acceptable to SJW to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, in trust for the benefit of holders of shares of SJW Common Stock, the aggregate amount of cash to be paid pursuant to Section 1.8 in exchange for outstanding shares of SJW Common Stock (other than shares of SJW Common Stock that are 100% owned or held directly or indirectly by Parent or SJW which shall be canceled as provided in Section 1.8(c) and Dissenting Shares). Parent shall, or shall cause the Surviving Corporation to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends pursuant to Section 2.3. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

     2.2. Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the aggregate amount equal to (A) the Merger Consideration multiplied by the number of shares of SJW Common Stock formerly represented by such Certificate and (B) any dividends payable in accordance with Section 2.3 less any required withholding of taxes as provided in Section 2.8. No interest will be paid or will accrue on any cash payable pursuant to the preceding sentence. In the event of a transfer of ownership of SJW Common Stock which is not registered in the transfer records of SJW, a check in the proper amount of cash for the appropriate Merger Consideration and any dividends payable in accordance with
Section 2.3 may be paid with respect to such SJW Common Stock to such a transferee if the Certificate formerly representing such shares of SJW Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not payable. The Exchange Fund shall not be used for any purpose other than as set forth in this Article II.

     2.3. No Further Ownership Rights in SJW Common Stock. Cash paid upon conversion of shares of SJW Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of SJW Common Stock, subject, however, to the Surviving Corporation's obligation, if any, to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by SJW on such shares of SJW Common Stock prior to the date of this Agreement and which remain unpaid at the Effective Time.

     2.4. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the shares of SJW Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, and any dividends on shares of SJW Common Stock to which such holders are entitled pursuant to Section 2.3.

     2.5. No Liability. None of Parent, Merger Sub, SJW, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or dividends from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     2.6. Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund only in one or more of the following investments as directed by the Surviving Corporation from time to time: (i) obligations of the United States government maturing not more than 180 days after the date of purchase; (ii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the laws of the United States or any state thereof having a combined capital and surplus of at least $500,000,000; (iii) a money market fund having assets of at least $3,000,000,000; or (iv) tax-exempt or corporate debt obligations maturing not more than 180 days after the date of purchase given the highest investment grade rating by Standard & Poor's and Moody's Investor Service. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

     2.7. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of SJW Common Stock formerly represented thereby and unpaid dividends, if any, on shares of SJW Common Stock deliverable in respect thereof, pursuant to this Agreement.

     2.8. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of SJW Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign tax Law or Order. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of SJW Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     2.9. Stock Transfer Books. At the close of business, Pacific time, on the day Effective Time occurs, the stock transfer books of SJW shall be closed and there shall be no further registration of transfers of shares of SJW Common Stock thereafter on the records of SJW. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of SJW Common Stock formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be exchanged for the Merger Consideration with respect to the shares of SJW Common Stock formerly represented thereby and any dividends to which the holders thereof are entitled pursuant to Section 2.3.

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                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of SJW. Except as set forth in the Disclosure Schedule delivered by SJW to Parent prior to the execution of this Agreement (the "SJW Disclosure Schedule"), SJW represents and warrants to Parent as follows:

          (a) Organization, Standing and Power. Each of SJW and its Subsidiaries (as defined in Section 8.11(h)) is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of SJW and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.11(e)) on SJW. Section 3.1(a) of the SJW Disclosure Schedule sets forth a complete and accurate list of each direct and indirect Subsidiary of SJW. The copies of the articles of incorporation and by-laws of SJW and its Subsidiaries that were previously furnished to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Capital Structure.

             (i) As of the date of this Agreement, the authorized capital stock of SJW consisted of 6,000,000 shares of SJW Common Stock. As of October 28, 1999, 3,045,147 shares of SJW Common Stock were issued and outstanding. All issued and outstanding shares of SJW Common Stock are duly authorized, validly issued, fully paid and nonassessable, and holders of SJW Common Stock are not entitled to preemptive rights. There are outstanding no options, warrants or other rights to acquire capital stock from SJW. No options or warrants or other rights to acquire capital stock from SJW have been issued or granted and remain outstanding.

             (ii) No bonds, debentures, notes or other indebtedness of SJW or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders may vote ("SJW Voting Debt") are issued or outstanding.

             (iii) There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which SJW or any of its Subsidiaries is a party, or by which any of them is bound, obligating SJW or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of SJW or any of its Subsidiaries or, securities convertible into or exchangeable for shares of capital stock or securities of SJW or any of its Subsidiaries, or obligating SJW or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of SJW or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of SJW or any of its Subsidiaries or to provide funds to, or make any investment in any other Person, other than a wholly owned Subsidiary of SJW, or to vote or to dispose of any shares of the capital stock of any of the Subsidiaries.

             (iv) All of the outstanding shares of capital stock of each Subsidiary of SJW are duly authorized, validly issued, fully paid and nonassessable and, along with any equity interest in any Subsidiary that is a partnership, limited liability company or other similar entity, are owned, beneficially and of record, by SJW or a Subsidiary, which is wholly owned, directly or indirectly, by SJW, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, or any other restrictions with respect to the transferability or assignability thereof (collectively, "Encumbrances").

          (c) Authority; No Violations.

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

             (i) SJW has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the approval of this Agreement by the Required SJW Vote (as defined in Section 3.1(p)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of SJW, and no other corporate or shareholder proceedings on the part of SJW are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than in the case of the consummation of the Merger, the approval of this Agreement by the Required SJW Vote). This Agreement has been duly and validly executed and delivered by SJW and constitutes a valid and binding agreement of SJW, enforceable against it in accordance with its terms.

             (ii) The execution and delivery of this Agreement by SJW do not or will not, as the case may be, and the performance of the Agreement and the consummation of the Merger by SJW and the other transactions contemplated hereby will not, result in any violation of, conflict with or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of an Encumbrance on any assets of SJW or any of its Subsidiaries (any such violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the articles of incorporation or by-laws or similar organizational document of SJW or any Subsidiary of SJW or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on SJW, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, or license to which SJW or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (collectively, "Contracts"), or any statute, law, ordinance, rule, regulation, whether federal, state, local or foreign (collectively, "Laws"), or any judgment, order, writ, injunction or decree, whether federal, state, local or foreign (collectively, "Orders") applicable to SJW or any Subsidiary of SJW or their respective properties or assets.

             (iii) No consent, approval, permit, order or authorization of, or registration, declaration or filing with, or notice to, any foreign, supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority (a "Governmental Entity"), is required by or with respect to SJW or any Subsidiary of SJW in connection with the execution and delivery of this Agreement by SJW or the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (C) the CCC with respect to the filing of the Agreement of Merger, (D) Laws, practices and Orders of any state public utility control or public service commissions or similar state regulatory bodies ("PUCs"), each of which is identified in Section 3.1(c)(iii)(D) of the SJW Disclosure Schedule, (E) Laws, practices and Orders of any state or local departments of public health or departments of health or similar state or local regulatory bodies or of any federal, state or local regulatory body having jurisdiction over environmental protection or environmental conservation or similar matters ("Health Agencies"), each of which is identified in Section 3.1(c)(iii)(E) of the SJW Disclosure Schedule, (F) rules and regulations of the American Stock Exchange, Inc. (the "AMEX"), and (G) such consents, approvals, permits, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on SJW and would not reasonably be expected to prevent or materially delay the consummation of the Merger. Consents, approvals, permits, Orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (F) are hereinafter referred

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

        to as "SJW Required Consents." The parties hereto agree that references in this Agreement to "obtaining" SJW Required Consents means obtaining such consents, approvals or authorizations, making such registrations, declarations or filings, giving such notices, and having such waiting periods expire as are necessary to avoid a violation of Law or an Order.

          (d) Reports and Financial Statements. SJW has filed all required reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act or the Securities Act (together with the rules and regulations thereunder) with the Securities and Exchange Commission (the "SEC") since January 1, 1998 (collectively, including all exhibits thereto, the "SJW SEC Reports"). No Subsidiary of SJW is required to file any form, report or other document with the SEC, any stock exchange or any comparable Governmental Entity. None of SJW SEC Reports including, without limitation, any financial statements or schedules included therein, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim financial statements (including the related notes) included in the SJW SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of SJW and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such SJW SEC Reports, as of their respective dates (and as of the date of any amendment to the respective SJW SEC Report), complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act and the rules and regulations promulgated thereunder.

          (e) Absence of Liabilities. Except for liabilities or obligations which are accrued or reserved against in SJW's most recent financial statements dated prior to the date hereof (or in the related notes thereto) included in the SJW SEC Reports or which were incurred in the ordinary course of business and consistent with past practices since the date of SJW's most recent financial statements included in the SJW SEC Reports, SJW and each of its Subsidiaries do not have any material, known liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of SJW.

          (f) Compliance.

             (i) Except as set forth in the SJW SEC Reports filed prior to the date hereof, neither SJW nor any of its Subsidiaries is in violation of, is, to the knowledge of SJW, under investigation with respect to any violation of, or has been given notice or threatened with any violation of, any Laws or Orders (excluding for purposes of this Section 3.1(f) Environmental Laws), except for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on SJW. SJW and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals ("Permits") necessary to conduct their businesses as presently conducted, except for such Permits, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on SJW. Neither SJW nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of (i) any provision of its article of incorporation or by-laws, or (ii) except as would not, individually or in the aggregate, have a Material Adverse Effect on SJW or would not reasonably be expected to prevent or materially delay the consummation of the Merger, any Contract or Permit applicable to SJW or any Subsidiaries of SJW or their respective properties or assets.

             (ii) All filings required to be made by SJW or any of its Subsidiaries since December 31, 1997, under any applicable Laws or Orders relating to the regulation of public utilities, have been filed with the appropriate PUC or Health Agency or any other appropriate Governmental Entity (including,

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

        without limitation, to the extent required, the state public utility regulatory agencies in California), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate Laws or Orders, except for such filings or such failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on SJW.

          (g) Environmental Matters.

             (i) SJW and each of its Subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 3.1(g)) (which compliance includes, but is not limited to, the possession by SJW of all Permits and other governmental authorizations required under applicable Environmental Laws ("Environmental Permits"), and compliance with the terms and conditions thereof), except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on SJW. SJW has not received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that SJW or any of its Subsidiaries are not in such compliance, and there are no past or present (or to the knowledge of SJW, future) actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future, except for such failure to be in compliance and such actions, activities, circumstances, conditions, events or incidents that would not, individually or in the aggregate, have a Material Adverse Effect on SJW.

             (ii) There are no Environmental Claims (as defined in Section 3.1(g)) pending or, to the knowledge of SJW, threatened, against SJW or any of its Subsidiaries, or any Person whose liability for any such Environmental Claim SJW or any of its Subsidiaries has retained or assumed either contractually or by operation of Law or Order.

             (iii) To the knowledge of SJW, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release (as defined in Section 3.1(g)), threatened Release or presence of any Hazardous Material (as defined in Section 3.1(g)), that could form the basis of any Environmental Claim against SJW or any of its Subsidiaries, or to the best knowledge of SJW against any Person whose liability for any Environmental Claim SJW or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law or Order, except for such liabilities which would not, individually or in the aggregate, have a Material Adverse Effect on SJW.

             (iv) As used in this Agreement:

                (A) "Environmental Claim" means any suit, proceeding, action, cause of action, investigation or written claim or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, diminution of value, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, whether or not owned or operated by SJW, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                (B) "Environmental Law" means all Laws relating to pollution or protection of human health or the environment, including without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                (C) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contin-

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

           gency Plan, 40 C.F.R. (S) 300.5, natural gas, liquified natural gas, natural gas liquids, gas useable fuels, or Hazardous Substances, Oils, Pollutants or Contaminants defined as such by, or regulated as such under, any Environmental Law.

                (D) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property or structure, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

          (h) Employee Benefit Plans; ERISA.

             (i) Section 3.1(h)(i) of the SJW Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation or ownership plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")) (excluding any payroll practices, compensation arrangements and fringe benefits or perquisites which, individually or in the aggregate, are not material); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention, consulting, termination or severance agreement with any officer or director or any other employee (if the cash severance amount payable to such employee under such agreement could be reasonably expected to exceed $200,000); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by SJW or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with SJW would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which SJW or an ERISA Affiliate is party for the benefit of any employee or former employee of SJW or any Subsidiary of SJW, in respect of which SJW or any Subsidiary of SJW will have continuing liability on or after the Effective Time (the "SJW Benefit Plans"). Notwithstanding the foregoing, at any time prior to the twentieth Business Day following the date of this Agreement, SJW may amend or supplement the list set forth in
        Section 3.1(h)(i) of the SJW Disclosure Schedule, so long as such changes are made in respect of actions permitted in accordance with
        Section 4.1(h).

             (ii) With respect to each SJW Benefit Plan, (A) no amendments have been made thereto since the date hereof, or in the case of a pension benefit plan intended to be "qualified" under Section 401(a) of the Code, since the date of its most recent favorable determination letter from the Internal Revenue Service (other than as required by applicable Law or as would not result in any increased cost that would have a Material Adverse Effect), and (B) SJW has heretofore delivered or made available to Parent true and complete copies of the SJW Benefit Plans, any related trust or other funding vehicle, the most recent annual report on Form 5500, the current summary plan description and the most recent determination letter received from the IRS with respect to each SJW Benefit Plan intended to qualify under Section 401 of the Code.

             (iii) No liability under Title IV has been incurred by SJW or any ERISA Affiliate that has not been satisfied in full, and, to the knowledge of SJW, no condition exists that presents a material risk to SJW or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due), where any such liability has had, or would have a Material Adverse Effect.

             (iv) No SJW Benefit Plan that is subject to Title IV (a "SJW Title IV Plan") is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any SJW Title IV Plan a plan described in section 4063(a) of ERISA. At no time since December 31, 1992, have SJW or any ERISA Affiliate, been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any multiemployer pension plan nor does SJW or any ERISA

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        Affiliate have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA. Any withdrawal liability incurred with respect to any multiemployer plan has been fully paid as of the date hereof.

             (v) Each SJW Benefit Plan has been operated and administered in accordance with its terms, the terms of any applicable collective bargaining agreement and applicable Law, including but not limited to ERISA and the Code, except as would not be reasonably expected to result in a Material Adverse Effect, and each SJW Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service.

             (vi) None of the terms of the SJW Benefit Plans provide that the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (A) entitle any current or former employee or officer of SJW or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

             (vii) There are no pending, or to the knowledge of SJW, threatened or anticipated claims by or on behalf of any SJW Benefit Plan, by any employee or beneficiary covered under any such SJW Benefit Plan, or otherwise involving any such SJW Benefit Plan (other than routine claims for benefits) that would be reasonably expected to result in liability that would have a Material Adverse Effect.

             (viii) Neither the Company nor any ERISA Affiliate has incurred or is reasonably likely to incur any liability with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

          (i) Absence of Certain Changes or Events. Except as disclosed in the SJW SEC Reports filed with the SEC prior to the date hereof, since June 30, 1999 (a) the businesses of SJW and its Subsidiaries have been conducted in the ordinary course, consistent with past practices and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have, individually or in the aggregate, a Material Adverse Effect on SJW.

          (j) Year 2000. The computer software operated by SJW and its Subsidiaries which is used in the conduct of their businesses is, as of the date hereof, capable of providing or being adapted to provide, and as of the Effective Time will provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, other than such interruptions in millennium functionality that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on SJW. SJW believes that the remaining cost of adaptions referred to in the foregoing sentence is not reasonably likely to have a Material Adverse Effect on SJW.

          (k) Taxes.

             (i) SJW and its Subsidiaries have (A) duly filed (or there has been filed on their behalf) with the appropriate Governmental Entities all Tax Returns (as defined in Section 3.1(k)(vii)(B)) required to be filed by them on or prior to the date hereof, other than those Tax Returns the failure of which to file would not, individually or in the aggregate, result in a Material Adverse Effect on SJW, and such Tax Returns are true, correct and complete in all material respects, and (B) duly paid in full (or there has been paid) all Taxes (as defined in Section 3.1(k)(vii)(A)) shown to be due on such Tax Returns.

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             (ii) Except as set forth in Section 3.1(k) of the SJW Disclosure
        Schedule, there are no ongoing federal, state, local or foreign audits or examinations of any Tax Return of SJW or any of its Subsidiaries.

             (iii) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against SJW or any of its Subsidiaries, and no power of attorney granted by either SJW or any of its Subsidiaries with respect to any Taxes is currently in force.

             (iv) Neither SJW nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

             (v) No consent under Section 341(f) of the Code has been filed with respect to SJW or any of its Subsidiaries.

             (vi) The accruals for Taxes reflected in SJW's most recent balance sheet included in the SJW SEC Reports are adequate to cover all liabilities for Taxes of SJW and its Subsidiaries for all periods ending on or before the date of such balance sheet and nothing has occurred subsequent to the date of such balance sheet to make any of such accruals inadequate.

             (vii) For purposes of this Agreement: (A) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (B) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (l) Insurance. Each of SJW and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies in the United States conducting the business conducted by SJW and its Subsidiaries during such time period, except for such insurance the absence of which would not have a Material Adverse Effect. Neither SJW nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of SJW or any Subsidiary of SJW. SJW has fulfilled all of its obligations under each material insurance policy, including the timely payment of premiums, other than such failures to fulfill its obligations that would not reasonably be expected, individually or in the aggregate, to reduce or nullify the benefits under such policy.

          (m) Property Franchises. SJW and its Subsidiaries own or have sufficient rights and consents to use under existing franchises, easements, leases, and license agreements all properties, rights and assets necessary for the conduct of their businesses and operations as currently conducted, except where the failure to own or have sufficient rights and consents to use such properties, rights and assets would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SJW.

          (n) Water Quality. The quality of water supplied by SJW and its Subsidiaries to their respective customers complies in all material respects with all applicable standards for quality and safety of water imposed by applicable Laws and Orders.

          (o) Board Approval. The Board of Directors of SJW, by resolutions duly and unanimously adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "SJW Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of SJW and its shareholders, (ii) approved this Agreement and the Merger and (iii) recommended that the shareholders of SJW approve and adopt this Agreement. Assuming the

                                      A-11
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     accuracy of the representations and warranties set forth in Sections 3.2(g)
     and 3.3(e), the Board of Directors of SJW has taken the necessary action to make inapplicable the restrictions on business combinations set forth in
     Section 203 of the CCC and any other similar applicable antitakeover Laws.

          (p) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of SJW Common Stock to adopt this Agreement (the "Required SJW Vote") is the only vote of the holders of any class or series of SJW capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

          (q) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or financial advisor's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated (the "SJW Financial Advisor"), whose fees and expenses will be paid by SJW in accordance with SJW's agreement with such firm, based upon arrangements made by or on behalf of SJW and previously disclosed to Parent in writing.

          (r) Opinion of SJW Financial Advisor. SJW has received the opinion of SJW Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of SJW Common Stock and such opinion has not been withdrawn or modified.

          (s) Regulation as a Utility. Certain Subsidiaries of SJW are regulated as public utilities in California. Neither SJW nor any "subsidiary company" or "affiliate" (as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act")) of SJW is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. SJW is not a holding company under the 1935 Act. From December 31, 1989 to the date of this Agreement no Governmental Entity has denied the request of SJW or any of its Subsidiaries to include any asset then in utility service in rate base for recovery in the amount of $500,000 or more.

          (t) Litigation. Except for claims, actions, suits, proceedings or investigations that would not have a Material Adverse Effect on SJW (collectively, "Claims"), there are no claims, actions, suits, proceedings or investigations pending or, to SJW's knowledge, threatened against SJW or any of its Subsidiaries, or any properties or rights of SJW or any of its Subsidiaries, by or before any Governmental Entity. Section 3.1(a) of the SJW Disclosure Schedule sets forth all Claims which are pending or, to SJW's knowledge, threatened against any of SJW or its Subsidiaries. Neither SJW nor any of its Subsidiaries is subject to any outstanding Order that could reasonably be expected to have a Material Adverse Effect on SJW or prevent or materially delay the consummation of the Merger.

          (u) No Parent Capital Stock. SJW does not own or hold directly or indirectly any capital stock of Parent, or any options, warrants or other rights to acquire any capital stock of Parent, or in each case, any interests therein.

          (v) Contracts. All contracts which are material to the Company and its Subsidiaries ("Material Contracts") have been provided to Parent. All Material Contracts to which SJW or any of its Subsidiaries are a party or by which its assets are bound are a valid and binding obligation of SJW or such Subsidiary and, to the knowledge of SJW, the valid and binding obligation of each other party thereto. Neither SJW nor any of its Subsidiaries, nor to the knowledge of SJW or any other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation or default under) any Material Contract, except for such violations or defaults that could not be reasonably expected to result in a Material Adverse Effect.

          (w) Real Estate. Except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect on SJW:

             (i) All structures and other improvements on such properties are within the lot lines and do not encroach on the properties of any other person. Neither SJW nor any of its Subsidiaries has received

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        any written or oral notice for assessments for public improvements against SJW Real Property which remains unpaid, and to the knowledge of SJW, no such assessment has been proposed.

             (ii) SJW and each of its Subsidiaries has obtained all authorizations, permits, easements and rights of way, including proof of dedication ("Access Rights"), which are necessary to ensure continued uninterrupted (1) vehicular and pedestrian ingress and egress to and from SJW Real Property and (2) continued use, operation, maintenance, repair and replacement of all existing and currently committed water lines used by SJW and each of its Subsidiaries in connection with their respective businesses. All Access Rights are in full force and effect. Neither SJW nor any of its Subsidiaries is in breach or default under the easement rights and rights of way enjoyed by SJW or its Subsidiaries, and to the knowledge of SJW, none of the grantors of such rights are in breach or default thereunder. There are no restrictions on entrance to or exit from SJW Real Property to adjacent public streets, and no conditions exist which will or with the giving of notice, the passage of time or both, could materially and adversely affect such Access Rights.

             (iii) As of the Effective Time, SJW Real Property will be adequate to operate the businesses of SJW and its Subsidiaries consistent with past practice.

             (iv) SJW Real Property has adequate arrangements for supplies of electricity, gas, oil, coal and sewer for all operations at the 1998 or current operating levels, whichever is greater. There are no actions or proceedings pending or, to SJW's knowledge, threatened that would adversely affect the supply of electricity, gas, coal or sewer to SJW Real Property.

             (v) There are no pending, or to SJW's knowledge, threatened eminent domain, condemnation or other governmental action affecting or taking of any SJW Real Property.

          (x) Intellectual Property. SJW or its Subsidiaries owns, leases or licenses free and clear of all Encumbrances all Intellectual Property Rights necessary to conduct the business of SJW, except where the failure to own, lease or license would not have, individually or in the aggregate, a Material Adverse Effect on SJW. Except for such claims, infringements and misappropriations that would not have, individually or in the aggregate, a Material Adverse Effect on SJW, (i) there has been no claim made against SJW or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any Intellectual Property Rights, (ii) SJW is not aware of any infringement or misappropriation of any of the Intellectual Property Rights, and (iii) neither SJW nor any of its Subsidiaries has infringed or misappropriated any intellectual property or proprietary right of any other entity. As used herein, "Intellectual Property Rights" mean any trademark, servicemark, registration therefor or application for registration therefor, trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copy registration, or any other similar type of proprietary intellectual property, in each case owned, leased or licensed and used or held for use by the SJW or any Subsidiary.

          (y) Product Liability. Except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect on SJW, there are no (i) liabilities of SJW or any of its Subsidiaries, fixed or contingent, asserted or, to the knowledge of SJW, unasserted, with respect to any product liability or similar claim that relates to any product or service sold by SJW or any of its Subsidiaries or (ii) liabilities of SJW or any of its Subsidiaries, fixed or contingent, asserted or, to the knowledge of SJW unasserted, with respect to any claim for the breach of any express or implied product warranty or a similar claim with respect to any product or service sold by SJW or any of its Subsidiaries to others.

          (z) Condition of Assets. The buildings, machinery, equipment, tools, furniture, improvements and other fixed intangible assets of SJW and its Subsidiaries are structurally sound and free from known defects, subject to ordinary wear and tear, and shall be maintained by SJW or such Subsidiaries in such good operating condition and repair through the Effective Time so as to have the capacity to permit the operation of SJW's or such Subsidiaries' business as presently conducted. The assets and properties of SJW and its Subsidiaries include all assets, rights, properties and contracts, the use of which is necessary to the continued conduct after the Effective Time of SJW's and each of its Subsidiaries' business by the Surviving Corporation substantially in the manner as it is presently conducted.

     3.2. Representations and Warranties of Parent. Parent represents and warrants to SJW as follows:

          (a) Organization, Standing and Power. Parent is a corporation duly incorporated and validly existing under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (b) Authority; No Violations.

             (i) Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms.

             (ii) The execution and delivery of this Agreement by Parent do not or will not, as the case may be, and the performance of this Agreement and the consummation by Parent of the Merger and the other actions contemplated hereby will not, result in a Violation pursuant to: (A) any provision of the articles of incorporation or by-laws of Parent or any Subsidiary of Parent or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any Contract, Laws or Orders applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the HSR Act, (B) Laws of any PUCs and set forth in Section 3.1 (c)(iii)(D) of the SJW Disclosure Schedule, (C) rules and regulations of the New York Stock Exchange, and
        (D) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to the foregoing clauses (A) through (D) are hereinafter referred to as the "Parent Required Consents". The parties hereto agree that references in this Agreement to "obtaining" Parent Required Consents means obtaining such consents, approvals or authorizations, making such registrations, declarations or filings, giving such notices; and having such waiting periods expire as are necessary to avoid a violation of Law or an Order.

          (c) Board Approval. The Board of Directors of Parent, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are in the best interests of Parent and its shareholders and (ii) approved this Agreement and the Merger.

          (d) Vote Required. No vote of the holders of any class or series of Parent capital stock is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby.

          (e) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, except Greenhill & Company (the "Parent Financial Advisor"), whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm based upon arrangements made by or on behalf of Parent.

          (f) Litigation. As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries, or any properties or rights of Parent or any of its Subsidiaries, before any Governmental Entity that (i) seek to materially delay or prevent the consummation of the Merger or the other transactions contemplated hereby or (ii) could reasonably be expected to affect adversely the ability of Parent to fulfill its obligations hereunder, including Parent's obligations under Article I and
     Article II.

          (g) No SJW Capital Stock. Except for 400 shares of SJW Common Stock, Parent does not own or hold directly or indirectly any shares of SJW Common Stock or any other capital stock of SJW, or any options, warrants or other rights to acquire any shares of SJW Common Stock or any other capital stock of SJW, or in each case, any interests therein, other than pursuant to the Merger as contemplated by this Agreement.

          (h) Financing. Parent has or will have available, prior to the Effective Time, sufficient funds to pay the Merger Consideration pursuant to this Agreement and otherwise to satisfy its obligations hereunder.

     3.3. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to SJW as follows:

          (a) Organization, Standing and Power. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub is a wholly-owned subsidiary of Parent.

          (b) Authority; No Violations.

             (i) Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action on the part of Merger Sub. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms.

             (ii) The execution and delivery of this Agreement by Merger Sub do not or will not, as the case may be, and the performance of this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby will not, result in a Violation pursuant to: (A) any provision of the articles of incorporation or by-laws of Merger Sub or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any Contract, Laws or Orders applicable to Merger Sub or its properties or assets.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement by Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for the Parent Required Consents, the filing of the Agreement of Merger pursuant to the CCC and DGCL and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (c) Board and Shareholder Approval. The Board of Directors of Merger Sub, by resolutions duly adopted without a meeting by unanimous consent thereto in writing and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interest of Merger Sub and its shareholder, (ii) approved this Agreement and the Merger and (iii) recommended that the shareholder of Merger Sub adopt this Agreement. Following the adoption of such resolutions by the Board of Directors of Merger Sub, the sole shareholder of Merger Sub, without a meeting by consent in writing, has duly adopted this Agreement.

          (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

          (e) No SJW Capital Stock. Merger Sub does not own or hold directly or indirectly any shares of SJW Common Stock or any other capital stock of SJW, or any options, warrants or other rights to acquire any shares of SJW Common Stock or any other capital stock of SJW, or in each case, any interests therein.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1. Covenants of SJW. During the period from the date of this Agreement and continuing until the Effective Time, SJW agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated in Section 4.1 of the SJW Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction (written notice of which will be given promptly to Parent) or to the extent that Parent shall otherwise consent in writing):

          (a) Ordinary Course.

             (i) SJW and each of its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, business organizations and reputations, maintain their rights, franchises and permits, keep available the services of their officers and key employees, maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by SJW or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

             (ii) Other than with the consent of Parent, which shall not be unreasonably withheld, SJW shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures other than capital expenditures contemplated in SJW's capital budget, reasonable amounts required to meet emergencies, and such additional amounts as may be required to comply with Laws and Orders then in effect or required by a Governmental Entity.

          (b) Dividends; Changes in Share Capital. SJW shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (x) dividends by wholly owned Subsidiaries of SJW to such Subsidiary's parent or another wholly owned Subsidiary of SJW and (y) the regular quarterly dividends on SJW Common Stock in the amount of $0.60 per share of SJW Common Stock payable in the third and fourth quarter of 1999, and $0.615 per share of SJW Common Stock per quarter thereafter, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of SJW which remains a wholly owned Subsidiary of SJW after consummation of such transaction, (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (c) Issuance of Securities. SJW shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, pledge or encumber, or authorize or propose the issuance, delivery or sale, pledge or encumbrance of, any shares of its capital stock of any class, any SJW Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or SJW Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned Subsidiary of SJW of capital stock to such Subsidiary's Parent or another wholly owned Subsidiary of SJW.

          (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or, following written notice to Parent, as may be required by Law or Order or required by the rules and regulations of the AMEX, SJW shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend their respective articles of incorporation, by-laws or other governing documents.

          (e) No Acquisitions. Other than with the consent of Parent, which shall not be unreasonably withheld, SJW shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets other than the acquisition of assets as are used in the operations of the business of SJW and its Subsidiaries in the ordinary course, consistent with past practice.

          (f) No Dispositions. Other than (i) with the consent of Parent, which shall not be unreasonably withheld, (ii) as set forth in Section 4.1(f) of the Disclosure Schedule and (iii) transfers between SJW and the wholly-owned Subsidiaries of SJW and between the wholly-owned Subsidiaries of SJW. SJW shall not, and shall not permit any Subsidiary of SJW to, sell, lease, transfer, encumber or otherwise dispose of, or agree to sell, lease, transfer, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of SJW) which are material to SJW.

          (g) Investments; Indebtedness. SJW shall not, and shall not permit any of its Subsidiaries to, (i) other than as set forth on Schedule 4.1(g) of the Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances, capital contributions and investments by SJW or a Subsidiary of SJW to or in SJW or any wholly owned Subsidiary of SJW, (ii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges, settlements or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or reflected in the most recent consolidated financial statements (or the notes thereto) of SJW included in the most recent SJW SEC Reports filed prior to the date of this Agreement or (iii) other than as set forth on Schedule 4.1(g) of the Disclosure Schedule, create, incur, assume or suffer to exist any indebtedness, guarantees, loans or advances or any debt securities or any warrants or rights to acquire any debt securities not in existence as of the date of this Agreement except for short-term indebtedness incurred under SJW's current short-term facilities (and any replacements thereof) in the ordinary course of business, consistent with past practices, and which shall not exceed $20,000,000 in the aggregate without the consent of Parent, which shall not be unreasonably withheld, in each case as such facilities and other existing indebtedness may be amended, extended, modified, refunded, renewed, refinanced or replaced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby (or, in the case of replacement indebtedness, the term of such indebtedness is not for a longer period of time than the period of time applicable to the

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

     indebtedness so replaced) and the other terms and conditions thereof, taken as a whole, are not less advantageous to SJW and its Subsidiaries than those in existence as of the date of this Agreement.

          (h) Compensation. Except as otherwise agreed by Parent, SJW shall not, and shall not permit any of its Subsidiaries to, (i) materially increase the amount of compensation of any executive officer, director or employee, (ii) make any material increase in or commitment to increase any employee benefits, (iii) issue any equity-based awards or shares of SJW Common Stock pursuant to SJW Benefit Plans, adopt or make any commitment to enter into, adopt, amend in any material manner or terminate any SJW Benefit Plan, or any other agreement, arrangement, plan or policy between SJW or one of its Subsidiaries and one or more of its directors, officers or employees, or (iv) make any contribution, other than regularly scheduled contributions, to any SJW Benefit Plan.

          (i) Other Actions. SJW shall not, and shall not permit any of its Subsidiaries to take any action that would, or fail to take any action which failure would, or that could reasonably be expected to, result in,
     (i) a material breach of any provision of this Agreement, or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied.

          (j) Accounting Methods; Income Tax Matters. Except as disclosed in the SJW SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, SJW shall not, nor shall it permit any of its Subsidiaries to, change its methods of accounting or accounting practices in effect at December 31, 1998, except as required by GAAP. SJW shall not, nor shall it permit any of its Subsidiaries to, (i) change its fiscal year, (ii) make or rescind any material tax election, (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy in respect of Taxes for any amount in excess of the amount reserved therefor and reflected in the most recent consolidated financial statements (or the notes thereto) of SJW included in the most recent SJW SEC Report, or (iv) change in any material respect any of its methods of reporting income, deductions or accounting for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 1998.

          (k) Contracts. SJW shall not, nor shall it permit any of its Subsidiaries, except in the ordinary course of business consistent with past practice (i) to modify, amend, terminate or fail to use commercially reasonable efforts to renew any material Contract or waive, release or assign any material rights or claims under a Contract to which SJW or any of its Subsidiaries is a party or (ii) to enter into any new material Contracts.

          (l) Regulatory Matters. Except for filings in the ordinary course of business consistent with past practice that would not have a Material Adverse Effect on SJW, SJW shall inform Parent reasonably in advance of making a filing to implement any changes in any of its or its Subsidiaries' rates or surcharges for water service or executing any agreement with respect thereto that is otherwise permitted under this Agreement and shall, and shall cause its Subsidiaries to, deliver to Parent a copy of each such filing or agreement. SJW shall, and shall cause its Subsidiaries to, make all such filings (A) only in the ordinary course of business consistent with past practice or (B) as required by a Governmental Entity.

          (m) Compromise; Settlement. Neither SJW nor any of its Subsidiaries shall settle or compromise any pending or threatened claims or arbitrations (other than any Claims or arbitrations relating to matters set forth in the SJW SEC Reports), other than settlements which involve solely the payment of money (without admission of liability) that would not result in an uninsured payment by or liability of SJW in excess of $300,000 in the aggregate above the reserves established specifically therefor on the books of SJW as of the date hereof.

     4.2. Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as required by a Governmental Entity of competent jurisdiction (written notice of which will be given promptly to SJW) or to the extent that SJW shall otherwise consent in writing) Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any

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action which failure would impair Parent's ability to have available sufficient funds to pay the Merger Consideration pursuant to this Agreement and otherwise to satisfy its obligations hereunder.

     4.3. Advice of Changes; Governmental Filings. Each party shall (a) confer on a regular and frequent basis with the other, with respect to matters relevant to the Merger and (b) report (to the extent permitted by Law, Order or any applicable confidentiality agreement) on operational matters with respect to SJW and its Subsidiaries, and SJW shall promptly advise Parent, orally and in writing, of any material change or event affecting its business or operations, including any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of material litigation. SJW shall timely file all reports required to be filed by it with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by Law, Order or any applicable confidentiality agreement) deliver to Parent copies of all such reports, announcements and publications promptly after the same are filed. Except as otherwise required by Section 4.1(l) and subject to applicable Laws and Orders relating to the exchange of information, each of SJW and Parent shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

     4.4.  Transition Planning; Continued Operations of SJW.

          (a) SJW and Parent shall each appoint three (3) officers to serve from time to time as their respective representatives on a committee that will be responsible for coordinating transition planning and implementation relating to the Merger. The initial representatives of SJW shall be W. Richard Roth, Angela Yip and Scott Yoo. The initial representatives of Parent shall be Daniel Kelleher, W. Timothy Pohl and Ellen Wolf.

          (b) Between the date of this Agreement and the Effective Time, Parent at its discretion may locate up to two of its representatives at the offices of SJW (it being understood that such representatives shall not interfere with the business and operations of SJW or its Subsidiaries and shall have no authority whatsoever with respect to the operation of the business of SJW or any of its subsidiaries). During such period SJW shall cause one or more of its designated representatives to consult as requested by Parent with such representatives of Parent and to discuss the general status of the business of SJW and its Subsidiaries consistent with Sections
     4.4 and 5.2 hereof.

     4.5. Control of SJW's Business. Nothing contained in this Agreement shall be deemed to give Parent, directly or indirectly, the right to control or direct SJW's operations prior to the Effective Time. Prior to the Effective Time, SJW shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1.  Preparation of SJW Proxy Statement; SJW Shareholders Meeting.

          (a) As promptly as practicable following the date hereof, SJW shall, in cooperation with Parent, prepare and file with the SEC preliminary proxy materials relating to the SJW Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, the "SJW Proxy Statement"). The SJW Proxy Statement shall comply as to form in all material respects with the applicable provisions of

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

     the Exchange Act and the rules and regulations thereunder, and shall include a statement that the Board of Directors finds the Merger to be advisable, fair to and in the best interests of SJW. Each of SJW and Parent shall use all reasonable efforts to have the SJW Proxy Statement cleared by the SEC as promptly as practicable after filing with the SEC. SJW shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the SJW Proxy Statement to Parent and advise Parent of any oral comments with respect to the SJW Proxy Statement received from the SEC. If at any time prior to the SJW Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the SJW Proxy Statement, SJW shall promptly prepare and mail to its shareholders such an amendment or supplement. SJW shall cause the SJW Proxy Statement to be mailed to its shareholders at the earliest practicable date following clearance of the SJW Proxy Statement by the SEC and, subject to Section 5.4, shall include in the SJW Proxy Statement the recommendation of the Board of Directors of SJW that the shareholders of SJW vote in favor of the approval of the Merger Agreement.

     Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the SJW Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of SJW Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. SJW agrees that none of the information supplied or to be supplied by SJW for inclusion or incorporation by reference in the SJW Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of SJW Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. SJW will provide Parent and its counsel with a reasonable opportunity to review and comment on the SJW Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Parent and its counsel with a copy of all such filings made with the SEC. No amendment or supplement to the information supplied by Parent for inclusion in the SJW Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed.

          (b) Subject to Sections 5.4 and 7.1(f), SJW shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "SJW Shareholders Meeting") for the purpose of obtaining the Required SJW Vote with respect to the transactions contemplated by this Agreement, shall take all lawful action to solicit the adoption of this Agreement by the Required SJW Vote and the Board of Directors of SJW shall recommend adoption of this Agreement by the shareholders of SJW.

     5.2. Access to Information. Upon reasonable notice, SJW shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its facilities, operations, officers, employees, agents and accountants and its properties, books, contracts, commitments and records (including, without limitation, Environmental Permits and environmental reports, audits and assessments) and, during such period, SJW shall (and shall cause its Subsidiaries to) furnish promptly to Parent (or in the case of the documents referred to in clause (a)(ii) below, make available to any representatives of Parent): (a)(i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities Laws, as applicable; and (ii) each report, schedule, statement and other document filed with or received by any other Governmental Entity (other than, in the case of clause (i) or (ii), documents which such party is not permitted to disclose under applicable Law or Orders), and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that SJW may restrict the foregoing access to the extent that (x) a Governmental Entity requires SJW or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable Laws or Orders with respect to national security matters or
(y) any Law or Order of any

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

Governmental Entity applicable to SJW requires SJW or its Subsidiaries to restrict access to any properties or information. Parent will hold any information provided under this Section 5.2 or Sections 4.3 or 4.4 that is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated August 5, 1999 between SJW and Parent (the "Confidentiality Agreement"). Any investigation by Parent shall not affect the representations and warranties of SJW.

     5.3.  Reasonable Best Efforts.

          (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and to cause the conditions set forth in Article VI to be satisfied on or prior to Closing. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing contained in this Agreement (including but not limited to Sections 5.3(a) and 5.3(d)) will require or obligate the Parent or any of its Subsidiaries (i) to agree to or otherwise become subject to any adjustment in, or forbearance from requesting changes in, authorized rates of Parent or any of its respective Subsidiaries, or to any material limitations on (A) the right of Parent, Merger Sub, SJW or their affiliates to acquire, hold or effectively to control or operate the business, assets or operations of SJW or (B) the right of Parent to exercise full rights of ownership of the SJW Common Stock acquired by Parent including, without limitation, the right to vote any SJW Common Stock held by Parent on all matters properly presented to the shareholders, or (ii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion (other than a de minimis portion) of the business, assets, or operations of SJW, Parent or any of their respective subsidiaries. Notwithstanding anything to the contrary contained herein, in no event will any party or their respective subsidiaries be required to waive any of the conditions to the Merger set forth in Article VI of this Agreement as they apply to such party.

          (b) Each of Parent and SJW shall, in connection with the efforts referenced in Section 5.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under the HSR Act or any other applicable Law or Order, use its reasonable best efforts to (i) make all appropriate filings and submissions with any PUC, Health Agency or other Governmental Entity that may be necessary, proper or advisable under applicable Laws or Orders in respect of any of the transactions contemplated by this Agreement, (ii) cooperate in all respects with each other in connection with any such filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (iii) promptly inform the other party of any communication received by such party from, or given by such party to, PUCs, Health Agencies, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iv) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, PUCs, Health Agencies, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the transactions contemplated hereby, and to the extent permitted by PUCs, Health Agencies, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.3(a) and 5.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Law or Order, each of Parent and SJW shall cooperate in all

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

     respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.3.

          (d) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or Order or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or Order, each of Parent and SJW shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Law or Order so as to permit consummation of the transactions contemplated by this Agreement.

     5.4.  Acquisition Proposals.

          (a) SJW shall, and shall instruct each of its Subsidiaries and Representatives (as defined below) to, immediately cease all existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal (as defined below). SJW shall not directly or indirectly, and it shall cause its Subsidiaries, officers, directors, employees, representatives, agents and affiliates, including any investment bankers, attorneys and accountants ("Representatives") retained by SJW or any of its Subsidiaries or affiliates, not to, directly or indirectly, (i) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any Person relating to any direct or indirect acquisition or purchase of SJW or any of its Subsidiaries, a merger, recapitalization, consolidation, business combination, sale of a significant portion of the assets of SJW and its Subsidiaries, taken as a whole, sale of 10% or more of the shares of capital stock (including by way of a tender offer, share exchange or exchange offer) or similar or comparable transactions involving SJW or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any such inquiry, proposal or offer (or improvement, restatement, amendment, renewal or reiteration thereof) (other than made by Parent or an affiliate thereof) being herein referred to as an "Acquisition Proposal"), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal. Notwithstanding any other provision of this Agreement, the Board of Directors of SJW may, at any time prior to approval of this Agreement by the shareholders of SJW, furnish information (pursuant to a customary confidentiality agreement no more favorable, in the aggregate, to the party receiving information than the Confidentiality Agreement (it being understood that SJW may enter into a confidentiality agreement without a standstill or with a standstill provision less favorable to SJW if it waives or similarly modifies the standstill provision in the Confidentiality Agreement; provided that in no circumstances shall any such standstill provision in any such further confidentiality agreement be more favorable to the other Person with respect to the purchase of shares of SJW Common Stock)) to, or engage in discussions or negotiations with, any Person in response to such Person's Superior Proposal that did not otherwise result from a breach of this Section 5.4 (as defined in Section 8.11(i)) made by such Person if, and only to the extent that, prior to taking such action, (A) the Board of Directors of SJW consults in good faith with its independent legal counsel as to the advisability of furnishing information to, or engaging in discussions or negotiations with, such Person and determines in good faith based upon the advice of its independent legal counsel that the failure to take such action would constitute a breach by the Board of Directors of SJW of their fiduciary duties to the Company's shareholders under applicable law, and (B) SJW provides reasonable advance notice to Parent to the effect that it is taking such action.

          (b) Except and only to the extent provided in paragraph (c) below, neither the Board of Directors of SJW nor any committee thereof shall (i) withdraw, modify or change, or propose to withdraw, modify or change, in any manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause SJW to enter into any agreement (other than a confidentiality agreement entered into in accordance with Section 5.4(a)), letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Acquisition Proposal.

          (c) Notwithstanding any other provision of this Agreement, in response to a Superior Proposal and after consulting in good faith with its independent legal counsel as to the advisability of such action and determines in good faith based upon the advice of its independent legal counsel that the failure to take such action would constitute a breach by the Board of Directors of SJW of their fiduciary duties to the Company's shareholders under applicable law, SJW's Board of Directors shall be permitted (subject to this and the following sentences), at any time prior to the adoption of this Agreement by the shareholders of SJW, (i) to withdraw, modify or change, or propose to withdraw, modify or change, the approval or recommendation by the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement or (ii) to approve or recommend, or propose to approve or recommend, any Superior Proposal, but only in each case referred to in clauses (i) and (ii), after the third Business Day following Parent's receipt of written notice advising Parent that the Board of Directors of SJW has received a Superior Proposal, specifying the principal terms of such Superior Proposal and stating that it intends to take any action described in clause (i) or (ii) above. After providing such notice, SJW shall provide a reasonable opportunity to Parent within such three Business Day-period to make such adjustments in the terms and conditions of this Agreement as would enable SJW to proceed with its recommendation to the shareholders of SJW without taking any action described in clauses (i) or (ii) of the preceding sentence; provided that any such adjustments shall be at the discretion of Parent at such time.

          (d) SJW shall immediately advise Parent of any request for information or any Acquisition Proposal, the material terms of such request or Acquisition Proposal (and in the case of a Superior Proposal, the identity of such Person making such proposal). SJW will keep Parent reasonably informed of the status and material terms (including amendments or proposed amendments) of any such request or Acquisition Proposal.

          (e) Nothing contained in this Section 5.4 shall prohibit SJW or its Board of Directors (i) from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to the shareholders of SJW with regard to an Acquisition Proposal or (ii) prior to the adoption of this Agreement by the shareholders of SJW, from taking any action as contemplated by Section 7.1(f). Nothing in this Section 5.4 shall
     (x) permit SJW to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of SJW under this Agreement.

     5.5.  Employee Benefits Matters.

          (a) Employee Benefits.

             (i) Obligations of Parent; Comparability of Benefits. Parent shall cause the Surviving Corporation to assume all employment and other related Agreements with respect to any current employee of SJW, which shall be performed in accordance with their terms. In addition, the obligations under each SJW Benefit Plan (as defined in Section 8.11(a)) as to which SJW or any of its Subsidiaries has any obligation with respect to any current or former employee (the "SJW Employees") shall become the obligations of Parent and the Surviving Corporation at the Effective Time. Thereafter, Parent shall, or shall cause the Surviving Corporation to, provide benefits to SJW Employees under those of Parent's Benefit Plans that provide benefits that are most closely analogous to those provided by the SJW Benefit Plans, on terms and conditions substantially similar, in the aggregate, to those that apply to similarly situated employees of Parent's Subsidiaries. Nothing herein shall require the continuation of any particular SJW Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence).

             (ii) Pre-Existing Limitations; Deductible; Service Credit. With respect to any Benefit Plans of Parent or any Subsidiary of Parent in which SJW Employees participate effective as of the Closing Date, Parent shall, or shall cause the Surviving Corporation to: (A) not impose any limitations more onerous than those currently in effect as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to SJW Employees under any Benefit Plan of Parent or any Subsidiary of Parent in which such employees may be eligible to participate after the Effective Time,
        (B) provide each SJW Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare Benefit Plan of Parent or any Subsidiary of Parent in which such employees may be eligible to participate after the Effective Time, and
        (C) recognize all service of SJW Employees with SJW for purposes of eligibility to participate, vesting credit, eligibility for benefits and the amount of any such benefits (other than accruals under any defined benefit pension plan) in any Benefit Plan of Parent or any Subsidiary of Parent in which such employees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable SJW Benefit Plan immediately prior to the Closing Date.

             (iii) Change of Control. SJW and Parent agree that, for purposes of the SJW Benefit Plans, the approval or consummation of the transactions contemplated by this Agreement, as applicable, shall constitute a "Change in Control", as applicable under such SJW Benefit Plans.

             (iv) Certain Plans. Notwithstanding any other provision hereof, Parent shall, or shall cause the Surviving Corporation to, provide the benefits under the SJW Corp. Transaction Incentive and Retention Program for Key Employees and the SJW Corp. Executive Severance Plan, as amended ("Severance Plan"), including the Supplemental Executive Retirement Plan benefits provided under the Severance Plan, to those individuals covered by those plans on the Effective Time in accordance with the terms of such plans as of the date hereof.

     5.6. Fees and Expenses. Whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on SJW or its Subsidiaries and (b) as provided in Section 7.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the SJW Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

     5.7.  Directors' and Officers' Indemnification and Insurance.

          (a) After the Effective Time through the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present (as of the Effective
     Time) or former officer, director or employee of SJW and its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys' fees and expenses) incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of SJW or any of its Subsidiaries to the extent that such claim, action, proceeding or investigation pertains to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby) (a "Claim"), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law or Order; provided that no Indemnified Party may settle any such claim without the prior approval of Parent (which approval shall not be unreasonably withheld or delayed). Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, proceeding or investigation from Parent or the Surviving Corporation within ten Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor to the extent permitted under the CCC; provided that any Person to whom expenses are advanced provides an undertaking, to the extent required by the CCC, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

          (b) Unless a modification is required by law, the Surviving Corporation shall cause to be maintained in effect (i) in its articles of incorporation and by-laws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees contained in the articles of incorporation and by-laws of SJW on the date of this Agreement (provided that the Surviving Corporation may make any amendments or other modifications to such provisions that would not adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as indemnitees under the articles of incorporation or by-laws of SJW with respect to matters existing or occurring at or prior to the Effective Time, and (ii) for a period of six years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by SJW (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by SJW for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (c) Notwithstanding anything herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section
     5.7 shall continue in effect until the final disposition of such claim, action, proceeding or investigation. Parent or the Surviving Corporation shall have the right to assume the defense of any Claim for which indemnification is provided herein, and neither Parent nor the Surviving Corporation will be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that an Indemnified Party will have the right to retain separate counsel, reasonably acceptable to Parent, at the expense of the indemnifying party if the named parties to any such proceeding include both the Indemnified Party and the Parent (or Surviving Corporation), or their respective successors, and counsel for Parent determines that the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them based upon the standards of professional responsibility applicable thereto.

          (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in
     Section 5.5 and this Section 5.7.

     5.8. Public Announcements. SJW and Parent shall use all reasonable efforts to develop a joint communications plan. Each of the parties agrees that it shall not, nor shall any of their respective affiliates, issue or cause to be issued, any press releases and other public statements with respect to this Agreement or the transactions contemplated hereby unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, provided that, if such disclosure is required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each of the parties agrees to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     5.9. Disclosure Schedule Supplements. From time to time after the date of this Agreement and prior to the Effective Time, SJW will promptly supplement or amend the SJW Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the SJW Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of SJW which has been rendered inaccurate thereby. From time to time after the date of this Agreement and prior to the Effective Time, Parent will promptly disclose in writing to SJW any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a disclosure schedule or which is necessary to correct any information in a schedule or in any representation and warranty of Parent or Merger Sub which has been rendered inaccurate thereby (including, for purposes of this Section 5.9 only, any representation or warranty set forth in Section 3.2(f) without regard to the words "As of the date hereof" therein). Each of SJW and Parent shall, within a reasonable period of time following any such disclosure, supplement or amendment, negotiate in good faith with respect to the consequences of any such disclosure, supplement or amendment. For purposes of determining the accuracy of the representations and warranties of SJW contained in this Agreement in order to determine the fulfillment of the conditions set forth in Section 6.2(a), the SJW Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. For purposes of determining the accuracy of the representations and warranties of Parent contained in this Agreement in order to determine the fulfillment of the conditions set forth in Section 6.3(a), there shall be deemed to be no disclosure schedule of Parent, and the information contained in any written disclosure by Parent pursuant to this provision shall not be considered.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of SJW, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

          (a) Shareholder Approval. SJW shall have obtained the Required SJW Vote for the adoption of this Agreement by the shareholders of SJW.

          (b) No Injunctions or Restraints; Illegality. No federal, state, local or foreign, if any, Law shall have been adopted or promulgated, and no temporary restraining Order, preliminary or permanent injunction or other Order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) Governmental Approvals. All Parent Required Consents and the SJW Required Consents shall have been obtained prior to the Effective Time, and shall have become Final Orders. The Final Orders shall not, individually or in the aggregate, impose terms and conditions that materially impair the ability of the parties to complete the Merger or the other transactions contemplated hereby. "Final Order" for purposes of this Agreement means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside or annulled, and with respect to which any waiting period prescribed by any Law or Order before the Merger and other transactions contemplated hereby may be consummated has expired, and as to which all conditions to be satisfied before the consummation of such transactions prescribed by Law or Order have been satisfied.

          (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     6.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, at or prior to the Closing of the following additional conditions:

          (a) Representations and Warranties.  At the time of Closing:

             (i) Each of the representations and warranties of SJW set forth in the first and last sentence of Section 3.1(a) and Sections 3.1(b), 3.1(c)(i), 3.1(o), 3.1(p) and 3.1(r) shall be true and correct in all material respects; and

             (ii) Each of the other representations and warranties of SJW set forth in the Agreement shall be true and correct without giving effect to any qualification for Material Adverse Effect, materiality or correlative term, except to the extent that such failure to be true and correct would not, in the aggregate and when taken together with all such failures, have a Material Adverse Effect;

     as if such representations and warranties referred to in clauses (i) and
     (ii) above were made at the Effective Time except (A) to the extent any such representation or warranty speaks by its terms as of a certain date, and (B) for changes specifically permitted by this Agreement; and Parent shall have received a certificate of the chief executive officer and the chief financial officer of SJW to such effect.

          (b) Performance of Obligations of SJW. SJW shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of SJW to such effect.

          (c) Final Orders. The Final Orders referred to in Section 6.1(c) shall not, individually or in the aggregate, impose terms and conditions that could reasonably be expected to result in a Material Adverse Effect on SJW or Parent.

          (d) Product Liability. No event has occurred which could reasonably be likely to result in any liability of SJW or its Subsidiaries for death or serious personal injury, fixed or contingent, asserted or unasserted, with respect to any product or service sold by SJW or its Subsidiaries such that the reputation of SJW, Parent or any of their Subsidiaries might be significantly impaired.

     6.3. Additional Conditions to Obligations of SJW. The obligations of SJW to effect the Merger are subject to the satisfaction of, or waiver by SJW, at or prior to the Closing of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (other than any representation or warranty, or any portion of a representation or warranty, that is not qualified as to Material Adverse Effect, which representations and warranties shall be true and correct in all material respects), as if such representations or warranties were made as of the Effective Time, except (i) to the extent given as of a certain date and (ii) for changes specifically permitted by this Agreement, and SJW shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

          (b) Performance of Obligations of Parent. Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and SJW shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of SJW or Merger Sub:

          (a) By mutual written consent of Parent and SJW, by action of their respective Boards of Directors;

          (b) By either SJW or Parent, by written notice to the other party, if the Effective Time shall not have occurred on or before the first anniversary of the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
     Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation Section 5.3) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; provided further that if, on such first anniversary, (i) the condition set forth in Section 6.1(c) has not been satisfied or waived, (ii) all of the other conditions to the consummation of the Merger set forth in Article VI have been satisfied or waived or can readily be satisfied and (iii) any approvals required in order for the condition set forth in Section 6.1(c) to be satisfied that have not yet been obtained are being pursued diligently and in good faith, then the Termination Date shall, without any action by any of the parties, be extended to the earlier of (x) the date that is six months after the first anniversary of the date hereof and (y) the date that such approvals are no longer being pursued diligently and in good faith by any party necessary to the prosecution thereof;

          (c) By either SJW or Parent if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 5.3), in each case (i) and (ii) that is necessary to fulfill the conditions set forth in subsections 6.1(c) and (d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.3 has been the cause of such action or inaction;

          (d) By either SJW or Parent if the approval by the shareholders of SJW required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required SJW Vote upon the taking of such vote at a duly held meeting of shareholders of SJW, or at any adjournment thereof;

          (e) By Parent if the Board of Directors of SJW shall have taken or resolved to take any of the actions set forth in clauses (i) or (ii) of
     Section 5.4(b) or if the Board of Directors of SJW shall have refused to affirm its recommendation of the Merger and the transactions contemplated by this Agreement as promptly as practicable (but in any case within ten business days) after receipt of written request from Parent therefor;

          (f) By SJW at any time prior to adoption of this Agreement by the shareholders of SJW if the Board of Directors of SJW (i) shall have approved a Superior Proposal or (ii) shall have entered into a definitive agreement with respect to a Superior Proposal; provided, however, that SJW shall have complied with Section 5.4;

          (g) By Parent, upon a breach of any representation, warranty, covenant or agreement on the part of SJW set forth in this Agreement, or if any representation or warranty of SJW shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.2(a) would not be satisfied (a "Terminating SJW Breach"); provided, however, that if such Terminating SJW Breach is curable by SJW through the exercise of its reasonable efforts within 10 days, Parent may not terminate this Agreement under this Section 7.1(g) until the expiration of such 10 day period or the time SJW fails to maintain reasonable efforts, whichever occurs earlier; and provided, further, that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 7.1; or

          (h) By SJW, upon breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warrant of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied ("Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within 10 days and for so long as Parent continues to exercise such reasonable efforts, Company may not terminate this Agreement under this Section 7.1(h) until the expiration of such 10 day period or the time SJW fails to maintain reasonable efforts, whichever occurs earlier; and provided, further, that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 7.1.

     7.2.  Effect of Termination.

          (a) In the event of termination of this Agreement by either SJW or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or SJW or their respective officers or directors except with respect to the second sentence of Section 5.2, Section 5.6, this Section
     7.2 and Article VIII; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          (b) Parent and SJW agree that SJW shall pay to Parent the sum of $17.5 million (the "Termination Fee") if (i) SJW or Parent shall terminate this Agreement pursuant to Section 7.1(d), Section 7.1(e), or Section 7.1(f)(i), and at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to SJW or any of its Subsidiaries and within 18 months following the termination of this Agreement, SJW enters into a definitive agreement with a third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated or (ii) SJW shall terminate this Agreement pursuant to Section 7.1(f)(ii).

          (c) The Termination Fee required to be paid to Parent pursuant to
     Section 7.2(b) shall be made to Parent not later than five Business Days after the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal, as applicable. Payment under this
     Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent in the amount of the Termination Fee, plus interest, if any, accrued from the date when payment was due to the payment date at the prime rate in effect at Wells Fargo Bank, San Francisco.

     7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of SJW and Merger Sub, but, after any such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

     8.2. Notices. All notices and other communications hereunder shall be in writing (including telecopy or other similar writing) and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if given by any other means, when received at the address specified in this Section 8.2, except, in each case, for a notice of a change of address, which shall be effective only upon receipt thereof. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a) if to Parent or Merger Sub, to
          American Water Works Company, Inc.
          1025 Laurel Oak Road
          P.O. Box 1770
          Voorhees, NJ 08043
          Fax: 856-346-8299
          Attention: W. Timothy Pohl
          with a copy to
          Dechert Price & Rhoads
          4000 Bell Atlantic Tower
          1717 Arch Street
          Philadelphia, PA 19103
          Fax: 215-994-2
          Attention: John LaRocca

        (b) if to SJW to
           SJW Corp.
           374 W. Santa Clara St.
           San Jose, CA 95113 (courier) or 95196 (mail)
           Fax: (408) 279-7932
           Attention: Richard Roth
           with a copy to
           Brobeck, Phleger & Harrison LLP
           One Market, Spear Street Tower
           San Francisco, CA 94105
           Fax: (415) 442-1010
           Attention: Ronald B. Moskovitz

     8.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the

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

words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The inclusion of any matter in the SJW Disclosure Schedule in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or "Material Adverse Effect" shall not be an admission by SJW that such matter is material or would have a Material Adverse Effect. Notwithstanding anything to the contrary, in no event shall any risk factors or similar cautionary language included in any SJW SEC Reports under the heading "Forwarding Looking Statements" be disclosed or deemed disclosed for purposes of the representations, warranties, or covenants contained in this Agreement except as otherwise specifically disclosed herein or therein.

     8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when each party shall have received counterparts hereof signed by all other parties hereto, it being understood that the parties need not sign the same counterpart.

     8.5.  Entire Agreement; No Third Party Beneficiaries.

          (a) This Agreement together with the SJW Disclosure Schedule, and exhibits hereto constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     8.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws.

     8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, Order or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law, Order or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. SJW agrees that, at the request of Parent and Merger Sub at any time prior to adoption of this Agreement by the shareholders of SJW, SJW will take all actions required by the CCC in order to effect, after all actions required by the CCC and DGCL are taken by Parent and Merger Sub, the substitution of another direct or indirect wholly owned Subsidiary of Parent for Merger Sub in this Agreement; provided that each of Parent and such substitute Subsidiary shall represent and warrant to SJW, on the date such substitution is to be effective, the representations and warranties set forth in Section 3.3; and provided, further, that no action shall be taken that would require SJW to amend or supplement the SJW Proxy Statement at any time after the SJW Proxy Statement has first been mailed to SJW's shareholders.

     8.9. Submission to Jurisdiction; Waivers. Each of Parent, Merger Sub and SJW irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors or assigns may be brought and determined in the Santa Clara County Superior Court of the State of California, or in the United States

Courts in or for the Northern District of California, in each case having subject matter jurisdiction, and each of Parent, Merger Sub and SJW hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.2 shall be effective service of process for any such legal action or proceeding brought against it in any such court. Each of Parent, Merger Sub and SJW hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law or Order, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything contained herein to the contrary, SJW understands and agrees that this Section
8.9 is not intended to and shall not be deemed to be a consent by Parent to jurisdiction for any purpose other than the limited purpose of enforcing this Agreement in accordance with its terms.

     8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law, Order or in equity.

     8.11.  Definitions.  As used in this Agreement:

          (a) "Benefit Plans" means, with respect to any Person, each employee or director benefit plan, program, arrangement and contract (including any "employee benefit plan," as defined in Section 3(3) of ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on Section 4.1(c) of the SJW Disclosure Schedule, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

          (b) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (c) "Business Day" means any day on which banks are not required or authorized to close in the city of San Francisco.

          (d) "knowledge" when used with respect to any party means the knowledge of any executive officer of such party after reasonable inquiry.

          (e) "Material Adverse Effect" means, with respect to any Person, any change, circumstance or effect that would reasonably be expected to result in a materially adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating (i) to reductions in consumer demand or reductions in supply sources solely as a result of unusual climatic conditions in the watersheds or in the areas serviced by SJW or any of its Subsidiaries or (ii) to actions or omissions by either Parent or SJW, or any of their Subsidiaries, as the case may be, taken with the written permission of the other party in connection with the transactions contemplated hereby.

          (f) "the other party" means, with respect to SJW, Parent and means, with respect to Parent, SJW.

          (g) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (h) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
     (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (i) "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal that the Board of Directors of SJW concludes in good faith (after consultation with its financial advisors) would, if consummated, provide greater aggregate value to SJW's shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and for which any required financing is committed or which, in the good faith judgment of the Board of Directors of SJW (after consultation with its financial advisors), is reasonably capable of being financed by the Person making such Acquisition Proposal (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in
     Section 5.4 except that (x) the reference to "10% or more of the shares" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "sale of 50% or more of the shares" and (y) "Acquisition Proposal" shall only be deemed to refer to a transaction involving SJW, or with respect to assets (including the shares of any Subsidiary of SJW) of SJW and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone.

     8.12. Other Agreements. The parties hereto acknowledge and agree that, except as otherwise expressly set forth in this Agreement, the rights and obligations of SJW and Parent under any other agreement between the parties shall not be affected by any provision of this Agreement.

                           [Intentionally Left Blank]

     IN WITNESS WHEREOF, Parent, SJW and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                          AMERICAN WATER WORKS COMPANY, INC.

                                          By: /s/ W. TIMOTHY POHL
                                            ------------------------------------
                                            Name: W. Timothy Pohl
                                            Title: Secretary and General Counsel

                                          SJW ACQUISITION CORP.

                                          By: /s/ W. TIMOTHY POHL
                                            ------------------------------------
                                            Name: W. Timothy Pohl
                                            Title: Vice President

                                          SJW CORP.

                                          By: /s/ RICHARD ROTH
                                            ------------------------------------
                                            Name: W. Richard Roth
                                            Title: President

                                                                         ANNEX B

Board of Directors
SJW Corp.
374 West Santa. Clara Street
San Jose, CA 95196

Members of the Board:

     We understand that SJW Corp. (the "Company"), American Water Works Company, Inc. (the "Buyer") and American Acquisition Corp., a wholly owned subsidiary of Buyer ("Acquisition Sub") propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated October 27, 1999 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each outstanding share of the common stock, $3.125 par value per share (the "Common Stock") of the Company, other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $128.00 per share in cash (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

          (iii) analyzed certain financial projections prepared by the management of the Company.

          (iv) discussed the past and current operations and financial condition and the prospects of the Company, including the strategic rationale for the Merger, with senior executives of the Company;

          (v) reviewed the reported prices and trading activity for the Common Stock;

          (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (viii) participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

          (ix) reviewed the draft Merger Agreement and certain related documents; and

          (x) performed such other analyses and considered such factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities office Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have 'acted' as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

Board of Directors
October 28, 1999
Page  2

     It is understood that this letter is for the information of the Board of Directors of the Company, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in respect of the transaction. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders meeting held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to lie received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.
                                          INCORPORATED

                                          By: /s/ LYLE D. MILLER
                                            ------------------------------------
                                            Lyle D. Miller
                                            Principal

                                                                         ANNEX C

                  CHAPTER 13 OF THE GENERAL CORPORATION LAW OF
                            THE STATE OF CALIFORNIA
                               DISSENTERS' RIGHTS

                         LEGISLATIVE COMMITTEE COMMENT
                               (1975) -- ASSEMBLY
                                  [CORRECTED]

     Dissenters' rights are generally eliminated for shares having a highly liquid public market (i.e., listed on the New York or American stock exchange or included on the OTC margin stock list published by the Federal Reserve Board). However, dissenters' rights will exist with respect to such shares if they are subject to certain restrictions upon transfer or a substantial proportion (5%) of the holders of a particular class of shares demand appraisal rights.

     If dissenters' rights exist due to these exceptions, the holder is generally required to vote against the reorganization and demand payment in cash for the fair market value of his shares not later than the shareholder meeting at which the reorganization is approved. The new law also requires the corporation to include in the notice of such meeting a statement of the possible existence of a procedure for perfecting dissenters' rights.

     The fair market value of the shares is determined as of the day before the first announcement of the terms of the proposed merger. If an appraisal action is initiated in court by a dissenter and the appraised price exceeds 125% of the fair market value of the shares as determined by the corporation, the corporation may be required to pay all of the costs of the action, including attorney's and other fees.

     The provisions regulating corporate repurchases of its own shares apply to the purchase of dissenting shares is prevented thereunder, the holder of such shares becomes a creditor of the corporation but subordinated to all other creditors of the corporation,

SEC. 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE
           PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 215100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in * * * subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in * * * subparagraph
     (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that * * * subparagraph (A) rather than * * * subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977 Amended by Stats. 1976, c. 641,
sec. 21.3, eff. Jan. 1, 1977; Stats. 1982 c. 36, p. 69, sec. 3, eff. Feb. 17,
1982; Stats. 1990, c. 1018 (A.B. 2259), sec. 2; Stats. 1993, c. 543 (A.B. 2063),
sec. 13.)

                         LEGISLATIVE COMMITTEE COMMENT
                               (1975) -- ASSEMBLY
                                  [CORRECTED]

     Source: New; Cal. sec. 4303. This section provides that each holder of "dissenting shares" whose approval is required under subdivisions (a) and (b) or
(e) of sec. 1201 may require the issuing corporation to purchase such shares for cash at their fair-market value in accordance with the provisions of this chapter. This right to compel purchase also extends to the shares of each shareholder of a disappearing corporation in a short-form merger.

     Under prior law market value is determined as of the day before the vote of shareholders in a merger. On the theory that such a date for determination obviously permits a market response in consequence of the proposed action, this section provides that fair-market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger. Obviously, any appreciation or depreciation resulting from the proposed transaction should be excluded in the determination. Since a considerable time differential may exist between the first announcement of the proposed reorganization's terms and approval of the transaction, the fair-market value is adjusted for any stock split, reverse stock split or share dividend which becomes effective within that period of time.

     Dissenters' rights permit a shareholder to be "cashed out" in the event of a reorganization which changes the nature of the business beyond that contemplated by the shareholder. On the theory that a shareholder may cash out by selling his shares in the market if a liquid market for his shares exists, this section generally eliminates dissenters' rights in any case where the shares are listed on certain national securities exchanges or the OTC margin stock list issued by the Federal Reserve Board. This exclusion is not appropriate and, accordingly, does not apply if the shares are subject to restrictions upon transfer imposed by the corporation or by any law or regulation or if 5% or more proportion of the shares of a class dissent.

     To perfect dissenters' rights, a holder of shares listed on certain national securities exchanges or the OTC margin stocks list must vote against the reorganization, make a demand upon the corporation for purchase pursuant to sec. 1301 and submit his shares for endorsement pursuant to sec. 1302. Voting against the reorganization is required in the public situation to inform the corporation of the extent of objections to the reorganization and, consequently, exposure to potential demand for cash. Since shareholders must vote against the reorganization in this case or lose their right to dissent, the corporation is required to inform the shareholders of these tights in the notice of the meeting to act upon the reorganization. However, if a reorganization is approved by written consent the holders of such listed shares need only not vote in favor of the reorganization in order to preserve dissenters' rights. This provision is intended to protect any shareholder whose consent has not been solicited.

     In all other cases, a shareholder to perfect dissenters' rights must not vote in favor of the reorganization, must make a demand upon the corporation pursuant to sec. 1301 and submit his shares for endorsement pursuant to sec. 1302.

SEC. 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting, shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation Purchase and shall contain a statement of what such shareholder claims, to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. (Added by Stats. 1975, c, 682, sec. 7, eff. Jan. 1, 1977. Amended by Stats. 1976, c. 641, sec. 21.6, eff. Jan. 1, 1977; Stats. 1980, c. 501, p. 1052, sec.
5; Stats. 1980, c. 1155, p. 3831, sec. 1.)

                         LEGISLATIVE COMMITTEE COMMENT
                               (1975) -- ASSEMBLY

     This section specifies the initial procedures relating to the exercise of dissenters' rights. The corporation is required to notify the holders of dissenting shares of the approval of a reorganization, provide such holders with certain information relating to dissenters' rights and a statement of the price determined by the corporation to represent the fair-market value of the dissenting shares.

     A holder of dissenting shares who desires the corporation to purchase such shares must make a written demand on the corporation for purchase in cash of the shares at their fair-market value. If the shares are listed on certain national securities exchanges, or the OTC margin stock list, the demand must be received by the corporation (or its transfer agent) not later than the date of the shareholders' meeting to vote upon the reorganization. In any other case the demand must be received within 30 days after the date on which the corporation's notice to dissenting shareholders was mailed.

SEC. 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977 Amended by Stats. 1986, c. 766, sec. 23.)

SEC. 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977 Amended by Stats. 1980, c. 501, p. 1053, sec. 6; Stats. 1986,
c. 766, sec. 24.)

SEC. 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR
           MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 7, 1977)

SEC. 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers, equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301). (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977. Amended by Stats. 1976, c. 641, sec. 22, eff. Jan. 1, 1977, Stats. 1977, c. 235, p. 1068,
sec. 16; Stats. 1986, c. 766, sec. 25.)

                         LEGISLATIVE COMMITTEE COMMENT
                               (1975) -- ASSEMBLY
                                  [CORRECTED]

     Source: Cal. sec. 4313 To encourage fair treatment of dissenters, prior law requires the corporation to pay the costs of an appraisal action if the appraisal amount exceeds the price offered by the corporation. This subdivision [subd. (e)] expands that policy to provide that in the event the appraisal is more than 125% of the price offered by the corporation the corporation may be required in the discretion of the court to pay, in addition to the costs, attorneys' and other fees, as well as interest thereon.

SEC. 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977)

                         LEGISLATIVE COMMITTEE COMMENT
                               (1975) -- ASSEMBLY

     Chapter 5 protects creditors of the corporation and certain classes of shareholders from distributions detrimental to their interests. This section extends the prohibitions of Chapter 5 to distributions resulting from corporate purchases of dissenting shares.

     If the purchase of dissenting shares is prohibited by Chapter 5, holders of dissenting shares so affected become creditors of the corporation until payment is permissible under those provisions. Given the nature of their creditor status, the holders of dissenting shares who are creditors of the corporation pursuant to this section are subordinate to all other creditors in the event of any liquidation proceedings.

SEC. 1307. DIVIDENDS ON DISSENTING SHARES

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977.)

SEC. 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977.)

SEC. 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977.)

SEC. 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation. (Added by Stars. 1975, c. 682, sec. 7, eff. Jan. 1, 1977.)

SEC. 1311. EXEMPT SHARES

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a. reorganization or merger. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977. Amended by Stats. 1988, c. 979,
sec. 8.)

SEC. 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND
           MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded,
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

the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977. Amended by Stats. 1976, c. 641, sec. 22.5, eff. Jan. 1, 1977; Stats. 1988, c. 919, sec. 9.)

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

1790-PS-00

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                                   SJW CORP.


SJW CORP.                                                     COMMON STOCK PROXY

                Annual Meeting of Shareholders - April 20, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      J.W. Weinhardt and Robert A. Loehr, or either of them, with power of substitution, are hereby appointed proxies of the undersigned to vote all shares of common stock of SJW Corp. ("SJW") owned by the undersigned at the Annual Meeting of Shareholders to be held at the offices of SJW, 374 West Santa Clara Street, San Jose, California 95113 on April 20, 2000, or any adjournments or postponements thereof, upon the matter listed on the reverse side, as more fully set forth in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement, and any other matters that may properly come before the meeting, or any adjournments or postponements thereof, or are incident to the conduct thereof.

      The shares represented hereby will be voted in accordance with the directions given by the shareholder. If not otherwise directed, the shares represented by this proxy will be voted "FOR" approval and adoption of the Merger Agreement, "FOR" the election of each of management's nominees for directors, "FOR" ratification of the selection of KPMG LLP as independent auditors, "AGAINST" the shareholder proposal set forth on the reverse side, and at the discretion of the proxy holders upon such other business as may properly come before the meeting and any postponements or adjournments thereof. If any of the nominees for director are unable to serve or for good cause will not serve, the proxy holder will vote for such other person or persons as the Board of Directors may recommend. The Board of Directors recommends voting as set forth above in these matters

            (Continued and to be dated and signed, on reverse side)

                              FOLD AND DETACH HERE

            Please mark your choice as indicated in this sample:  X


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WITH AMERICAN WATER WORKS COMPANY, INC., FOR THE ELECTION OF THE NOMINEES LISTED BELOW AS DIRECTORS, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS AND AGAINST THE SHAREHOLDER PROPOSAL SET FORTH ON THE REVERSE SIDE.

1. Approval and adoption of the Agreement and Plan of Merger dated as of October 28, 1999 among American Water Works Company, Inc. ("American Water Works"), SJW Acquisition Corp. ("Merger Sub") and SJW, pursuant to which Merger Sub will be merged with and into SJW and SJW will become a wholly-owned subsidiary of American Water Works.

             FOR _______      AGAINST _______      ABSTAIN _______

2. Election of Directors: Nominees: M.L. Cali, J.P. DiNapoli, D. Gibson, R.R. James, G. Moss, R. Moss Jr., W.R. Roth, C.J. Toeniskoetter and J.W. Weinhardt.


          FOR                      WITHHELD            FOR ALL NOMINEES
          ALL                      FROM ALL            EXCEPT AS NOTED
   ______ NOMINEES           _____ NOMINEES            HERE ___________


3.   Ratification of the selection of KPMG LLP as independent auditors of SJW.

             FOR _______      AGAINST _______      ABSTAIN _______

4. Shareholder proposal that the directors of SJW Corp. will join with James J. Palma solely for the purposes to FIRE Board of Directors and the CEO and President (Foy and Nelson) of "CWT."

            FOR _______      AGAINST _______      ABSTAIN _______

The proxies are authorized to vote in accordance with their discretion on any other matters that may properly come before the Annual Meeting of Shareholders, or any adjournments or postponements thereof, or are incident to the conduct thereof.

                   Dated: __________________________, 2000

                        _______________________________
                            Signature of shareholder

                        _______________________________
                          Signature (if jointly held)


Please mark, date, sign and return this proxy card promptly in the enclosed envelope, which requires no postage if mailed in the U.S.A. When signing as attorney, executor, trustee or guardian or in other representative capacities, please give full title as such. By signing this proxy card you also acknowledge receipt of the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement.

                              FOLD AND DETACH HERE

                                   SJW CORP.

                         Annual Meeting of Shareholders
                                 April 20, 2000
                                   10:00 a.m.

                                   SJW Corp.
                          374 West Santa Clara Street
                           San Jose, California 95113

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